Exhibit 4.69

[EXECUTION COPY]

MAYOR’S JEWELERS, INC.,

as the US Borrower

BIRKS & MAYORS INC.,

as the Canadian Borrower

Collectively, the Borrowers

AND THEIR SUBSIDIARIES PARTY HERETO,

as Guarantors

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

Dated as of June 8, 2011

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A. (acting through its Canada branch),

as Canadian Agent

and

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Collateral Agents

with

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Lead Arrangers and Co-Book Managers

i

(continued)

(continued)

(continued)

(continued)

Page

14.23.	Waiver of Early Termination Fees	136

v

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of US Revolver Note
Exhibit B	Form of Canadian Revolver Note
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Information Certificate

Schedule 1.1(a)	Commitments of the Lenders
Schedule 1.1(b)	Excluded Subsidiaries
Schedule 1.1(c)	Certain Store Closures
Schedule 1.1(d)	Total Affiliate Commitment
Schedule 2.3.1	Existing Letters of Credit
Schedule 7.1	Commercial Tort Claims
Schedule 7.2.1	Deposit Accounts
Schedule 7.2.3	Credit Card Arrangements
Schedule 8.3.3	Consignments
Schedule 8.5.1	Business Locations
Schedule 9.1.4	Names; Capital Structure; Warrants, Etc.
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.6(a)	Real Estate
Schedule 9.1.6(b)	Investments
Schedule 9.1.8	Financial Statements
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Burdensome Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Material Contracts
Schedule 9.1.20	Canadian Plans
Schedule 9.1.22	Labor Contracts
Schedule 9.1.25	Certain Transactions
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.7	Restrictions on Subsidiary Distributions (Contractual Obligations)
Schedule 10.2.9(i)	Trademarks Licensed to Excluded Subsidiaries
Schedule 14.3.1	Notice Address

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (THIS “AGREEMENT”) IS ENTERED INTO AS OF JUNE 8, 2011, AMONG MAYOR’S JEWELERS, INC., A DELAWARE CORPORATION (THE “US BORROWER”), BIRKS & MAYORS INC., A CANADIAN CORPORATION (THE “CANADIAN BORROWER” AND, TOGETHER WITH THE US BORROWER, COLLECTIVELY, THE “BORROWERS” AND EACH INDIVIDUALLY, A “BORROWER”), EACH SUBSIDIARY OF THE BORROWERS FROM TIME TO TIME PARTY HERETO AS A GUARANTOR, EACH LENDER FROM TIME TO TIME PARTY HERETO (COLLECTIVELY, THE “LENDERS” AND EACH INDIVIDUALLY, A “LENDER”), BANK OF AMERICA, N.A. (IN ITS INDIVIDUAL CAPACITY, “BANK OF AMERICA”), AS ADMINISTRATIVE AGENT AND ISSUING BANK, BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH) (IN ITS INDIVIDUAL CAPACITY, “BANK OF AMERICA-CANADA BRANCH”), AS CANADIAN AGENT AND ISSUING BANK, AND BANK OF AMERICA, N.A. AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS CO-COLLATERAL AGENTS (IN SUCH CAPACITY, THE “CO-COLLATERAL AGENTS”).

R E C I T A L S:

WHEREAS, the Borrowers, the Guarantors, the lenders party thereto (the “Existing Lenders”), the Administrative Agent, the Canadian Agent and the Issuing Banks are party to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 17, 2008 (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made loans to and issued letters of credit for the account of the Borrowers.

WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement, and the Lenders are willing to make loans and other extensions of credit to the Borrowers, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that, from and after the Closing Date, the Existing Credit Agreement (including all Annexes, Schedules and Exhibits thereto) is amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Account - as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor - as defined in the UCC and including a Person who is obligated under an Account, Chattel Paper or General Intangible.

Additional Subordinated Debt - such secured Debt incurred by any Loan Party pursuant to Section 10.2.1(l) that is expressly subordinated to the Full Payment of the Obligations on terms and conditions and pursuant to a Subordination Agreement in form, scope and substance satisfactory to the Agents and the Required Lenders.

Additional Subordinated Debt Documents - all documents, instruments and agreements executed in connection with any Additional Subordinated Debt, any such documents, instruments and agreements being in form, scope and substance satisfactory to the Agents and the Required Lenders.

Adjusted LIBOR - for any Interest Period, with respect to LIBOR Loans, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%) appearing on Reuters Screen LIBOR01 Page (or, as determined by the Administrative Agent, such other commercially available source providing quotations of the London interbank offered rate for deposits in Dollars), as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if the Reuters Screen LIBO Page is used and more than one rate is shown on such page, the applicable rate shall be the arithmetic mean thereof. If for any reason none of the foregoing rates is available, the Adjusted LIBOR shall be the rate per annum determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered to major banks in the offshore Dollar market at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

Administrative Agent - Bank of America, N.A., in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties regarding all matters concerning Collateral of the US Loan Parties and any other Non-Canadian Loan Party and Collateral of the Canadian Loan Parties situated in the United States, or any successor Administrative Agent.

Affiliate - with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of Capital Stock of such first Person; (c) at least 10% of whose voting securities or any class of Capital Stock is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Capital Stock, by contract or otherwise.

Agent Indemnitees - each Agent and its officers, directors, employees, Affiliates, branches, agents, advisors and attorneys.

Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.

Agents - collectively, the Administrative Agent and the Canadian Agent.

Aggregate Revolver Borrowing Capacity - as of any date of determination, an amount equal to the lesser of (a) the sum of (i) the US Borrowing Capacity (without giving effect to clause (a) thereof) plus (ii) the Dollar Equivalent of the Canadian Borrowing Capacity (without giving effect to clause (a) thereof) and (b) the Total Revolver Commitments.

Aggregate Revolver Excess Availability - as of any date of determination, an amount equal to the sum of (i) the US Revolver Excess Availability plus (ii) the Dollar Equivalent of the Canadian Revolver Excess Availability.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Agent - with respect to (a) the US Loan Parties, all Loans and Letters of Credit issued for the account or benefit of the US Borrower, all matters concerning Collateral of the US Loan Parties and any other Non-Canadian Loan Parties, and all matters concerning Collateral of the Canadian Loan Parties situated in the United States, the Administrative Agent, and (b) the Canadian Loan Parties, all Loans and Letters of Credit issued for the account or benefit of the Canadian Borrower, all matters concerning Collateral of the Canadian Loan Parties, and all matters concerning Collateral of the other Loan Parties situated in Canada, the Canadian Agent.

Applicable Law - all laws, rules, regulations and governmental guidelines and orders applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Lenders - with respect to (a) US Revolver Loans and Letters of Credit issued for the account or benefit of the US Borrower, the US Lenders, and (b) Canadian Revolver Loans and Letters of Credit issued for the account or benefit of the Canadian Borrower, the Canadian Lenders.

Applicable Margin - the Applicable Margin for each calendar quarter shall be the applicable percentage per annum set forth below determined by reference to the average daily level of Aggregate Revolver Excess Availability during the previous calendar quarter:

Pricing Level	Aggregate Revolver Excess Availability	Base Rate Loans/ Canadian Prime Rate Loans	LIBOR Loans/ Canadian BA Rate Loans	Standby Letter of Credit Fee	Documentary Letter of Credit Fee
I	Greater than $60,000,000	1.25%	2.25%	2.25%	1.75%
II	Less than or equal to $60,000,000 but greater than $40,000,000	1.50%	2.50%	2.50%	2.00%
III	Less than or equal to $40,000,000 but greater than $20,000,000	1.75%	2.75%	2.75%	2.25%
IV	Less than or equal to $20,000,000	2.00%	3.00%	3.00%	2.50%

Notwithstanding the foregoing, the Applicable Margin in effect from the Closing Date through June 30, 2011 shall be the Applicable Margin set forth in Level IV above. Thereafter, the margins shall be subject to increase or decrease on a quarterly basis. Not more than ten (10) Business Days after the first day of each calendar quarter, the Administrative Agent shall determine the Applicable Margin for such calendar quarter (which shall be effective as of the first calendar day of such calendar quarter) based on the average daily level of Aggregate Revolver Excess Availability for the prior calendar quarter. Additionally, in any calendar quarter (commencing with the calendar quarter beginning on July 1, 2011) that the Applicable Margin, as determined by reference to the average daily level of Aggregate Revolver Excess Availability during the previous calendar quarter, would have been set at either Level II, Level III or Level IV above, and the Interest Coverage Ratio for the immediately preceding Fiscal Quarter shall have been greater than 1:1, then, so long as no Default or Event of Default exists, the Applicable Margin shall be upgraded by one Level for such calendar quarter (which shall be effective as of the first calendar day of such calendar quarter) such that the Applicable Margin set forth in Level I, Level II or Level III, as the case may be, shall apply. If, as a result of any restatement of or other adjustment to the Aggregate Revolver Excess Availability or Interest Coverage Ratio calculations or for any other reason, the Borrowers or the Administrative Agent determines that (i) the Aggregate Revolver Excess Availability or Interest Coverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Aggregate Revolver Excess Availability or Interest Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Applicable Lenders or the Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any Insolvency Proceeding, automatically and without further action by the Administrative Agent, any Lender or the Issuing Banks), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Banks hereunder and the Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Applicable Pension Legislation - at any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial, foreign or otherwise) then applicable to the Borrowers or any of their Subsidiaries.

Applicable Unused Fee Rate - the Applicable Unused Fee Rate for each calendar quarter shall be the applicable percentage per annum set forth below determined by reference to the average daily Total Revolver Outstandings (excluding Swingline Loans) during the prior calendar quarter:

Level	Total Revolver Outstandings (excluding Swingline Loans	Applicable Unused Fee Rate
I	Greater than 50% of the Total Revolver Commitments	0.375%
II	Less than or equal to 50% of the Total Revolver Commitments	0.50%

Notwithstanding the foregoing, the Applicable Unused Fee Rate in effect from the Closing Date through June 30, 2011 shall be the Applicable Unused Fee Rate set forth in Level I above. Thereafter, the applicable rate shall be subject to increase or decrease on a quarterly basis. Not more than ten (10) Business Days after the first day of each calendar quarter, the Administrative Agent shall determine the Applicable Unused Fee Rate for such calendar quarter (which shall be effective as of the first calendar day of such calendar quarter) based on the average daily level of Total Revolver Outstandings (excluding Swingline Loans) during the prior calendar quarter. If, as a result of any restatement of or other adjustment to the Total Revolver Outstandings (excluding Swingline Loans) calculations or for any other reason, the Borrowers or the Administrative Agent determines that (i) the average daily Total Revolver Outstandings (excluding Swingline Loans) as calculated by the Borrowers for any applicable calendar quarter was inaccurate and (ii) a proper calculation of the average daily Total Revolver Outstandings (excluding Swingline Loans) for such applicable calendar quarter would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any Insolvency Proceeding, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of fees that should have been paid for such period over the amount of fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Banks hereunder and the Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Appraised A/R Liquidation Value - the product of (a) the net book value of Eligible Private Label and Corporate Accounts multiplied by (b) the percentage with regards to each category of accounts determined from the then most recent appraisal of Eligible Private Label and Corporate Accounts undertaken at the request of the Administrative Agent, to reflect the appraised estimate of the net recovery on the Eligible Private Label and Corporate Accounts on a forced liquidation basis.

Appraised Inventory Liquidation Value - with respect to each Eligible Inventory Category, the product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) of such Eligible Inventory Category multiplied by (b) that percentage with regards to each category of Inventory, determined from the then most recent appraisal of the Inventory of the Borrowers, Henry U.S. and Mayor’s Florida undertaken at the request of the Administrative Agent, to reflect the appraiser’s estimate of the net recovery on the relevant Inventory of such Person in the event of any liquidation of that Inventory.

Approved Fund - any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Arranger Indemnitees - each Arranger and its officers, directors, employees, Affiliates, branches, agents, advisors and attorneys.

Arrangers - Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC in their capacities as co-lead arrangers and co-book managers.

Assignee Group - two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption Agreement - an assignment and assumption agreement between a Lender and Eligible Assignee, substantially in the form of Exhibit C hereto.

Auto-Extension Letter of Credit - as defined in Section 2.3.1(g).

Auto-Reinstatement Letter of Credit - as defined in Section 2.3.1(h).

Availability Block - as of any date of determination, the greater of (i) ten percent (10%) multiplied by the Term Loan Borrowing Capacity (calculated without giving effect to the Availability Block), and (ii) $8,500,000.

Availability Reserves - the sum (without duplication) of (a) [reserved]; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior or pari passu to the Applicable Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) reserves established by the Administrative Agent based on Customer Credit Liabilities; (f) reserves established by the Administrative Agent based on appraisals (including, without limitation, “desktop” appraisals) and field exams of the Collateral and commercial finance exams of the Loan Parties’ books and records; (g) Taxes which might have priority over the interests of the Agents in the Collateral; (h) reserves established by the Administrative Agent based on outstanding accounts payable owing to consignment vendors; (i) Availability Block; (j) Seasonal Availability Block; (k) the Loan to Value Reserve; (l) the Term Loan Discretionary Reserve; (m) with respect to the Canadian Loan Parties, without duplication, the Canadian Priority Payables Reserves; and (n) such additional reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable discretion as being appropriate (without limiting the generality of this clause (n), reserves that (x) ensure that the Loan Parties maintain adequate liquidity for the operation of their business, (y) cover any deterioration in the amount or value of the Collateral and (z) reflect impediments to the Applicable Agent’s ability to realize upon the Collateral, shall, in each case, be deemed to be a reasonable exercise of the Administrative Agent’s discretion). The Administrative Agent shall impose the Availability Block, the Seasonal Availability Block, the Loan to Value Reserve and the Term Loan Discretionary Reserve.

Bank of America - Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America-Canada Branch - Bank of America, N.A. (acting through its Canada branch).

Bank of America Indemnitees - Bank of America and its officers, directors, employees, Affiliates, branches (including Bank of America-Canada Branch), agents, mandataries, advisors and attorneys.

Bank Product - any of the following products, services or facilities extended to the Loan Parties or any Subsidiary by any Lender or any of its Affiliates or branches: (a) Cash Management Services; and (b) Leasing Obligations; provided, however, that Bank Products shall not be limited to Cash Management Services and Leasing Obligations, but may also include other similar products, services or facilities provided by any Lender or any of its Affiliates or branches pursuant to the request by, or agreement with, any Loan Party or any Subsidiary; provided, further, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.5 and for purposes of the Security Documents, the applicable bank product provider and Loan Party must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the provider of the Bank Product and the applicable Loan Party.

Bank Product Amount - as defined in the definition of Bank Product.

Bank Product Debt - Debt and other obligations of a Loan Party relating to Bank Products.

Bank Product Reserve - the aggregate amount of reserves reasonably established by the Administrative Agent from time to time in respect of Bank Product Debt; provided that the amount of such reserves shall not be less than the Bank Product Amount.

Bankruptcy Code - Title 11 of the United States Code.

Base Rate - for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) Adjusted LIBOR for an Interest Period of 1-month beginning on such day plus 100 basis points. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan - any Loan that bears interest based on the Base Rate.

Birks - Birks & Mayors Inc., a Canadian corporation.

BME IPCO - BME IPCO, Inc., a Delaware corporation, constituted as a joint venture in which the Canadian Borrower owns 50% of the issued and outstanding Capital Stock of BME IPCO and Esty Grossman, an individual, owns the remaining 50% of the issued and outstanding Capital Stock of BME IPCO.

BME IPCO Distribution Agreement - that certain Jewellery Design and Distribution Agreement entered into in Montreal, Quebec, Canada on August 31, 2006, between Esty Grossman, an individual, the Canadian Borrower and BME IPCO, as in effect on November 9, 2006, a copy of which is on file with the Administrative Agent.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrower and Borrowers - as defined in the preamble hereto.

Borrower Agent - as defined in Section 4.4.

Borrowing - a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base Certificate - a certificate, substantially in the form of Exhibit E or in such other form satisfactory to the Administrative Agent and the Co-Collateral Agents, by which the Borrowers certify calculation of the US Borrowing Capacity, the Canadian Borrowing Capacity, the Aggregate Revolver Borrowing Capacity and the Term Loan Borrowing Capacity.

Business Day - any day (a) excluding Saturday, Sunday and any other day on which banks are permitted to be closed under the laws of the State of New York, (b) when used with reference to a LIBOR Loan, also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market and (c) when used with reference to a Canadian

Revolver Loan, also excluding any other day on which banks are permitted or required to be closed in Toronto, Ontario, Canada or in Montréal, Québec, Canada.

Canadian Agent - Bank of America-Canada Branch having a branch in Toronto, Ontario, Canada, in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties regarding all matters concerning Collateral of the Canadian Loan Parties and Collateral of all other Loan Parties situated in Canada, or any successor Canadian Agent.

Canadian BA Rate - for the Interest Period of each Canadian BA Rate Loan, the rate of interest per annum equal to the annual rates applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service (or, as determined by the Canadian Agent, such other commercially available source providing quotations of annual rates applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan) as at approximately 10:00 A.M. Eastern time on such day (or, if such day is not a Business Day, as of 10:00 A.M. Eastern time on the immediately preceding Business Day) plus five (5) basis points; provided that if for any reason none of the foregoing rates is available at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Canadian Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

Canadian BA Rate Loans - Canadian Revolver Loans bearing interest calculated by reference to the Canadian BA Rate.

Canadian Borrower - as defined in the preamble hereto.

Canadian Borrowing Capacity - on any date of determination, an amount in Canadian Dollars equal to the lesser of (a) the aggregate amount of Canadian Revolver Commitments and (b) the sum of (i) 85% of the Appraised Inventory Liquidation Value of each Eligible Inventory Category owned by the Canadian Borrower; plus (ii) 90% of the Appraised A/R Liquidation Value of Eligible Private Label and Corporate Accounts of the Canadian Borrower and CGS Canada; plus (iii) 90% of the Eligible Major Credit Card Receivables of the Canadian Borrower; minus (iv) the Availability Reserve in respect of the Canadian Borrower and CGS Canada (it being understood that the amount of the Availability Block, the Seasonal Availability Block, the Loan to Value Reserve and the Term Loan Discretionary Reserve shall be allocated, in the sole discretion of the Administrative Agent and without duplication, among the Aggregate Revolver Borrowing Capacity, the Canadian Borrowing Capacity and the US Borrowing Capacity).

Canadian Commitment Termination Date - the earliest to occur of (a) the Termination Date; (b) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 2.2; or (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2.

Canadian Concentration Accounts - special concentration accounts established by the Canadian Borrower with the Canadian Agent, subject to the control of the Canadian Agent.

Canadian Debtor Relief Laws - means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, dissolution or similar debtor relief laws of Canada.

Canadian Dollar Equivalent - of any amount means, at the time of determination thereof, (a) if such amount is expressed in Canadian Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Canadian Dollars as determined by the Administrative Agent using the published spot rate as quoted by Bank of America or its branches or Affiliates to customers generally as its noon spot rate at which such currency is offered on such day for Canadian Dollars.

Canadian Dollars or Cdn. $ - the lawful currency of Canada.

Canadian Guarantors - all Subsidiaries of the Borrowers that have executed a Guaranty and are organized under the laws of Canada or any province or territory thereof.

Canadian LC Conditions - the following conditions necessary for issuance of a Letter of Credit for the account or benefit of the Canadian Borrower: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, Total LC Obligations do not exceed the Letter of Credit Subline, Total Canadian Revolver Outstandings do not exceed the Canadian Borrowing Capacity, and Total Revolver Outstandings do not exceed the Aggregate Revolver Borrowing Capacity; (c) the expiration date of such Letter of Credit is (i) subject to Section 2.3.1(g) in respect of Auto-Extension Letters of Credit, no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 180 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars or Canadian Dollars; and (e) the form of the proposed Letter of Credit is reasonably satisfactory to the Canadian Agent and the Issuing Banks in their discretion.

Canadian LC Obligations - an amount equal to the sum (without duplication) of the Canadian Dollar Equivalent of (a) all amounts owing by the Canadian Borrower for any drawings under Letters of Credit (including in respect of any payment made by Bank of America-Canada Branch, as Issuing Bank under any LC Guaranty) issued for the account or on behalf of the Canadian Borrower; (b) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account or on behalf of the Canadian Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account or on behalf of the Canadian Borrower.

Canadian Lenders - the Lenders indicated on Schedule 1.1(a) as the Lenders of Canadian Revolver Loans, the Canadian Agent in its capacity as a provider of Swingline Loans, Bank of America-Canada Branch, as the Issuing Bank (unless the context otherwise requires) and any other Person who hereafter becomes a “Canadian Lender” pursuant to the terms hereof. It is acknowledged and understood that, as of the Closing Date, each Canadian Lender shall be a Canadian Qualified Lender.

Canadian Loan Parties - collectively, the Canadian Borrower and the Canadian Guarantors.

Canadian Obligations - all Obligations of the Canadian Loan Parties.

Canadian Plan - any pension or other employee benefit plan and which is: (a) a plan maintained by any Canadian Loan Party or any Subsidiary of a Canadian Loan Party; (b) a plan to which any Canadian Loan Party or any Subsidiary of a Canadian Loan Party contributes or is required to contribute; (c) a plan to which any Canadian Loan Party or any Subsidiary of a Canadian Loan Party was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which any Canadian Loan Party or any Subsidiary or Affiliate of a Canadian Loan Party has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority, including the FSCO.

Canadian Prime Rate - on any day, the rate per annum equal to the higher of (a) the rate of interest quoted by Bank of America-Canada Branch for commercial demand loans made by it in Canada in Canadian Dollars and (b) the Canadian BA Rate for an Interest Period of 1-month beginning on such day plus 100 basis points. The “Canadian Prime Rate” is a rate set by Bank of America-Canada Branch based upon various factors including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “Canadian Prime Rate” announced by the Canadian Agent shall take effect at the opening of business on the day specified by the Canadian Agent.

Canadian Prime Rate Loans - Canadian Revolver Loans bearing interest at the Canadian Prime Rate.

Canadian Priority Payables Reserves - reserves for amounts payable by the Canadian Loan Parties and secured by any Liens, choate or inchoate, which rank or which would reasonably be expected to rank in priority to or pari passu with the Applicable Agent’s Liens, including, without limitation, any such amounts due and not paid for wages, vacation pay, severance pay, amounts payable under the Wage Earner Protection Program Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, sales tax, goods and services tax, value added tax, harmonized sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid to any Canadian Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario), the Supplemental Pension Plans Act (Québec) or otherwise as required to be contributed pursuant to any Applicable Pension Legislation relating to Canadian Plans, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or pari passu with any Liens granted to the Applicable Agent in the future.

Canadian Qualified Lender - a Person (a) that is not a non-resident of Canada for the purpose of the ITA, or (b) that is an “authorized foreign bank” as defined in Section 2 of the Bank Act (Canada), or (c) whose activities are not regulated by the Bank Act (Canada) and, in each case under clause (b) and (c) that is dealing at arms’ length from the Canadian Borrower within the meaning of the ITA.

Canadian Revolver Commitment - for any Canadian Lender, its obligation to make Canadian Revolver Loans and to participate in Canadian LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), or as specified hereafter in the most recent Assignment and Assumption Agreement to which it is a party (as such amount may be increased or decreased pursuant to the terms hereof). “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders. On the Closing Date, the Canadian Revolver Commitments are Cdn. $115,000,000.

Canadian Revolver Excess Availability - as of any date of determination, an amount equal to the Canadian Borrowing Capacity, minus the Total Canadian Revolver Outstandings.

Canadian Revolver Loans - (a) a Loan made pursuant to Section 2.1.1(c), (b) any Swingline Loan for the account of the Canadian Borrower, (c) any Overadvance Loan for the account of the Canadian Borrower deemed by the Canadian Agent to be a Canadian Revolver Loan or (d) any Protective Advance deemed by the Canadian Agent to be a Canadian Revolver Loan.

Canadian Revolver Note - a promissory note to be executed by the Canadian Borrower in favor of a Canadian Lender in the form of Exhibit B, which shall be in the amount of such Canadian Lender’s Canadian Revolver Commitment and shall evidence the Canadian Revolver Loans made by such Canadian Lender.

Canadian Revolver Overadvance - as defined in Section 2.1.4.

Canadian Security Documents - the General Security Agreement and the deed of hypothec charging the universality of moveable property each granted by the Canadian Loan Parties in favor of the Canadian Agent, together with all security agreements, deeds of hypothec, pledge agreements, or other collateral security agreements, instruments or documents (including Lien Waivers, Lien Priority Agreements and estoppel letters) entered into or to be entered into by any Loan Party pursuant to which such Loan Party grants or perfects a security interest in its assets to the Canadian Agent, including, without limitation PPSA and UCC financing statements and certified statements issued by the Québec Register of Personal and Movable Real Rights, required to be executed or delivered pursuant to any Canadian Security Document.

Capital Adequacy Regulation - any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Assets - fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures - amounts paid or Debt incurred by the Borrowers or any of their Subsidiaries in connection with (i) the purchase or lease by the Borrowers or any of their Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Borrowers or any of their Subsidiaries as lessee under any synthetic lease to the extent that such assets would have been Capital Assets had the synthetic lease been treated for accounting purposes as a Capital Lease.

Capital Lease - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Stock - (a) in the case of a corporation, corporate stock; (b) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

Cash Collateral - cash, and any interest or other income earned thereon, that is delivered to the Applicable Agent to Cash Collateralize any Obligations.

Cash Collateral Account - a demand deposit, money market or other account established by the Applicable Agent at Bank of America or its Affiliates or branches, which account shall be subject to such Agent’s first priority perfected Liens for the benefit of the Secured Parties.

Cash Collateralize - the delivery of cash to the Applicable Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to US LC Obligations or Canadian LC Obligations, 105% of the aggregate US LC Obligations or Canadian LC Obligations, as the case may be, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), the Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents - (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government or issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 12 months of the date of acquisition; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 12 months after such date and having, at the time of acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under (i) the laws of the United States or any state or district thereof or (ii) the laws of Canada or any province or territory thereof, in each case, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition; (d) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) and (c) entered into with any bank meeting the qualifications specified in clause (c); (e) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within twelve months of the date of acquisition; and (f) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services - any services provided from time to time by any Agent, any Lender or any of its Affiliates or branches to any Borrower, any Guarantor or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CGS Canada - Cash, Gold & Silver Inc. - Or et Argent, Comptant Inc., a corporation incorporated under the laws of Canada.

Change of Control - at any time, the occurrence of one or more of the following events: (i) Birks shall cease to own directly or indirectly (A) at least fifty-one percent (51%) of the issued and outstanding Voting Stock of Mayor’s or (B) all of the economic and voting rights associated with all of the outstanding Capital Stock of any of its other Subsidiaries (other than Subsidiaries of Mayor’s, as to which clause (iii) below shall govern), (ii) Montrovest B.V. shall cease to own directly or indirectly at least fifty-one percent (51%) of the votes attaching to the Voting Stock of Birks, or (iii) Mayors shall cease to own directly or indirectly all of the economic and voting rights associated with all of the outstanding Capital Stock of any of its Subsidiaries.

Chattel Paper - as defined in the UCC.

Civil Code of Québec - the Civil Code of Québec as in effect from time to time.

Claims - as defined in Section 14.2.

Closing Date - as defined in Section 6.1.

Co-Collateral Agent Indemnitees - each Co-Collateral Agent and its officers, directors, employees, Affiliates, branches, agents, advisors and attorneys.

Co-Collateral Agent Rights Agreement - a letter agreement, dated the date hereof, by and among the Agents, the Co-Collateral Agents, certain Lenders and the Loan Parties.

Co-Collateral Agents - as defined in the preamble hereto.

Code - the Internal Revenue Code of 1986, as amended and in effect from time to time.

Collateral - all Property described in Section 7.1, all Property described in any Security Document as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Collateral Value Report - as defined in Section 10.1.1.

Commercial Tort Claim - as defined in the UCC.

Commitments - collectively, the US Revolver Commitments and the Canadian Revolver Commitments.

Commitment Termination Date - the earliest to occur of (a) the Termination Date; (b) the date on which the Commitments are terminated pursuant to Section 2.2; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.

Compliance Certificate - a certificate, substantially in the form of Exhibit D hereto or such other form approved by the Administrative Agent and the Required Lenders, by which the Borrowers certify, among other things, the absence of Defaults or Events of Default or, to the extent either exist, describing the nature of such Default or Event of Default and the Borrowers’ plan to address such Default or Event of Default.

Concentration Accounts - collectively, the US Concentration Account and the Canadian Concentration Accounts.

Consolidated or consolidated - with reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers and their Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA - with respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income of the Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Persons’ Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) other noncash charges for such period, all as determined in accordance with GAAP.

Consolidated Fixed Charges - for any period of the Borrowers and their Subsidiaries, determined on a Consolidated basis, without duplication, the sum of (a) Consolidated Total Interest Expense accrued during such period, plus (b) all payments of principal made or required to be made with respect to Debt (other than (i) the Loans to the extent such payments do not permanently reduce the applicable Commitments and (ii) Management Debt to the extent such payments constitute an expense in the calculation of Consolidated Net Income) during such period, plus (c) to the extent not constituting Debt, all Restricted Junior Payments made or required to be made in cash during such period.

Consolidated Net Income (or Deficit) - the consolidated net income (or deficit) of the Borrowers and their Subsidiaries, after deduction of all expenses, Taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

Consolidated Total Interest Expense - for any period, the aggregate amount of interest required to be paid or accrued by the Borrowers and their Subsidiaries during such period on all Debt of the Borrowers and their Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, but excluding amortization of closing fees and expenses, fees and expenses relating to collateral examinations and appraisals and normal ordinary course account maintenance fees.

Contingent Obligation - any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contractual Obligation - as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

Cost - the calculated cost of purchases, based on GAAP, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrowers, Henry U.S. or Mayor’s Florida, as applicable; the Borrowers’ purchase journal; or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non purchase price charges used in the Borrowers’ calculation of cost of goods sold but does include Freight Taxes and Duties. The Cost of Eligible Inventory will be determined in a manner consistent with the Borrowers’ then current tracking practices, based on the Borrowers’ stock ledger inventory.

Credit Card Agreement - as defined in Section 6.1(p).

Customer Credit Liability - gift certificates, customer deposits, offsets, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of the Borrowers and their Subsidiaries to their retail customers and prospective customers.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Damiani - Damiani International B.V. and its Affiliates.

Damiani Debt - all Debt owing to Damiani and its Affiliates under the Damiani Debt Documents (including, without limitation, Debt relating to consigned property delivered by Damiani to a Loan Party) and permitted pursuant to Section 10.2.1.

Damiani Debt Documents - collectively, (i) the Damiani Distribution Agreement, (ii) the Damiani Security Agreements and (iii) any other security agreement or other agreement, document or instrument entered into by and among the Loan Parties and Damiani (for itself and on behalf of its Affiliates) in connection with the Damiani Distribution Agreement and/or the Damiani Security Agreements, provided that any such other security agreement, other agreement, document or instrument shall be subject to a Subordination Agreement in form, scope and substance satisfactory to the Agents and the Required Lenders.

Damiani Distribution Agreement - that certain Distribution Agreement dated as of September 26, 2009, by and among the Borrowers (for themselves and on behalf of the other Loan Parties) and Damiani (for itself and on behalf of its Affiliates).

Damiani Security Agreements - collectively, (i) the Security Agreement (U.S. Form - Blanket Lien on Assets) dated as of October 29, 2009 by and among the US Borrower and certain of its Subsidiaries and Damiani (for itself and on behalf of its Affiliates) and (ii) the General Security Agreement and Hypothec dated as of October 29, 2009 by and between the Canadian Borrower and Damiani (for itself and on behalf of its Affiliates).

Damiani Subordination Agreement - the Subordination Agreement, dated as of October 29, 2009, by and among the Loan Parties, Damiani (for itself and on behalf of its Affiliates), the Administrative Agent, the Canadian Agent and the Term Loan Agent.

Debt - as applied to any Person, without duplication, whether or not included as indebtedness or liabilities in accordance with GAAP (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments whether or not representing obligations for borrowed money; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Hedging Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are not more than 90 days past due); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) Capital Leases and synthetic lease obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Contingent Obligations of such Person in respect of any of the foregoing. For all purposes hereof, (i) the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person, and (ii) the Damiani Debt constitutes Debt hereunder.

Default - (a) an Event of Default or (b) any event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate - for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender - any Lender that (a) has failed to fund any portion of the Loans or any payment in respect of a US LC Obligation or Canadian LC Obligation required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due unless the subject of a good faith dispute or unless such failure has been cured, (c) has been deemed insolvent or become the subject of an Insolvency Proceeding, (d) with respect to which the Applicable Agent or any Issuing Bank has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (e) with respect to which an entity that controls such Lender has been deemed insolvent or become subject to an Insolvency Proceeding.

Deposit Account - as defined in the UCC. The term “Deposit Account” shall include, for the avoidance of doubt, any Concentration Account and any Dominion Account.

Deposit Account Bank - any financial institution selected or approved by the Administrative Agent in its sole discretion exercised reasonably.

Deposit Account Control Agreement - a letter agreement, in form and substance reasonably acceptable to the Applicable Agent, executed by the relevant Loan Party, the Applicable Agent, the relevant Deposit Account Bank and any other party thereto (if any).

Document - as defined in the UCC.

Documentary Letter of Credit Fee - as defined in Section 3.2.2.

Dollar Equivalent - of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using the published spot rate as quoted by Bank of America or its branches or Affiliates to customers generally as its noon spot rate at which such currency is offered on such day for Dollars.

Dollars or $ - lawful money of the United States.

Domestic Subsidiary - any Subsidiary that is organized under the laws of any political subdivision of the United States.

Dominion Account - a Deposit Account subject to a Deposit Account Control Agreement.

Eligible Assignee - a Person that is (a) a Lender, an Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, (x) with respect to assignments of the US Revolver Commitments, the US Borrower and (y) with respect to assignments of the Canadian Revolver Commitments, the Canadian Borrower (which approval by such Borrower shall not be unreasonably withheld or delayed); and (c) during any Event of Default, any Person acceptable to the Administrative Agent in its discretion; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) any Loan Party or any Affiliate or Subsidiary of any Loan Party or (ii) a natural person. It is acknowledged and understood that either (i) the Administrative Agent or (ii) so long as no Event of Default has occurred and is continuing, the Canadian Borrower may, in its discretion, decline to give its approval to any Person as an assignee of any Canadian Lender if such Person is not a Canadian Qualified Lender.

Eligible Inventory - all Inventory of the Borrowers, Henry U.S. and Mayor’s Florida consisting of finished goods, work in progress and raw materials and component parts of Inventory, in all cases, at such locations, and of such types, character, qualities and quantities, as the Administrative Agent in its reasonable discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Applicable Agent has a perfected security interest which is prior and superior to all security interests, claims, and Liens.

Eligible Inventory Category - in respect of any Borrower, Henry U.S. or Mayor’s Florida, the categories of Eligible Inventory set forth below or such other categories as may be determined by the Agents from time to time in their reasonable discretion:

US Borrower, Henry U.S. and Mayor’s Florida Eligible Inventory Category	Canadian Borrower Eligible Inventory Category
Basic Diamonds	Watches and Clocks
Fashion Diamonds	Fine Jewelry
Colored Stones	Bridal
Pearls	Giftware
Gold Jewelry	Loose Stones
Estate Jewelry	Silver
Rolex Watches	Gold
Cartier Watches	Service
Other Watches	Rolex Watches
Giftware
Loose Stones
Parts

Eligible Major Credit Card Receivables - Accounts due to a Borrower, Henry U.S. or Mayor’s Florida on a non-recourse basis from Visa, Mastercard, American Express Co., Discovercard, Citibank, N.A., Wells Fargo (Canada), and VFC Inc. (a wholly owned subsidiary of TD Bank) and other major credit card processors reasonably acceptable to the Administrative Agent, as arise in the ordinary course of business and which have been earned by performance. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(b) Accounts with respect to which a Borrower, Henry U.S. or Mayor’s Florida, as applicable, does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens);

(c) Accounts that are not subject to a first priority Lien in favor of the Administrative Agent or the Canadian Agent, as applicable, for its benefit and the ratable benefit of the Secured Parties;

(d) Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Except as approved by the Agents, Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require a Borrower, Henry U.S. or Mayor’s Florida, as applicable, to repurchase the Accounts from such credit card processor but only to the extent of any such repurchase obligation;

(f) Accounts due from major credit card processors (other than Visa, Mastercard, American Express Co. and Discovercard) which the Administrative Agent determines in its commercially reasonable discretion acting in good faith to be unlikely to be collected; or

(g) Accounts due from major credit card processors as to which the credit card processor has not entered into a Credit Card Agreement or refused to accept a credit card notification letter from the applicable Agent.

Eligible Private Label and Corporate Accounts - Accounts due on the private label credit card programs and all Accounts due from corporate sales receivables and wholesale receivables, in each case, of the Borrowers, Henry U.S., Mayor’s Florida and CGS Canada, in each case, which are deemed in the reasonable discretion of the Administrative Agent to be eligible. The Administrative Agent shall act in good faith at all times when determining such eligibility.

Employee Benefit Plan - any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Enforcement Action - any rightful action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Agreement - each agreement of the Loan Parties with respect to any Real Estate subject to a Mortgage, pursuant to which the Loan Parties agree to indemnify and hold harmless the Agents and the Lenders from liability under any Environmental Laws, except for liability caused by any actions of the Agents or the Lenders which are in violation of the Environmental Laws.

Environmental Laws - all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice - a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release - a release as defined in CERCLA or under any other Environmental Law.

Equipment - as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto and, in any event, including all such Person’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

ERISA - the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate - any Person which is treated as a single employer with the Borrowers under §414(b), (c), (m) and (o) of the Code.

ERISA Reportable Event - a reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Event of Default - as defined in Section 11.

Excluded Subsidiaries - the Persons listed on Schedule 1.1(b) hereto. For purposes of this Agreement, the Excluded Subsidiaries shall be deemed to be Affiliates of the Loan Parties.

Excluded Taxes - taxes, levies, imposts, deductions, charges or withholdings, including interest, penalties or additions thereto, and all related liabilities, imposed on or measured by net income or net profits of the relevant Lender or Agent, capital taxes or franchise taxes imposed pursuant to the laws of Canada (including any province or territory thereof), the United States of America or by the jurisdiction under the laws of which the Lender or Agent is organized, in which such person is resident for tax purposes or in which the principal office or applicable lending office of such Lender or Agent is located or in which it is otherwise deemed to be engaged in a trade or business for tax purposes or any subdivision thereof or therein, and any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction on any Lender or Agent.

Exempt Deposit Accounts - a depository account maintained by any of the Borrowers, the only contents of which may be transfers from its operating account and actually used solely (a) for petty cash purposes; or (b) for payroll, payroll Taxes and deductions and other employee wages and benefit payments to or for the benefit of the Borrowers’ salaried and hourly employees.

Existing Credit Agreement - as defined in the preamble hereto.

Existing Lenders - as defined in the preamble hereto.

Existing Letters of Credit - those Letters of Credit issued by the Issuing Banks and described on Schedule 2.3.1.

Extraordinary Expenses - all reasonable costs, expenses or advances that any Agent, any Co-Collateral Agent or any Lender may incur, whether prior to or during an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of any Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of any Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any amendment, modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

Federal Funds Rate - for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fee Letters - (a) the fee letter agreement dated as of the Closing Date among the Administrative Agent, Bank of America, Wells Fargo Bank, National Association and the Borrowers and (b) the fee letter agreement dated as of the Closing Date between the Administrative Agent and the Borrowers.

Fiscal Quarter - each of the three month periods ending on the last Saturday of each of March, June, September and December of any year.

Fiscal Year - the twelve month period ending on the last Saturday of March of any year.

Fixed Charge Coverage Ratio - as at any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on such date, minus payments made in cash during such period in respect of Capital Expenditures incurred during such period or any previous period (other than that portion of such Capital Expenditures financed by lenders other than the Lenders hereunder), minus income taxes paid in cash with respect to such period to (b) Consolidated Fixed Charges for such period.

Fixtures - as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party located at a parcel of Real Estate subject to a Mortgage.

FLSA - the Fair Labor Standards Act of 1938.

Foreign Lender - with respect to any Borrower, a Lender to such Borrower that is organized under the laws of a jurisdiction other than (i) a state of the United States or the District of Columbia, in the case of the US Borrower, or (ii) Canada or a province or territory thereof, or is otherwise not a Canadian Qualified Lender, in the case of the Canadian Borrower.

Freight Taxes and Duties - freight, Taxes and duties included in Inventory in accordance with GAAP.

Fronting Exposure - at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata share of the outstanding Total LC Obligations other than Total LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Administrative Agent and the Canadian Agent in their capacities as lenders of Swingline Loans, such Defaulting Lender’s Pro Rata share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

FSCO - the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the Supplemental Pension Plans Act (Québec) or the Pension Benefits Act (Ontario) or any Governmental Authority of any other Canadian jurisdiction exercising similar functions in respect of any Canadian Plan of any Loan Party or any Subsidiary or Affiliate of a Loan Party and any Governmental Authority succeeding to the functions thereof.

Full Payment - with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are US LC Obligations, Canadian LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Applicable Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of the Loan Parties against the Agents, the Co-Collateral Agents, the Lenders and the Issuing Banks arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP - generally accepted accounting principles in the United States in effect from time to time.

General Intangibles - as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.

General Security Agreement - the Amended and Restated General Security Agreement by each Loan Party in favor of the Canadian Agent, for the benefit of the Secured Parties.

Goods - as defined in the UCC.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority - any federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof, or a foreign entity or government.

Guaranteed Canadian Obligations - as defined in Section 7.7.1(b).

Guaranteed Obligations - collectively, the Guaranteed Canadian Obligations and the Guaranteed US Obligations.

Guaranteed Pension Plan - any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranteed US Obligations - as defined in Section 7.7.1(a).

Guarantors - each Borrower as set forth in Section 7.7 and each Subsidiary of a Borrower that has executed a Guaranty.

Guaranty - collectively, each guaranty of all or any portion of the Obligations executed by a Guarantor.

Hedging Agreement - an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Henry U.S. - Henry Birks & Sons U.S., Inc., a Delaware corporation, which effective as of July 31, 2009 changed its name to Cash, Gold & Silver USA, Inc.

Indemnitees - the Agent Indemnitees, Lender Indemnitees, the Issuing Bank Indemnitees, the Bank of America Indemnitees, the Co-Collateral Agent Indemnities and the Arranger Indemnitees.

Insolvency Proceeding - any case or proceeding commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, any Canadian Debtor Relief Law, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, conservator, monitor or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Instrument - as defined in the UCC.

Intellectual Property - all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim - any claim or assertion (whether in writing, by suit or otherwise) that any Loan Party’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Debt - unsecured Debt of any Loan Party owing to another Loan Party; provided that (i) all such Debt shall be evidenced by promissory notes and all such notes shall be subject to a Lien in favor of the Applicable Agent pursuant to the Security Documents, (ii) all such Debt shall be unsecured and subordinated in right of payment to the Full Payment of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in each such case, is satisfactory to the Administrative Agent and the Required Lenders, and (iii) any payment by any such Loan Party to any other Loan Party under any guaranty of the Obligations or otherwise shall result in a pro tanto reduction of the amount of any Debt owed by such Loan Party to such other Loan Party for whose benefit such payment is made; provided, further, that under no circumstances shall any Debt owing by CGS Canada to any other Loan Party constitute Intercompany Debt hereunder.

Intercreditor Agreement - the Amended and Restated Intercreditor Agreement dated as of the Closing Date, by and among the Agents, the Term Loan Agent, the Co-Collateral Agents (as such term is defined in the Term Loan Agreement), and acknowledged by each Loan Party, as it may be amended, supplemented or otherwise modified from time to time.

Interest Coverage Ratio - as at any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on such date to (b) Consolidated Total Interest Expense for such period.

Interest Period - as defined in Section 3.1.3.

Inventory - as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in such Person’s business (but excluding Equipment).

Inventory Reserves - such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion with respect to the determination of shrink, the saleability, at retail, of the Eligible Inventory, decreases in cumulative mark-ups from historical or industry norms, or which reflect such other factors as affect the market value of the Eligible Inventory.

Investment - any (a) acquisition of all or substantially all assets of, or any line of business or division of, a Person; (b) acquisition of record or beneficial ownership of any Capital Stock of a Person; (c) loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another

Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Debt of such other Person, or (d) other investment in a Person.

Investment Property - as defined in the UCC.

Issuing Bank - with respect to (a) the US Borrower, each of Bank of America and Wells Fargo Bank, National Association, in its capacity as issuer of Letters of Credit for the account or benefit of the US Borrower hereunder and, (b) the Canadian Borrower, each of Bank of America-Canada Branch and Wells Fargo Foothill Canada ULC, in its capacity as issuer of Letters of Credit for the account or benefit of the Canadian Borrower hereunder or, in each case, any permitted successor issuer of Letters of Credit hereunder and (c) such other financial institution designated in writing by the Administrative Agent in its reasonable discretion to issue one or more Letters of Credit hereunder for the Borrowers’ account.

Issuing Bank Indemnitees - the Issuing Banks and their officers, directors, employees, Affiliates, branches, agents, advisors and attorneys.

ITA - the Income Tax Act (Canada), as the same may be amended from time to time, and any regulation promulgated thereunder.

Joint Venture - a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

LC Application - an application by a Borrower to an Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to such Issuing Bank.

LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrowers or any other Person to an Issuing Bank or Agents in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Guaranty - a guaranty issued by an Issuing Bank to another Person in connection with the issuance by such other Person of Letters of Credit hereunder.

LC Request - a request for issuance of a Letter of Credit, to be provided by a Borrower to an Issuing Bank, in form reasonably satisfactory to the Applicable Agent and such Issuing Bank.

Leasing Obligations - all obligations of the Loan Parties to the Secured Parties and any of their Affiliates or branches under a leasing arrangement for furniture, fixtures and equipment.

Lender Indemnitees - the Lenders and their officers, directors, employees, Affiliates, branches, agents, advisors and attorneys.

Lenders - as defined in the preamble to this Agreement, including the US Lenders, the Canadian Lenders, each Agent in its capacity as a provider of Swingline Loans, the Issuing Banks (unless the context otherwise requires) and any other Person who hereafter becomes a “Lender” pursuant to the terms hereof. For the purposes of the Other Agreements and the Security Documents, “Lenders” means and is deemed to include the Secured Parties.

Letter of Credit - any standby or documentary letter of credit (including the Existing Letters of Credit ) issued by an Issuing Bank for the account or benefit of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Applicable Agent or an Issuing Bank for the benefit of a Borrower.

Letter of Credit Fees - collectively, the Documentary Letter of Credit Fees and the Standby Letter of Credit Fees.

Letter-of-Credit Right - as defined in the UCC.

Letter of Credit Subline - $30,000,000.

LIBOR Loan - a Revolver Loan that bears interest at Adjusted LIBOR.

License - any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor - any Person from whom a Loan Party obtains the right to use any Intellectual Property.

Lien - any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, prior claims, rights of retention, statutory trusts, deemed trusts, reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions, leases, leasings, conditional sales and other title exceptions and encumbrances affecting Property.

Lien Priority Agreement - an agreement, in form and substance reasonably satisfactory to the Applicable Agent and the Co-Collateral Agents, in respect of any Collateral located in the province of Québec, Canada on premises owned by a Person that is not a Loan Party (the “Owner”), to which a Loan Party has granted a hypothec to the Owner, which agreement shall provide, without limitation, that the Owner waives or subordinates or cedes priority of preference and rank in any Lien it may have on any part of the Collateral in favor of the Applicable Agent.

Lien Waiver - an agreement, in form and substance reasonably satisfactory to the Applicable Agent and the Co-Collateral Agents, by which (a) for any Collateral located on a leased or mortgaged premises, the lessor or mortgagee waives or subordinates any Lien it may have on the Collateral, and agrees to permit such Agent to gain access to and enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Applicable Agent, agrees to permit such Agent to gain access to and enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral and/or agrees to deliver the Collateral to such Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Applicable Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to such Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to the Applicable Agent the right, vis-à-vis such Licensor, to enforce such Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual

Property, whether or not a default exists under any applicable License, in each case, to the extent permitted by Applicable Law.

Loan - a US Revolver Loan or a Canadian Revolver Loan.

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.7.

Loan Documents - this Agreement, the Other Agreements and the Security Documents.

Loan Party - each Borrower and each Guarantor.

Loan to Value Reserve - as of the date of determination by the Administrative Agent, from time to time an amount equal to the greater of (i) $0; and (ii) the amount, if any, by which the outstanding amount of the Term Loans at such time exceeds the Dollar Equivalent of 18.5% of the Appraised Inventory Liquidation Value of each Eligible Inventory Category owned by the Borrowers, Henry U.S. and Mayor’s Florida at such time.

Management Agreement - that certain Amended and Restated Management Consulting Services Agreement, dated as of June 8, 2011, between the Canadian Borrower and Montrovest B.V., as such agreement may be amended from time to time in accordance with the terms hereof and the Management Subordination Agreement.

Management Debt - collectively, all obligations (including, without limitation, retainer fees and indemnification expenses) of the Borrowers to Montrovest B.V. pursuant to the Management Agreement.

Management Subordination Agreement - that certain Amended and Restated Management Subordination Agreement dated as of the Closing Date among the Canadian Borrower, Montrovest B.V., the Agents and the Term Loan Agent.

Margin Stock - as defined in Regulation U of the Board of Governors.

Material Adverse Effect - the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on: (a) the business, operations, liabilities (actual or contingent), Properties, or condition (financial or otherwise) of the Loan Parties considered as a whole, or the value of the Collateral, taken as a whole, the enforceability of any Loan Documents, or on the validity or priority of the Applicable Agent’s Liens on any Collateral; (b) the ability of the Loan Parties taken as a whole to perform any obligations under the Loan Documents, including repayment of any Obligations; (c) the rights and remedies of the Agents or the Lenders under the Loan Documents or the ability of any Agent or any Lender to enforce or collect the Obligations or to realize upon the Collateral or (d) the legality, validity, binding effect or enforceability of any Loan Document against any Loan Parties which is a party to such Loan Document.

Material Contract - any agreement or arrangement to which any Loan Party or any of its Subsidiaries is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect or (b) that relates to Debt in an aggregate amount of the Dollar Equivalent of $2,500,000 or more. Notwithstanding anything to the contrary contained in this Agreement, the term “Material Contract” shall include, for all purposes, each of the following: (i) the Term Loan Documents

(and any refinancings, renewals or extensions thereof), (ii) the Quebec Subordinated Debt Documents, (iii) the Rolex Documents, (iv) the Montrovest Debt Documents, (v) the Damiani Debt Documents and (vi) any Additional Subordinated Debt Documents.

Mayor’s - Mayor’s Jewelers, Inc., a Delaware corporation.

Mayor’s Florida - Mayor’s Jewelers of Florida, Inc., a Florida corporation.

Montrovest Debt - all Debt owing to Montrovest B.V. under the Montrovest Debt Documents and permitted pursuant to Sections 10.2.1(j) and (l).

Montrovest Debt Documents - collectively, (i) the Amended and Restated Cash Advance Agreement dated as of June 8, 2011 by and between the Canadian Borrower and Montrovest B.V., (ii) the Amended and Restated Cash Advance Agreement dated as of June 8, 2011 by and between the Canadian Borrower and Montrovest B.V., and (iii) any other loan agreement entered into by and between the Canadian Borrower and Montrovest B.V.; provided that any such other loan agreement shall be subject to a Subordination Agreement in form, scope and substance satisfactory to the Agents and the Required Lenders.

Montrovest Subordination Agreement - collectively, (i) Section 5.6 of the Montrovest Debt Documents referred to in clauses (i) and (ii) of the definition of “Montrovest Debt Documents”, and (ii) the Amended and Restated Postponement and Subordination Agreement, dated as of the Closing Date, among the Canadian Borrower, Montrovest B.V., the Administrative Agent, the Canadian Agent and the Term Loan Agent.

Moody’s - Moody’s Investors Service, Inc., and its successors.

Mortgage - each mortgage, deed of trust, deed of hypothec, or deed to secure debt pursuant to which a Loan Party grants to the Applicable Agent, for the benefit of the Secured Parties, Liens upon the Real Estate interests (fee, leasehold or otherwise) then held by any Loan Party, as security for the Obligations.

Multiemployer Plan - any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate and subject to Title IV of ERISA.

Non-Canadian Loan Party - any Loan Party that is not a Canadian Loan Party.

Non-Extension Notice Date - as defined in Section 2.3.1(g).

Non-Reinstatement Deadline - as defined in Section 2.3.1(h).

Notes - each US Revolver Note, Canadian Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing - a Notice of Borrowing to be provided by a Borrower to request the funding of a Borrowing of Loans, in form reasonably satisfactory to the Applicable Agent.

Notice of Conversion/Continuation - a Notice of Conversion/Continuation to be provided by a Borrower to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans, as applicable, in form satisfactory to the Applicable Agent.

Obligations - all (a) principal of and premium, if any, on the Loans, (b) US LC Obligations, Canadian LC Obligations and other obligations of the Loan Parties with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by the Loan Parties under the Loan Documents, (d) obligations of the Loan Parties under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by the Loan Parties pursuant to the Loan Documents, in each case, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether or not allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Ordinary Course of Business - the ordinary course of business of the Borrowers, the Guarantors or any of their Subsidiaries, consistent with past practices and undertaken in good faith.

Organizational Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation, organization or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreements - each Note, LC Document, LC Guaranty, Fee Letter, Intercreditor Agreement, Subordination Agreement, Related Real Estate Document, Borrowing Base Certificate, Compliance Certificate, Post-Closing Agreement, Co-Collateral Agent Rights Agreement, financial statement or report delivered hereunder, together with each other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by a Loan Party or other Person to an Agent or a Lender in connection with any transactions relating hereto.

Overadvance Loan - a (a) Base Rate Loan made to the US Borrower, or the issuance, extension or amendment of a Letter of Credit to the US Borrower, when a US Revolver Overadvance exists or is caused by such credit extension or (b) Canadian Prime Rate Loan or Base Rate Loan made to the Canadian Borrower, or the issuance, extension or amendment of a Letter of Credit to the Canadian Borrower, when a Canadian Revolver Overadvance exists or is caused by such credit extension.

Participant - as defined in Section 13.5.

Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Patent Security Agreement - the Patent Collateral Assignment and Security Agreement among the Loan Parties and the Administrative Agent.

Payment Intangible - as defined in the UCC.

Payment Item - cash and each check, draft, credit card slip, receipt, note, instrument and any other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC - the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Pension Funding Rules - the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Guaranteed Pension Plans and set forth in, with respect to plan years ending prior to the effective date as to such Guaranteed Pension Plan of the Pension Protection Act of 2006, §412 of the Code and §302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, §412 and §430 of the Code and §302 and §303 of ERISA.

Permitted Lien - as defined in Section 10.2.2.

Permitted Store Closings - the closing of (a) five (5) retail locations of the Loan Parties in the aggregate in any calendar year, (b) five (5) temporary retail locations, to the extent opened by the Loan Parties and closed within six (6) months of such opening, in the aggregate in any calendar year and (c) the retail locations listed on Schedule 1.1(c).

Person - any individual, corporation, limited or unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Post-Closing Agreement - that certain Post-Closing Agreement dated as of the Closing Date and entered into by and among the Loan Parties and the Agents, in form, scope and substance satisfactory to the Administrative Agent and the Required Lenders.

PPSA - the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, enforceability, validity or effect of security interests or hypothecs.

Private Label Accounts - Accounts due on the Borrowers’ private label credit card programs.

Properly Contested - with respect to any obligation of any Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) no Lien is imposed on assets of such Loan Party, unless bonded and stayed to the satisfaction of the Agents; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Pro Rata - (a) with respect to any US Lender, a percentage (expressed as a decimal, rounded to the fourth decimal place) determined (i) while the US Revolver Commitments are outstanding, by dividing the amount of such US Lender’s US Revolver Commitment by the aggregate amount of all US Revolver Commitments; and (ii) at any other time, by dividing the amount of such US Lender’s US Revolver Loans and US LC Obligations by the aggregate amount of all outstanding US Revolver Loans and US LC Obligations, and (b) with respect to any Canadian Lender, a percentage (expressed as a decimal, rounded to the fourth decimal place) determined (i) while the Canadian Revolver Commitments are outstanding, by dividing the amount of such Canadian Lender’s Canadian Revolver Commitment by the aggregate amount of all Canadian Revolver Commitments; and (ii) at any other time, by dividing the amount of such Canadian Lender’s Canadian Revolver Loans and Canadian LC Obligations by the aggregate amount of all outstanding Canadian Revolver Loans and Canadian LC Obligations.

Protective Advances - as defined in Section 2.1.4.

Quebec Subordinated Debt - collectively, (i) all Debt owing to Investissement Québec (successor in interest to La Financière du Québec by virtue of decree 315-2004) under the Quebec Subordinated Debt Documents in the original aggregate maximum principal amount of Cdn. $12,900,000, of which a balance in the aggregate principal amount not to exceed Cdn. $12,000,000 remains outstanding as of the Closing Date, and subject to the Quebec Subordination Agreements and (ii) all other Debt owing to Investissement Québec under the Quebec Subordinated Debt Documents, which Debt shall be expressly subordinate to Full Payment of the Obligations pursuant to the Quebec Subordination Agreements.

Quebec Subordinated Debt Documents - collectively, (i) that certain Offre de Prêt (Loan Offer) from Investissement Québec to the Canadian Borrower on October 6, 2008, in respect of a term loan in the original maximum principal amount of Cdn. $2,900,000, and all security and other accessory documents or instruments thereto at any time, and subject at all times to the Quebec Subordination Agreements, (ii) that certain Offre de Prêt (Loan Offer) from Investissement Québec to the Canadian Borrower on February 20, 2009, in respect of a term loan in the original maximum principal amount of Cdn. $10,000,000, and all security and other accessory documents or instruments thereto at any time, and subject at all times to the Quebec Subordination Agreements, and (iii) all other agreements, documents and instruments evidencing all or any portion of the Quebec Subordinated Debt, and subject at all times to the Quebec Subordination Agreements.

Quebec Subordination Agreements - collectively, (i) that certain Cession de Rang (Subordination) dated as of April 27, 2006, by Investissement Québec in favor of the Canadian Agent, (ii) that certain Subordination and Postponement Agreement dated as of February 19, 2009, by and among Investissement Québec, the Canadian Agent, the Term Loan Agent and the Canadian Borrower and (iii) that certain Cession de Rang (Subordination) dated as of March 5, 2009, by and among Investissement Québec, the Canadian Agent, the Term Loan Agent and the Canadian Borrower.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate - all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Register - as defined in Section 13.4.

Reimbursement Date - as defined in Section 2.3.2.

Related Parties - with respect to any Person, such Person’s Affiliates and branches and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates and branches.

Related Real Estate Documents - with respect to any Real Estate subject to a Mortgage entered into by any Loan Party, the following, in form and substance reasonably satisfactory to the Applicable Agent and the Co-Collateral Agents and, in the case of a Mortgage entered into by any Loan Party after the date hereof, received by the Administrative Agent for review at least 15 days prior to the effective date of the Mortgage (or such shorter length of time acceptable to the Administrative Agent in its reasonable discretion): (a) a mortgagee title policy (or binder therefor) covering the Applicable Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to the Applicable Agent and the Co-Collateral Agents, which must be fully paid on such effective date; (b) such assignments of leases, rents, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent or any Co-Collateral Agent may require with respect to other Persons having an interest in the Real Estate; (c) if otherwise in the possession of a Loan Party, a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to the Administrative Agent and the Co-Collateral Agents; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to the Applicable Agent and the Co-Collateral Agents, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to the Applicable Agent; (f) a Phase I (and to the extent appropriate, Phase II) environmental assessment report, prepared by an environmental consulting firm reasonably satisfactory to the Applicable Agent, and accompanied by such reports, certificates, studies or data as the Applicable Agent or any Co-Collateral Agent may reasonably require, which shall all be in form and substance reasonably satisfactory to the Applicable Agent and the Co-Collateral Agents; and (g) an Environmental Agreement and such other documents, instruments or agreements as the Applicable Agent or any Co-Collateral Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve - the aggregate of (a) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral; (b) in the case of Inventory located at a leased premise for which a Lien Waiver has not been executed, an amount equal to up to two (2) months’ rent, (c) in the case of Inventory located at premises located in the province of Québec, Canada for which a Lien Waiver or Lien Priority Agreement has not been executed, an Availability Reserve reasonably determined by the Administrative Agent as its good faith estimate of claims in respect of registered hypothecs that have priority over the Lien of the Applicable Agent in any of the Collateral shall have been established with respect thereto; and (d) in the case of Inventory located, stored, used or held at the premises of a third party for which a Lien Waiver has not been executed, an amount equal to up to two (2) months’ rent.

Report - as defined in Section 12.2.3.

Required Canadian Lenders - as of any date, so long as there are at least two Canadian Lenders, at least two Canadian Lenders (subject to Section 4.2) whose aggregate Canadian Revolver Commitments constitute at least fifty-one percent (51%) of the sum of the Canadian Revolver Commitments, and if the Canadian Revolver Commitments have been terminated, so long as there are at least two Canadian Lenders, at least two Canadian Lenders (subject to Section 4.2) holding at least fifty-one percent (51%) of the outstanding principal amount of the Canadian

Revolver Loans and Canadian LC Obligations on such date; provided that the Canadian Revolver Commitments of, and the portion of the Canadian Revolver Loans and Canadian LC Obligations held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Lenders.

Required Lenders - as of any date, the Required Canadian Lenders and the Required US Lenders; provided that, subject to Section 4.2, if (a) Bank of America (which, for the purposes of this definition, shall include its branches and Affiliates) holds at least 37.5% of the sum of the Total Revolver Commitments, or if the Total Revolver Commitments have been terminated, holds at least 37.5% of the outstanding principal amount of the Total Revolver Outstandings, then Bank of America shall be a Required Lender and (b) Wells Fargo Bank, National Association (which, for the purposes of this definition, shall include its branches and Affiliates) holds at least 37.5% of the sum of the Total Revolver Commitments, or if the Total Revolver Commitments have been terminated, holds at least 37.5% of the outstanding principal amount of the Total Revolver Outstandings, then Wells Fargo Bank, National Association shall be a Required Lender.

Required US Lenders - as of any date, so long as there are at least two Required US Lenders, at least two US Lenders (subject to Section 4.2) whose aggregate US Revolver Commitments constitute at least fifty-one percent (51%) of the sum of the US Revolver Commitments, and if the US Revolver Commitments have been terminated, so long as there are at least two Required US Lender, at least two US Lenders (subject to Section 4.2) holding at least fifty-one percent (51%) of the outstanding principal amount of the US Revolver Loans and US LC Obligations on such date; provided that the US Revolver Commitments of, and the portion of the US Revolver Loans and US LC Obligations held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required US Lenders.

Restricted Junior Payment - (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrowers or any Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrowers or any Subsidiary now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrowers now or hereafter outstanding; (iv) any payment or prepayment of Debt by the Loan Parties or their Subsidiaries to any Excluded Subsidiary; (v) any payment or prepayment of Debt by the Loan Parties or their Subsidiaries to the Loan Parties’ or any Subsidiary’s shareholders (or other equity holders); (vi) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrowers or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrowers or such Subsidiary; or (vii) any payments on account of management, consulting or similar fees or any success fees (including, without limitation, the Management Debt) to (A) an equity holder of any Loan Party, which equity holder owns directly or indirectly at least fifty-one percent (51%) of the Voting Stock of such Loan Party (“Majority Holder”), (B) an Affiliate of any Loan Party, or (C) an Affiliate of any Majority Holder of a Loan Party.

Revolver Commitment Increase Effective Date - as defined in Section 2.5.4.

Revolver Excess Availability - as of any date of determination, an amount equal to the lesser of (a) the sum of (i) the US Revolver Excess Availability plus (ii) the Dollar Equivalent of the Canadian Revolver Excess Availability and (b) an amount equal to the Total Revolver Commitments minus the Total Revolver Outstandings.

Revolver Lenders - as of any date, any Lender that has a US Revolver Commitment or a Canadian Revolver Commitment on such date.

Revolver Loans - collectively, Canadian Revolver Loans and US Revolver Loans.

Rolex Canada Collateral - Collateral of any Canadian Loan Party consisting of Rolex, Tudor and Cellini watches, watchbands, parts and other accessories now or hereafter sold by Rolex Canada Ltd. to such Canadian Loan Party, and all other new Rolex, Tudor and Cellini watches, watch bands, parts and other accessories hereinafter held by such Canadian Loan Party and all cash proceeds of any of the foregoing, including insurance proceeds (but specifically excluding accounts receivable), together with all rights and property of every kind at any time in the possession or control of Rolex Canada Ltd., or any of its agents, or in transit to it, belonging to, for the account of, or subject to the order of such Canadian Loan Party.

Rolex Canada Documents - collectively, (i) the Official Rolex Jeweller Agreement dated as of March 18, 2011 between Rolex Canada Ltd. and the Canadian Borrower, and (ii) the Rolex Canada Security Agreement.

Rolex Canada Liens - Liens on the Rolex Canada Collateral granted in favor of Rolex Canada Ltd. pursuant to the Rolex Canada Security Agreement to the extent that such Liens are junior and subordinate to the Liens securing the Obligations on terms and conditions satisfactory to the Administrative Agent and the Required Lenders.

Rolex Canada Security Agreement - collectively, all security agreements, if any, entered into between the Canadian Borrower and Rolex Canada Ltd. pursuant to Section 3.04 of the Rolex Canada Document described in clause (i) of the definition thereof, which security agreements shall be on terms and conditions satisfactory to the Agents and the Required Lenders.

Rolex Canada Subordination Agreement - the subordination provisions of the Rolex Canada Security Agreement, which shall be on terms and conditions satisfactory to the Agents and the Required Lenders, and affirmed by Rolex Canada Ltd. pursuant to an acknowledgement letter in form and substance satisfactory to the Administrative Agent and the Required Lenders, and addressed to the Administrative Agent and the Canadian Agent from Rolex Canada Ltd. and acknowledged by the Canadian Borrower.

Rolex Documents - collectively, the Rolex Canada Documents and the Rolex USA Documents.

Rolex Liens - collectively, the Rolex Canada Liens and the Rolex USA Liens.

Rolex Subordination Agreements - collectively, the Rolex Canada Subordination Agreement and the Rolex USA Subordination Agreement.

Rolex USA Collateral - Collateral of any US Loan Party consisting of Rolex, Tudor and Cellini watches, watchbands, parts and other accessories now or hereafter sold by Rolex Watch U.S.A., Inc. to such US Loan Party, and all other new Rolex, Tudor and Cellini watches, watch bands, parts and other accessories hereinafter held by such US Loan Party and all cash proceeds of any of the foregoing, including insurance proceeds (but specifically excluding accounts receivable), together with all rights and property of every kind at any time in the possession or control of Rolex Watch U.S.A., Inc. or any of its agents, or in transit to it, belonging to, for the account of, or subject to the order of such US Loan Party.

Rolex USA Documents - collectively, (i) the Rolex Store Sales Agreement and the Approved Location Sales Agreement, each dated as of August 1, 2010 between Rolex Watch U.S.A., Inc. and Mayor’s Florida (as amended and in effect on the Closing Date), and (ii) the Rolex USA Security Agreement.

Rolex USA Liens - Liens on the Rolex USA Collateral granted in favor of Rolex Watch U.S.A., Inc. pursuant to the Rolex USA Security Agreement to the extent that such Liens are junior and subordinate to the Liens securing the Obligations on terms and conditions satisfactory to the Administrative Agent and the Required Lenders.

Rolex USA Security Agreement - that certain Security Agreement dated as of July 29, 1998 between Mayor’s Florida and Rolex Watch U.S.A., Inc., as amended by Amendment No. 1 to Security Agreement dated as of May 22, 2002 and as further amended by Amendment No. 2 to Security Agreement dated as of December 17, 2008.

Rolex USA Subordination Agreement - Section 9 of the Rolex USA Security Agreement, as affirmed by Rolex Watch U.S.A., Inc. on December 17, 2008 pursuant to an acknowledgment letter from Rolex Watch U.S.A., Inc. and acknowledged by Mayor’s Florida.

S&P - Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sarbanes-Oxley - the Sarbanes-Oxley Act of 2002.

Seasonal Availability Block - as of any date of calculation during the periods set forth below, the following amounts (the “Seasonal Availability Amount”):

Period	Seasonal Availability Amount
from and after December 20 of each year through and including January 20 of the immediately succeeding year	$12,500,000.00
from and after January 21 through and including February 10 of each year	$5,000,000.00
from and after February 11 through and including December 19 of each year	$0

provided, that notwithstanding anything to the contrary, if an Event of Default shall have occurred at any time from and after December 20 of any year through and including February 10 of the immediately succeeding year, the Seasonal Availability Block shall be the Seasonal Availability Amount in effect as of the occurrence of such Event of Default at all times for the period commencing on the occurrence of such Event of Default and continuing until such time as the Required Lenders shall have waived such Event of Default in accordance with the terms hereof (except that from and after December 20 of each year through and including January 20 of the immediately succeeding year, the Seasonal Availability Block shall be $12,500,000.00).

Secured Parties - the Administrative Agent, the Canadian Agent, the Co-Collateral Agents, the Issuing Banks, the Lenders and the providers of Bank Products.

Security Documents - this Agreement, each Guaranty, the Trademark Assignments, the Patent Security Agreement, the Stock Pledge Agreements, the Canadian Security Documents, and the Deposit Account Control Agreements, together with all security agreements, deeds of hypothec, pledge agreements, Mortgages or other collateral security agreements, instruments or documents (including Lien Waivers and Lien Priority Agreements) entered into or to be entered into by any Person pursuant to which such Person grants or perfects a security interest in its assets to any Agent in order to secure any of the Obligations, including, without limitation PPSA and UCC financing statements and certified statements issued by the Québec Register of Personal and Movable Real Rights, required to be executed or delivered pursuant to any Security Document.

Senior Officer - the chairman of the board, president, chief executive officer, treasurer or chief financial officer of a Borrower or, if the context requires, a Loan Party.

Settlement Report - a report delivered by the Administrative Agent to the Lenders summarizing the Loans and participations in US LC Obligations and Canadian LC Obligations outstanding as of a given settlement date, allocated to the Lenders on a Pro Rata basis in accordance with their Commitments under the relevant facilities.

Software - as defined in the UCC.

Solidary Claim - as defined in Section 12.1.1(c).

Solvent - as to any Person, such Person (a) owns Property whose Fair Salable Value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Salable Value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code (or, with respect to the Canadian Borrower or any Canadian Guarantor, is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada)); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair Salable Value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Standby Letter of Credit Fee - as defined in Section 3.2.2.

Stock Pledge Agreements - collectively, (i) the Second Amended and Restated Stock Pledge Agreement among the US Borrower, certain of the Guarantors and the Administrative Agent and (ii) the Amended and Restated Pledge Agreement among the Canadian Borrower, certain of the Guarantors and the Canadian Agent.

Subordinated Debt - collectively, the Management Debt, the Quebec Subordinated Debt, the Montrovest Debt, the Damiani Debt and any Additional Subordinated Debt.

Subordination Agreements - collectively, the Management Subordination Agreement, the Quebec Subordination Agreements, the Rolex Subordination Agreements, the Montrovest Subordination Agreement, the Damiani Subordination Agreement and any other subordination agreement entered into by or among any Loan Party, any subordinated creditor and the Agents, in form, scope and substance satisfactory to the Agents and the Required Lenders.

Subsidiary - of a Person means a corporation, partnership, joint venture, limited or unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to any Subsidiary or Subsidiaries of any Borrower. None of the Excluded Subsidiaries shall be a “Subsidiary” for purposes hereof.

Supporting Obligation - as defined in the UCC.

Swingline Lender - with respect to (a) US Revolver Loans, the Administrative Agent as provider of Swingline Loans and (b) Canadian Revolver Loans, the Canadian Agent as provider of Swingline Loans.

Swingline Loan - any Borrowing (a) by the US Borrower of Base Rate Loans funded with the Administrative Agent’s funds, until such Borrowing is settled among the US Lenders pursuant to Section 4.1.3 and (b) by the Canadian Borrower of Base Rate Loans or Canadian Prime Rate Loans funded with the Canadian Agent’s funds, until such Borrowing is settled among the Canadian Lenders pursuant to Section 4.1.3.

Swingline Loan Subline - $10,000,000.

Taxes - any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, harmonized sales, goods and services, use, transfer, license, payroll, withholding, social security, franchise, intangibles, mortgage, documentary, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto. For greater certainty, Taxes shall include all Taxes imposed pursuant to Part XIII of the ITA or any successor provisions thereto.

Term Loan - the term loan provided to the US Borrower and the Canadian Borrower by the Term Loan Lenders under the Term Loan Documents.

Term Loan Agent - GB Merchant Partners, LLC.

Term Loan Agreement - the Amended and Restated Term Loan and Security Agreement dated as of the Closing Date by and among the Loan Parties, the Term Loan Lenders, the Term Loan Agent and the Co-Collateral Agents (as defined therein), as amended from time to time to the extent permitted hereunder and in accordance with the Intercreditor Agreement.

Term Loan Borrowing Capacity - at any time, an amount equal to (a) the sum of (i) 103.5% of the Appraised Inventory Liquidation Value of each Eligible Inventory Category; plus (ii) 90% of the Appraised A/R Liquidation Value of Eligible Private Label and Corporate Accounts; plus (iii) 90% of the Eligible Major Credit Card Receivables; minus (and without any duplication of Availability Reserves imposed hereunder) (b) the sum of (i) the Availability Reserves, (ii) the Availability Block, (iii) the Seasonal Availability Block and (iv) the Term Loan Discretionary Reserve.

Term Loan Debt - all Debt owing to the Term Loan Lenders under the Term Loan Documents.

Term Loan Discretionary Reserve - an availability reserve in an aggregate amount not to exceed five percent (5%) of the Term Loan Borrowing Capacity at any time (calculated without giving effect to the Term Loan Discretionary Reserve) imposed by the Administrative Agent at the written direction of the Term Loan Agent, which reserve is deemed appropriate in the Term Loan Agent’s reasonable discretion (without limiting the generality of this definition, including any such reserve that (x) ensures that the Loan Parties maintain adequate liquidity for the operation of their business, (y) covers any deterioration in the amount or value of the Collateral and (z) reflects impediments to the Term Loan Agent’s ability to realize upon the Collateral, shall, in each case, be deemed to be a reasonable exercise of the Term Loan Agent’s discretion), upon one Business Day’s prior written notice from the Term Loan Agent to the Administrative Agent. Any such written direction letter shall identify the amount of the “Term Loan Discretionary Reserve” to be imposed, reference the Intercreditor Agreement and indicate that it is a “Term Loan Discretionary Reserve Direction Notice”.

Term Loan Documents - the “Loan Documents” under and as defined in the Term Loan Agreement.

Term Loan Lenders - the agents and the lenders under the Term Loan Agreement and the other Term Loan Documents.

Termination Date - June 8, 2015.

Total Affiliate Commitment - means (a) with respect to any US Lender, the amount set forth on Schedule 1.1(d) hereof in Dollars opposite such US Lender and its Canadian Lender Affiliate or branch as the aggregate commitment provided by such US Lender and its Canadian Lender Affiliate or branch on a combined basis, or as specified hereafter in the most recent Assignment and Assumption to which they are a party (as such amount may be increased or decreased in accordance with Section 2.5 hereof) and (b) with respect to any Canadian Lender, the amount set forth on Schedule 1.1(d) hereof in Dollars opposite such Canadian Lender and its US Lender Affiliate or branch as the aggregate commitment provided by such Canadian Lender and its US Lender Affiliate or branch on a combined basis, or as specified hereafter in the most recent Assignment and Assumption to which they are a party (as such amount may be increased or decreased in accordance with Section 2.5 hereof). For the avoidance of doubt, the Total Affiliate Commitment does not represent or evidence a commitment by any Lender to advance amounts hereunder or under the other Loan Documents, but is solely used for the purpose of calculating amounts under Sections 2.1.1(d)(ii) and (iii) and Sections 4.2.2(b) and (c).

Total Canadian Revolver Outstandings - an amount equal to the sum of the Canadian Dollar Equivalent of (a) the principal balance of all Canadian Revolver Loans plus (b) the Canadian LC Obligations.

Total LC Obligations - an amount equal to the sum of (a) the Dollar Equivalent of the Canadian LC Obligations plus (b) the US LC Obligations.

Total Revolver Commitments - as of the Closing Date, $115,000,000, which amount may be increased or decreased pursuant to the terms hereof. The US Revolver Commitments and the Canadian Revolver Commitments are sublimits of the Total Revolver Commitments and not additive to the Total Revolver Commitments.

Total Revolver Outstandings - an amount equal to the sum of (a) the Dollar Equivalent of the Total Canadian Revolver Outstandings plus (b) the Total US Revolver Outstandings.

Total US Revolver Outstandings - an amount equal to the sum of (a) the principal balance of all US Revolver Loans plus (b) the US LC Obligations.

Trademark Assignments - the several Amended and Restated Trademark Collateral Security and Pledge Agreement made by the Borrowers and their Subsidiaries in favor of the Applicable Agent and the Assignments of Trademarks and Service Marks executed in connection therewith, all in form and substance satisfactory to the Applicable Lenders and the Applicable Agent.

Transferee - any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type - any type of a Loan (i.e., Base Rate Loan, LIBOR Loan, Canadian Prime Rate Loan or Canadian BA Rate Loan) that has the same interest option and, in the case of LIBOR Loans or Canadian BA Rate Loans, the same Interest Period.

UCC - the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code or other Applicable Law of such jurisdiction.

Unused Fees - as defined in Section 3.2.1.

US Borrower - as defined in the preamble hereto.

US Borrowing Capacity - on any date of determination, an amount in Dollars equal to the lesser of (a) the aggregate amount of US Revolver Commitments and (b) the sum of (i) 85% of the Appraised Inventory Liquidation Value of each Eligible Inventory Category owned by the US Borrower, Henry U.S. or Mayor’s Florida; plus (ii) 90% of the Appraised A/R Liquidation Value of Eligible Private Label and Corporate Accounts of the US Borrower, Henry U.S. or Mayor’s Florida; plus (iii) 90% of the Eligible Major Credit Card Receivables of the US Borrower, Henry U.S. or Mayor’s Florida; minus (iv) the Availability Reserve in respect of the US Borrower, Henry U.S. and/or Mayor’s Florida (it being understood that the amount of the Availability Block, the Seasonal Availability Block, the Loan to Value Reserve and the Term Loan Discretionary Reserve shall be allocated, in the sole discretion of the Administrative Agent and without duplication, among the Aggregate Revolver Borrowing Capacity, the Canadian Borrowing Capacity and the US Borrowing Capacity).

US Commitment Termination Date - the earliest to occur of (a) the Termination Date; (b) the date on which the US Revolver Commitments are terminated pursuant to Section 2.2; or (c) the date on which the US Revolver Commitments are terminated pursuant to Section 11.2.

US Concentration Account - a special concentration account established by the US Borrower with the Administrative Agent, subject to the control of the Administrative Agent.

US Guarantors - all Subsidiaries of the Borrowers that have executed a Guaranty and are organized under the laws of any political subdivision of the United States.

US LC Conditions - the following conditions necessary for issuance of a Letter of Credit for the account or benefit of the US Borrower: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, Total LC Obligations do not exceed the Letter of Credit Subline, Total US Revolver Outstandings do not exceed the US Borrowing Capacity, and Total Revolver Outstandings do not exceed the Aggregate Revolver Borrowing Capacity; (c) the expiration date of such Letter of Credit is (i) subject to Section 2.3.1(g) in respect of Auto-Extension Letters of Credit, no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 180 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is reasonably satisfactory to the Administrative Agent and Bank of America, as Issuing Bank in their discretion.

US LC Obligations - an amount equal to the sum (without duplication) of (a) all amounts owing by the US Borrower for any drawings under Letters of Credit (including in respect of any payment made by Bank of America, as Issuing Bank under any LC Guaranty) issued for the account or on behalf of the US Borrower; (b) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account or on behalf of the US Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account or on behalf of the US Borrower.

US Lenders - the Lenders indicated on Schedule 1.1(a) as the Lenders of US Revolver Loans, the Administrative Agent in its capacity of a provider of Swingline Loans, Bank of America, as Issuing Bank (unless the context otherwise requires) and any other Person who hereafter becomes a “US Lender” pursuant to the terms hereof.

US Loan Parties - collectively, the US Borrower and the US Guarantors.

US Obligations - all Obligations of the US Loan Parties.

US Revolver Commitment - for any US Lender, its obligation to make US Revolver Loans and to participate in US LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), or as specified hereafter in the most recent Assignment and Assumption Agreement to which it is a party (as such amount may be increased or decreased pursuant to the terms hereof). “US Revolver Commitments” means the aggregate amount of such commitments of all US Lenders. On the Closing Date, the US Revolver Commitments are $115,000,000.

US Revolver Excess Availability - as of any date of determination, an amount equal to the US Borrowing Capacity, minus the Total US Revolver Outstandings.

US Revolver Loans - (a) a Loan made pursuant to Section 2.1.1(a), (b) any Swingline Loan for the account of the US Borrower, (c) any Overadvance Loan for the account of the US Borrower deemed by the Administrative Agent to be a US Revolver Loan or (d) any Protective Advance deemed by the Administrative Agent to be a US Revolver Loan.

US Revolver Note - a promissory note to be executed by the US Borrower in favor of a US Lender in the form of Exhibit A, which shall be in the amount of such US Lender’s US Revolver Commitment and shall evidence the US Revolver Loans made by such US Lender.

US Revolver Overadvance - as defined in Section 2.1.4.

Voting Stock - with respect to any Person, means the Capital Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to, among other things, vote for the election of the directors (or persons performing similar functions) of the Person involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrowers delivered to the Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if the Borrowers’ certified public accountants concur in such change and the change is disclosed to the Administrative Agent. If any such accounting change results in a change in any of the calculations required by Section 10.2.12 that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrowers shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Section 10.2.12 shall be given effect until such provisions are amended to reflect such changes in GAAP.

1.3. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; or (f) discretion of any Agent, any Issuing Bank or any Lender means the sole and absolute discretion of such Person. Unless the context otherwise requires, all determinations (including calculations of the US Borrowing Capacity, the Canadian Borrowing Capacity, the Aggregate Revolver Borrowing Capacity, the Term Loan Borrowing Capacity, the Revolver Excess Availability, the Aggregate Revolver Excess Availability, the Fixed Charge Coverage Ratio and the Interest Coverage Ratio) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. The US Borrowing Capacity, the Canadian Borrowing Capacity, the Aggregate Revolver Borrowing Capacity and the Term Loan Borrowing Capacity calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to the Administrative Agent (and not necessarily calculated in accordance with GAAP). The Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by any

Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

1.4. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6. Conversions of Foreign Currencies. The Administrative Agent shall determine the Dollar Equivalent and Canadian Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. Any Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. Any Agent may determine or redetermine the Dollar Equivalent and Canadian Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or any Issuing Bank. Any Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar, Canadian Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, Canadian Dollar or in whole cents, as may be necessary or appropriate.

SECTION 2. CREDIT FACILITIES

2.1. Commitments.

2.1.1. Loans. (a) US Revolver Loans. Each US Lender agrees, severally on a Pro Rata basis up to its US Revolver Commitment, on the terms set forth herein, to make loans to the US Borrower in Dollars from time to time through the US Commitment Termination Date. Such loans may be repaid and reborrowed as provided herein. Other than as set forth in Section 2.1.4, the US Borrower shall not request, and the US Lenders shall not have any obligation to honor a request for, a US Revolver

Loan if (i) the Total US Revolver Outstandings at such time (including the requested US Revolver Loan) would exceed the US Borrowing Capacity, or (ii) the Total Revolver Outstandings (including the requested US Revolver Loan) would exceed the Aggregate Revolver Borrowing Capacity. Each request for a US Revolver Loan by the US Borrower shall be deemed to be a representation by the US Borrower that such US Revolver Loan so requested complies with the conditions set forth in this Section 2.1.1(a). Subject to the terms set forth herein, US Revolver Loans shall be either Base Rate Loans or LIBOR Loans.

(b) [Reserved].

(c) Canadian Revolver Loans. Each Canadian Lender agrees, severally on a Pro Rata basis up to its Canadian Revolver Commitment, on the terms set forth herein, to make loans to the Canadian Borrower in Canadian Dollars or Dollars from time to time through the Canadian Commitment Termination Date. Such loans may be repaid and reborrowed as provided herein. Other than as set forth in Section 2.1.4, the Canadian Borrower shall not request, and the Canadian Lenders shall not have any obligation to honor a request for, a Canadian Revolver Loan if (i) the Total Canadian Revolver Outstandings at such time (including the requested Canadian Revolver Loan) would exceed the Canadian Borrowing Capacity, or (ii) the Total Revolver Outstandings (including the requested Canadian Revolver Loan) would exceed the Aggregate Revolver Borrowing Capacity. Each request for a Canadian Revolver Loan by the Canadian Borrower shall be deemed to be a representation by the Canadian Borrower that such Canadian Revolver Loan so requested complies with the conditions set forth in this Section 2.1.1(c). Subject to the terms set forth herein, (x) Canadian Revolver Loans denominated in Dollars shall be either Base Rate Loans or LIBOR Loans; provided, that the aggregate principal amount of any Canadian Revolver Loans denominated in Dollars shall not exceed $10,000,000 at any one time outstanding and (y) Canadian Revolver Loans denominated in Canadian Dollars shall be either Canadian Prime Rate Loans or Canadian BA Rate Loans.

(d) US Borrowing Capacity; the Canadian Borrowing Capacity and Total Affiliate Commitment.

(i) The US Borrowing Capacity, the Canadian Borrowing Capacity, the Aggregate Revolver Borrowing Capacity and the Term Loan Borrowing Capacity shall be determined from time to time by the Administrative Agent by reference to the most recent Borrowing Base Certificate delivered by the Borrowers. The Administrative Agent may from time to time establish and modify the Availability Reserve in accordance with the definition thereto in respect of the US Borrowing Capacity, the Canadian Borrowing Capacity, the Aggregate Revolver Borrowing Capacity and the Term Loan Borrowing Capacity, as the case may be.

(ii) At no point shall a US Lender’s (which, for purposes of this clause (ii), shall include its Canadian Lender Affiliate’s or branch’s) Total Revolver Outstandings exceed its Total Affiliate Commitment.

(iii) At no point shall a Canadian Lender’s (which, for purposes of this clause (iii), shall include its US Lender Affiliate’s or branch’s) Total Revolver Outstandings exceed its Total Affiliate Commitment.

2.1.2. Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Administrative Agent and such Lender. At the request of any Lender, the Borrowers shall deliver a US Revolver Note and/or a Canadian Revolver Note, as applicable, to such Lender.

2.1.3. Use of Proceeds. The proceeds of Loans and the issuance of Letters of Credit shall be used by the Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; and (b) for working capital and other lawful corporate purposes of the Borrowers and their Subsidiaries in accordance with this Agreement.

2.1.4. Overadvances; Protective Advances. If the Total US Revolver Outstandings exceed the US Borrowing Capacity (“US Revolver Overadvance”) at any time, the excess amount shall be payable by the US Borrower in accordance with Section 2.2.4, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. If the Total Canadian Revolver Outstandings exceed the Canadian Borrowing Capacity (“Canadian Revolver Overadvance”) at any time, the excess amount shall be payable by the Canadian Borrower in accordance with Section 2.2.4, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Applicable Agent shall be authorized, in its discretion, at any time (including any time that a Default or Event of Default exists or any conditions in Section 6.2 are not satisfied) to make US Revolver Loans or Canadian Revolver Loans (“Protective Advances”) up to an aggregate amount equal to 10% of the Aggregate Revolver Borrowing Capacity less the aggregate amount of all Overadvance Loans, in each case, if the Applicable Agent deems such Loans necessary or desirable to, directly or indirectly, (A) maintain, protect or preserve the value of the Collateral and/or the Applicable Agent’s rights therein as determined in the discretion of the Applicable Agent, including to preserve the Loan Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll, including without limitation any other payments made concurrently with a payment relating to the maintenance, protection or preservation of value of the Collateral and/or the Applicable Agent’s rights therein or for the preservation of the Loan Parties’ business assets or infrastructure which is made incidentally as a result of the ordinary course operation of the Loan Parties’ treasury management functions), (B) implement and exercise an Enforcement Action with respect to the Collateral, (C) fund an orderly liquidation or wind-down of the Loan Parties’ assets or business or an Insolvency Proceeding (whether or not occurring prior to or after the commencement of an Insolvency Proceeding), (D) enhance the likelihood, or maximize, the repayment of the Obligations, (E) reflect currency fluctuations, or (F) pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses. All Protective Advances shall be Obligations, shall be secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Protective Advances shall be funded as Base Rate Loans or Canadian Prime Rate Loans, as applicable. Each US Lender shall participate in each Protective Advance to the US Borrower on a Pro Rata basis. Each Canadian Lender shall participate in each Protective Advance to the Canadian Borrower on a Pro Rata basis. In no event shall Protective Advances be required that would cause the Total Revolver Outstandings to exceed the Total Revolver Commitments. Any funding of an Overadvance Loan or sufferance of a Protective Advance, US Revolver Overadvance or a Canadian Overadvance shall not constitute a waiver by the Agents or the Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Notwithstanding anything herein to the contrary, no event or circumstance shall result in any claim or liability against any Agent for “inadvertent Overadvances” (i.e., where a US Revolver Overadvance or Canadian Overadvance results from changed circumstances beyond the control of the Applicable Agent (such as (i) a decline in the value of the Collateral, (ii) errors or fraud on a Borrowing Base Certificate, (iii) components of US Borrowing Capacity or Canadian Borrowing Capacity on any date thereafter being deemed ineligible, (iv) the return of uncollected checks or other items of payment applied to the reduction of Loans or other similar involuntary or unintentional actions or (v) any other circumstance beyond the reasonable control of the Agents or the Lenders that results in the reduction of the realizable value of any components of US Borrowing Capacity or Canadian Borrowing Capacity)), and such “inadvertent Overadvances” shall not reduce the amount of Protective Advances allowed hereunder.

2.2. Reduction or Termination of Commitments.

2.2.1. Reduction or Termination of US Revolver Commitments.

(a) The US Revolver Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least twenty-five (25) days prior written notice to the Administrative Agent at any time, the US Borrower may, at its option, terminate the US Revolver Commitments in whole. Any notice of termination given by the US Borrower shall be irrevocable. On the termination date specified in such notice of termination, the US Borrower shall make payment in full, in cash, of all US Revolver Loans and all interest thereon and all Obligations due and owing to the Administrative Agent or any US Lender, in its capacity as a US Lender.

(b) The Borrowers may permanently reduce the US Revolver Commitments, on a Pro Rata basis for each US Lender, from time to time upon written notice to the Administrative Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, and shall be given at least five (5) Business Days prior to the requested reduction date; provided that, unless terminated in whole, the US Revolver Commitments may not be reduced to an amount that is less than $100,000,000. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

(c) Concurrently with any reduction in the US Revolver Commitments as provided in this Section 2.2.1, (i) the Total Revolver Commitments of the Lenders shall be reduced by a corresponding amount and (ii) the Canadian Revolver Commitments shall be reduced by an amount such that the ratio of the US Revolver Commitments to the Dollar Equivalent of the Canadian Revolver Commitments immediately following such reduction is equal to the ratio that existed immediately prior to such reduction. In the event the US Revolver Commitments are terminated, the Total Revolver Commitments and Canadian Revolver Commitments shall be terminated.

(d) Concurrently with any reduction pursuant to Section 2.2.1(a), (b) or (c), the Borrowers shall repay the Total US Revolver Outstandings and the Total Canadian Revolver Outstandings as required pursuant to Section 2.2.4.

(e) Concurrently with the termination of all or any portion of the US Revolver Commitments at any time prior to the Termination Date, for whatever reason (including, without limitation, whether voluntary or involuntary, resulting from an Event of Default or after acceleration thereof), the US Borrower shall pay to the Administrative Agent, for the Pro Rata benefit of US Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to (i) if the termination occurs during the period commencing on the Closing Date through and including the first anniversary of the Closing Date, 2.0% of the US Revolver Commitments being terminated; (ii) if the termination occurs during the period commencing on the day immediately following the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, 1.0% of the US Revolver Commitments being terminated; and (iii) if the termination occurs at anytime thereafter, 0.50% of the US Revolver Commitments being terminated.

2.2.2. [Reserved].

2.2.3. Reduction or Termination of Canadian Revolver Commitments; Reduction in Total Revolver Commitment.

(a) The Canadian Revolver Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least twenty-five (25) days prior written notice to Agents at any time, the Canadian Borrower may, at its option, terminate the Canadian Revolver Commitments in whole. Any notice of termination given by the Canadian Borrower shall be irrevocable. On the termination date specified in such notice of termination, the Canadian Borrower shall make payment in full, in cash, of Canadian Revolver Loans and all interest thereon and all Obligations due and owing to the Canadian Agent or any Canadian Lender, in its capacity as a Canadian Lender.

(b) The Canadian Borrower may permanently reduce the Canadian Revolver Commitments, on a Pro Rata basis for each Canadian Lender, from time to time upon written notice to Agents, which notice shall specify the amount of the reduction, shall be irrevocable once given and shall be given at least five Business Days prior to the requested reduction date. Each reduction shall be in a minimum amount of Cdn. $5,000,000, or an increment of Cdn. $1,000,000 in excess thereof.

(c) Concurrently with any reduction pursuant to Section 2.2.3(a) or (b), the Borrowers shall repay the Total Canadian Revolver Outstandings as required pursuant to Section 2.2.4.

2.2.4. Mandatory Prepayments.

(a) If at any time, (i) the Total US Revolver Outstandings exceed the US Borrowing Capacity at such time, (ii) the Total Canadian Revolver Outstandings exceeds the Canadian Borrowing Capacity at such time or (iii) the Total Revolver Outstandings exceeds the Aggregate Revolver Borrowing Capacity at such time, then the Borrowers shall immediately pay the amount of such excess to the Applicable Agent for the respective accounts of the Applicable Lenders for application to the US Revolver Loans and/or the Canadian Revolver Loans, as the case may be, and/or Cash Collateralize the US LC Obligations and/or the Canadian LC Obligations, as the case may be.

(b) Any prepayments required to be made by the Borrowers in respect of the Total US Revolver Outstandings pursuant to clause (a) of this Section 2.2.4 shall be applied first, to repay the outstanding principal balance of the Protective Advances advanced to the US Borrower until such Protective Advances shall have been repaid in full; second, to repay the outstanding principal balance of the Swingline Loans advanced to the US Borrower until such Swingline Loans shall have been repaid in full; third, to repay the outstanding principal balance of the US Revolver Loans until such US Revolver Loans shall have been paid in full; and fourth, to provide Cash Collateral for outstanding Letters of Credit issued for the account or benefit of the US Borrower until such Letters of Credit have been Cash Collateralized in full.

(c) Any prepayments required to be made by the Borrowers in respect of the Total Canadian Revolver Outstandings pursuant to clause (a) of this Section 2.2.4 shall be applied first, to repay the outstanding principal balance of the Protective Advances advanced to the Canadian Borrower until such Protective Advances shall have been repaid in full; second, to repay the outstanding principal balance of the Swingline Loans advanced to the Canadian Borrower until such Swingline Loans shall have been repaid in full; third, to repay the outstanding principal balance of the Canadian Revolver Loans until such Canadian Revolver Loans shall have been paid in full; and fourth, to provide Cash Collateral for outstanding Letters of Credit issued for the account or benefit of the Canadian Borrower until such Letters of Credit have been Cash Collateralized in full.

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. The Issuing Banks agree, in reliance upon the agreements of the US Lenders and the Canadian Lenders set forth in this Section 2.3, to issue or cause the issuance of Letters of Credit (a) for the account of the US Borrower denominated in Dollars or (b) for the account of the Canadian Borrower denominated in Canadian Dollars or Dollars, in each case, from time to time until 30 days prior to the Termination Date (or (i) in the case of a Letter of Credit issued for the account of the US Borrower, until the US Commitment Termination Date, if earlier or (ii) in the case of a Letter of Credit issued for the account of the Canadian Borrower, until the Canadian Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that each Issuing Bank’s willingness to issue or cause the issuance of any Letter of Credit is conditioned upon such Issuing Bank’s receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as such Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. No Issuing Bank shall have any obligation to issue any Letter of Credit unless (i) such Issuing Bank receives an LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii)(A) in the case of a Letter of Credit issued for the account of benefit of the US Borrower, each US LC Condition or (B) in the case of a Letter of Credit issued for the account or benefit of the Canadian Borrower, each Canadian LC Condition, is satisfied. If any Issuing Bank receives written notice from a US Lender or a Canadian Lender, as applicable, at least one Business Day before issuance of a Letter of Credit that any US LC Condition or any Canadian LC Condition, as the case may be, has not been satisfied, such Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such US LC Condition or such Canadian LC Condition is satisfied or until the Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, such Issuing Bank shall not be deemed to have knowledge of any failure of US LC Conditions or Canadian LC Conditions, as applicable. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or (iii) any Lender is, at such time, a Defaulting Lender, unless such Issuing Bank has entered into arrangements satisfactory to such Issuing Bank with the Borrowers or such Defaulting Lender to eliminate such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender.

(b) Letters of Credit may be requested by a Borrower to support any lawful corporate purposes of such Borrower and its Subsidiaries. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the reasonable discretion of the applicable Issuing Bank.

(c) The Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary; provided, that the foregoing is not intended to, nor shall it prohibit, any Borrower from pursuing all rights and remedies it may have against such beneficiary or assignee thereof. In connection with the issuance of any Letter of Credit, none of any Agent, any Issuing Bank or any

Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, any Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of the Issuing Banks under the Loan Documents shall be cumulative. The Issuing Banks shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by such Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.

(e) [Reserved].

(f) The parties hereto agree that each Existing Letter of Credit described on Schedule 2.3.1 and issued by any Issuing Bank or any of its Affiliates or branches shall be deemed to be a Letter of Credit issued pursuant to this Agreement, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(g) If any Borrower so requests in any applicable LC Application, each Issuing Bank may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Applicable Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than twenty (20) Business Days prior to the Termination Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Applicable

Agent that the Required Lenders have elected not to permit such extension or (2) from the Applicable Agent, any Lender or any Loan Party that one or more of the US LC Conditions or Canadian LC Conditions, as applicable, or one or more of the conditions set forth in Section 6.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(h) If any Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable Issuing Bank, no Borrower shall be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Applicable Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable Issuing Bank shall not permit such reinstatement if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (1) from the Applicable Agent that the Required Lenders have elected not to permit such extension or (2) from the Applicable Agent, any Lender or any Loan Party that one or more of the US LC Conditions or Canadian LC Conditions, as applicable, or one or more of the conditions set forth in Section 6.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(i) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of any Borrower, such Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Each Issuing Bank shall promptly notify the Agents of the issuance of, and provide Agents with a copy of, each Letter of Credit issued hereunder.

2.3.2. Reimbursement; Participations.

(a) If any Issuing Bank honors any request for payment under a Letter of Credit or, if applicable an LC Guaranty with respect to a Letter of Credit, the applicable Borrower shall pay to such Issuing Bank, on the same day, if notice of such honor is given to the applicable Borrower prior to 1:00 p.m. on the honor date, and otherwise on the next Business Day (“Reimbursement Date”), the amount paid by such Issuing Bank under such Letter of Credit or, if applicable, under an LC Guaranty with respect to such Letter of Credit, together with interest at the interest rate for (a) in the case of a Letter of Credit denominated in Dollars, Base Rate Loans and (b) in the case of a Letter of Credit denominated in Canadian Dollars issued for the account of the Canadian Borrower, Canadian Prime Rate Loans, in each case, from the Reimbursement Date until payment by the relevant Borrower. The obligation of the applicable Borrower to reimburse the Issuing Banks for any payment made under a Letter of Credit or LC Guaranty shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that the Borrowers may have at any time against the beneficiary. Whether or not any Borrower submits a Notice of Borrowing, the relevant Borrower shall be deemed to have requested a Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as the case may be, in an amount necessary to pay all amounts due to the applicable Issuing Bank on any Reimbursement Date and (a) in the case of a Letter of Credit issued for the account of the US Borrower, each US Lender agrees to fund its Pro Rata share of such Borrowing whether or not the US Revolver Commitments have terminated, a US Revolver Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied and (b) in the case of a Letter of Credit issued for the account of the Canadian Borrower, each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, (i) in the case of a Letter of Credit issued for the account or benefit of the US Borrower, each US Lender and (ii) in the case of a Letter of Credit issued for the account or benefit of the Canadian Borrower, each Canadian Lender, shall be deemed to have irrevocably and unconditionally purchased from the applicable Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all US LC Obligations or Canadian LC Obligations, as the case may be, relating to the Letter of Credit. If any Issuing Bank makes any payment under a Letter of Credit or an LC Guaranty and the applicable Borrower does not reimburse such payment on the Reimbursement Date, the Applicable Agent shall promptly notify the Lenders and each Applicable Lender shall promptly (within one Business Day) and unconditionally pay to the Applicable Agent, for the benefit of such Issuing Bank, such Applicable Lender’s Pro Rata share of such payment. Upon request by a US Lender, such Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each US Lender to make payments to the Administrative Agent for the account of an Issuing Bank in connection with such Issuing Bank’s payment under a Letter of Credit or LC Guaranty issued for the account or benefit of the US Borrower shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. The obligation of each Canadian Lender to make payments to the Canadian Agent for the account of an Issuing Bank in connection with such Issuing Bank’s payment under a Letter of Credit or LC Guaranty issued for the account or benefit of the Canadian Borrower shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes any express or implied warranty, representation or guaranty to the Lenders with respect to the Collateral, LC Documents or any Loan Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. No Issuing Bank shall have any liability to any Lender or the Borrower if such Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from the Required Lenders. In furtherance and not in limitation of the foregoing, each Issuing Bank may (i) accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason and (ii) make payment under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit.

(e) If any Lender fails to make available to the Applicable Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3.2 by the time specified in this Section 2.3.2, such Issuing Bank shall be entitled to recover from such Lender (acting through the Applicable Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate (or, with respect to Canadian Lenders, the Bank of Canada overnight rate) and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s required payment by such Lender pursuant to the foregoing provisions of this Section 2.3.2. A certificate of such Issuing Bank submitted to any Lender (through the Applicable Agent) with respect to any amounts owing under this Section 2.3.2 shall be conclusive absent manifest error.

2.3.3. Cash Collateralization of Letters of Credit. If any US LC Obligations or Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that, in the case of US LC Obligations, the Total US Revolver Outstandings exceed the US Borrowing Capacity, (c) that, in the case of Canadian LC Obligations, the Total Canadian Revolver Outstandings exceed the Canadian Borrowing Capacity, (d) that, in the case of Total LC Obligations, the Total Revolver Outstandings exceed the Aggregate Revolver Borrowing Capacity, (e)(i) in the case of US LC Obligations, after the US Commitment Termination Date or (ii) in the case of Canadian LC Obligations, after the Canadian Commitment Termination Date or (f) within five Business Days prior to the Termination Date, then the applicable Borrower shall, at the applicable Issuing Bank’s or the Applicable Agent’s request, pay to such Issuing Bank the amount of all outstanding US LC Obligations and/or outstanding Canadian LC Obligations and Cash Collateralize all outstanding Letters of Credit. If the applicable Borrower fails to Cash Collateralize outstanding Letters of Credit as required herein, the Applicable Lenders may (and shall upon direction of the Applicable Agent) advance, as Base Rate Loans or Canadian Prime Rate Loans, as applicable, the amount of the Cash Collateral required (whether or not the US Revolver Commitments or Canadian Revolver Commitments have terminated, any US Revolver Overadvance or Canadian Overadvance exists, or the conditions in Section 6 are satisfied).

2.3.4. Role of Issuing Banks. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Applicable Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or document in connection therewith. None of the Issuing Banks, the Applicable Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any matters relating to the Letters of Credit (including, without limitation, the issuance, extension renewal or amendment of, or the drawing or payment upon, any Letter of Credit); provided, however, the Borrowers may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such Issuing Bank’s willful misconduct or gross negligence.

2.3.5. Applicability of International Standby Practices 1998 and Uniform Customs and Practice for Documentary Credits. Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

2.4. Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Applicable Agent or the applicable Issuing Bank, the Borrowers shall deliver to the Applicable Agent from time to time Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 4.2 and any Cash Collateral provided by the Defaulting Lender). Cash Collateral provided in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific US LC Obligations or Canadian LC Obligations, as applicable, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein. Each Borrower, and to the extent provided by any Defaulting Lender, such Lender, hereby grants to (and subjects to the control of) the Applicable Agent, for the benefit of the Agents, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied.

2.5. Increase in Commitments.

2.5.1. Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may request an increase in the Total Revolver Commitments by an amount not exceeding $25,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 and in $5,000,000 increments in excess thereof, (ii) the Borrowers shall not be permitted to make more than two (2) such requests and (iii) any increase in the Total Revolver Commitments pursuant to this Section 2.5 shall result in an increase in the US Revolver Commitments in a corresponding amount and an increase in the Canadian Revolver Commitments by an amount such that the ratio of the US Revolver Commitments to the Dollar Equivalent of the Canadian Revolver Commitments immediately following such increase is equal to the ratio that existed immediately prior to such increase. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Revolver Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolver Lenders).

2.5.2. Lender Elections to Increase. Each Revolver Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Revolver Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

2.5.3. Notification by the Administrative Agent; Additional Revolver Lenders. The Administrative Agent shall notify the Borrowers and each Revolver Lender of the Revolver Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and each Issuing Bank, the Borrowers may also invite additional Eligible Assignees to become Revolver Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

2.5.4. Effective Date and Allocations. If the Total Revolver Commitments are increased in accordance with this Section 2.5, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolver Commitment Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Revolver Lenders of the final allocation of such increase and the Revolver Commitment Increase Effective Date.

2.5.5. Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolver Commitment Increase Effective Date signed by a Senior Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects on and as of the Revolver Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists. The Borrowers shall prepay any Revolver Loans outstanding on the Revolver Commitment Increase Effective Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Revolver Loans ratable with any revised Pro Rata shares arising from any nonratable increase in the Commitments under this Section 2.5.

2.5.6. Conflicting Provisions. This Section 2.5 shall supersede any provisions in Section 14.1 to the contrary.

SECTION 3.INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans; (ii) if a LIBOR Loan, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Loans; (iii) if Canadian Prime Rate Loans, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans; (iv) if a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin for Canadian BA Rate Loans; and (v) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During any Event of Default described in Section 11.1(a), all Obligations shall bear interest at the Default Rate. During any other Event of Default, at the option of the Administrative Agent or upon the request of the Required Lenders, all Obligations shall bear interest at the Default Rate. Each Borrower acknowledges that the cost, expense and risk to each Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate the Agents and the Lenders for such added cost, expense and risk.

(c) Interest accrued on the Loans shall be due and payable in arrears, and each of the US Borrower and the Canadian Borrower promises to pay interest to the Applicable Lenders, (i) with respect to each Base Rate Loan and each Canadian Prime Rate Loan, on the first Business Day of each calendar quarter, (ii) with respect to each LIBOR Loan and each Canadian BA Rate Loan, on the last day of its Interest Period; provided that if any Interest Period for a LIBOR Loan or a Canadian BA Rate Loan exceeds three months, interest accrued on such LIBOR Loan or such Canadian BA Rate Loan shall also be due and payable on the respective dates that fall every three months after the beginning of such Interest Period, (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iv) with respect to any termination or reduction of the US Revolver Commitments or the Canadian Revolver Commitment, on the date of such termination or reduction with respect to the principal amount of Loans where the commitment to make such Loans is being terminated. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of Adjusted LIBOR and/or the Canadian BA Rate to Outstanding Loans.

(a) Any Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation under clause (b) below, elect to convert any portion of its Base Rate Loans to, or to continue any of its LIBOR Loans at the end of its Interest Period as, a LIBOR Loan. The Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation under clause (c) below, elect to convert any portion of its Canadian Prime Rate Loans to, or to continue any of its Canadian BA Rate Loans at the end of its Interest Period as, a Canadian BA Rate Loan. During any Default or Event of Default, the Administrative Agent may (and shall at the direction of the Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan. During any

Default or Event of Default, the Canadian Agent may (and shall at the direction of the Required Lenders) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b) Whenever any Borrower desires to convert or continue its Loans as LIBOR Loans, such Borrower shall give the Applicable Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, the Applicable Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, a Borrower shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Loans into Base Rate Loans.

(c) Whenever the Canadian Borrower desires to convert or continue Canadian Prime Rate Loans as Canadian BA Rate Loans, the Canadian Borrower shall give the Canadian Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, the Canadian Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Canadian Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loan, the Canadian Borrower shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Canadian Revolver Loans into Canadian Prime Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of (a) any LIBOR Loans, the Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months, to the extent any such interest period is available and (b) any Canadian BA Rate Loans, the Canadian Borrower shall select an Interest Period to apply, which interest period shall be one, two, three or six months, to the extent any such interest period is available; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan or a Canadian BA Rate Loan, as the case may be, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Termination Date.

3.1.4. Interest Rate Not Ascertainable. If the Applicable Agent shall determine that on any date for determining Adjusted LIBOR or the Canadian BA Rate, adequate and fair means do not exist for ascertaining any such rate on the basis provided herein, then such Agent shall immediately notify the Borrowers of such determination. Until the Applicable Agent notifies the Borrowers that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Loans or Canadian BA Rate

Loans, as the case may be, shall be suspended, and no further Loans may be borrowed, converted into or continued as LIBOR Loans or Canadian BA Rate Loans, as applicable.

3.2. Fees.

3.2.1. Unused Facility Fee. The US Borrower shall pay to the Administrative Agent for the Pro Rata benefit of the US Lenders, a fee equal to the product of the Applicable Unused Fee Rate times the amount by which the Total Revolver Commitments exceed the average daily balance of the Total Revolver Outstandings (excluding Swingline Loans) during any calendar quarter. The fees payable under this Section 3.2.1 (collectively, the “Unused Fees”) shall be payable quarterly in arrears on the first Business Day of each calendar quarter and on the US Commitment Termination Date.

3.2.2. LC Facility Fees. The relevant Borrower shall pay (i) to the Applicable Agent, for the Pro Rata benefit of the Applicable Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Standby Letter of Credit Fees times the maximum amount available to be drawn by the Borrower in respect of standby Letters of Credit pursuant to the terms of this Agreement, which fee (a “Standby Letter of Credit Fee”) shall be payable quarterly in arrears, on the first Business Day of each calendar quarter; (ii) to the Applicable Agent, for the Pro Rata benefit of the Applicable Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Documentary Letter of Credit Fees times the maximum amount available to be drawn by the Borrower in respect of documentary Letters of Credit pursuant to the terms of this Agreement, which fee (a “Documentary Letter of Credit Fee”) shall be payable quarterly in arrears, on the first Business Day of each calendar quarter; and (iii) to the applicable Issuing Bank, for its own account, a fronting fee calculated at a rate of 0.125% per annum on the maximum amount available to be drawn by the Borrowers in respect of Letters of Credit issued by such Issuing Bank pursuant to the terms of this Agreement, which fee shall be payable quarterly in arrears of the first Business Day of each calendar quarter and (iv) to each Issuing Bank, for its own account, all other customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. At any time after the occurrence and during the continuance of an Event of Default, the fees payable under clauses (i) and (ii) shall accrue interest at the Default Rate. Notwithstanding anything to the contrary set forth herein, any Standby Letter of Credit Fee or Documentary Letter of Credit Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata shares allocable to such Letter of Credit pursuant to Section 4.2, with the balance of such Standby Letter of Credit Fee or Documentary Letter of Credit Fee, if any, payable to the Issuing Bank for its own account.

3.2.3. Other Fees. The Borrowers shall pay to the applicable Persons the fees described in the Fee Letters.

3.3. Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” and Canadian Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computation of interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by any Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by the Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to the Borrowers by the Applicable Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error. For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest or a fee is calculated pursuant hereto at a rate based upon a 360-day period (for the purposes of this Section, the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4. Reimbursement Obligations. The Borrowers shall reimburse the Agents and each Co-Collateral Agent for all Extraordinary Expenses. Without duplication, the Borrowers shall also reimburse the Agents for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation, preparation, execution and delivery of any Loan Documents, including any amendment or other modification thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Applicable Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; (c) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (d) subject to the limits of Sections 10.1.1(b) and (c), each inspection, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by the Applicable Agent’s personnel or a third party. The Borrowers shall also reimburse the Agents, the Co-Collateral Agents and the Lenders for all reasonable costs and expenses incurred by them (whether during an Event of Default or otherwise) in connection with the enforcement or preservation of any rights under this Agreement or any of the other Loan Documents (including during any workout, restructuring or negotiations in respect of Loans, Letters of Credit, Loan Documents or the transactions contemplated thereby). The Borrowers shall also reimburse each Co-Collateral Agent for all reasonable and documented legal fees of one outside counsel incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment, waiver, consent, supplement, restatement or other modification thereof or thereto; and (b) administration and enforcement of and actions relating to any Collateral, Loan Documents, and transactions contemplated thereby. All amounts reimbursable by the Borrowers under this Section 3.4 shall constitute Obligations secured by the Collateral and shall be payable within twenty Business Days after presentation by any Agent or Co-Collateral Agent to the Borrowers of a reasonably detailed itemization of such amounts.

3.5. Illegality. Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof, made after the date hereof, by any Governmental Authority makes it unlawful for a Lender to make or maintain a LIBOR Loan or a Canadian BA Rate Loan or to maintain any Commitment with respect to LIBOR Loans or Canadian BA Rate Loans or (b) a Lender determines that the making or continuance of a LIBOR Loan or a Canadian BA Rate Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market, any other relevant interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to the Applicable Agent and the Borrowers and may (i) declare that LIBOR Loans and/or Canadian BA Rate Loans will not thereafter be made by such Lender, whereupon (x) any request for a LIBOR Loan from such Lender shall be deemed to be a request for a Base Rate Loan and (y) any request for a Canadian BA Rate Loan from such Canadian Lender shall be deemed to be a request for a Canadian Prime Rate Loan, in each case, unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) (x) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding LIBOR Loans of such Lender shall be immediately converted to Base Rate Loans, and (y) require that all outstanding Canadian BA Rate Loans made by such Lender be converted to Canadian Prime Rate Loans immediately, in which event all outstanding Canadian BA Rate Loans of such Lender shall be immediately converted to Canadian Prime Rate Loans.

3.6. Increased Costs. If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of any reserve requirements (but without duplication of any amounts described in the last paragraph of this Section 3.6)) in any law or interpretation thereof, in each case made after the date hereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law), promulgated after the date hereof:

(i) a Lender shall be subject to any Tax with respect to any LIBOR Loan, Canadian BA Rate Loan or Letter of Credit or its obligation to make LIBOR Loans, Canadian BA Rate Loans, issue Letters of Credit or participate in US LC Obligations and/or Canadian LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender with respect to its LIBOR Loans, Canadian BA Rate Loans or its obligation to make LIBOR Loans, Canadian BA Rate Loans, issue Letters of Credit or participate in US LC Obligations and/or Canadian LC Obligations (except for Excluded Taxes); or

(ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Loans or Canadian BA Rate Loans or obligation to make LIBOR Loans, Canadian BA Rate Loans, issue Letters of Credit or participate in US LC Obligations and/or Canadian LC Obligations shall be imposed on such Lender or the London interbank market or such other relevant interbank market;

and as a result there shall be a material increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, Canadian BA Rate Loans, Letters of Credit or participations in US LC Obligations and/or Canadian LC Obligations (except to the extent already included in determination of Adjusted LIBOR or the Canadian BA Rate), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify the Borrowers and Agents of such event, and the Borrowers shall, within five days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts; provided, however, that such Lender shall repay to the Borrowers any amounts paid by the Borrowers to such Lender under this Section 3.6 at any time such Lender shall determine that such change or compliance was not applicable to, or required by, such Lender.

If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market, such other relevant interbank market or the Lender’s position in any such market, Adjusted LIBOR, Canadian BA Rate or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or Canadian BA Rate Loans, issuing Letters of Credit or participating in US LC Obligations and/or Canadian LC Obligations, then (A) the Lender shall promptly notify the Borrowers and Agents of such event; (B) such Lender’s obligation to make LIBOR Loans, Canadian BA Rate Loans, issue Letters of Credit or participate in US LC Obligations and/or Canadian LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) (x) such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing, and (y) such Lender shall make a Canadian Prime Rate Loan as part of any requested Borrowing of Canadian BA Rate Loans, which Canadian Prime Rate Loan shall, for all purposes, be considered part of such Borrowing.

In addition to the foregoing, the applicable Borrower shall pay to each Applicable Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the LIBOR Loans or Canadian BA Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall constitute Obligations and be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least 10 days’ prior notice (with a copy to the Applicable Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date provided for in this Agreement, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.7. Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, in each case made after the date hereof, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in US LC Obligations or Canadian LC Obligations or other obligations under the Loan Documents, then the Borrowers shall, within ten days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.8. Mitigation. Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.8, it will take reasonable measures to reduce the Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect such Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any applicable legal or regulatory restriction.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan or Canadian BA Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan or Canadian BA Rate Loan occurs on a day other than the end of its Interest Period, or (c) the Borrowers fail to repay a LIBOR Loan or Canadian BA Rate Loan when required hereunder, then the Borrowers shall pay to the Applicable Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. The Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans. The Lenders shall not be required to purchase Canadian Dollar deposits in the relevant interbank market or offshore Canadian Dollar market to fund any Canadian BA Rate Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its Canadian BA Rate Loan.

3.10. Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by the Agents and the Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any period, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon payment in full, in cash, of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section 3.10, have accrued under the Loan Documents, then the Borrowers shall, to the extent permitted by Applicable Law, pay to the Applicable Agent, for the account of the Applicable Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that any Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by any Agent or any Lender), and upon payment in full, in cash of the Obligations, any balance shall be refunded to the Borrowers. In determining whether any excess interest has been charged or received by any Agent or any Lender, all interest at any time charged or received from the Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

3.11. Replacement of the Lenders. In the event that any Lender (i) notifies the Borrower Agent that, pursuant to Section 3.5, such Lender can no longer make LIBOR Loans or Canadian BA Rate Loans, (ii) demands payment of additional amounts or increased costs pursuant to Section 3.6 or (iii) is a Defaulting Lender (each an “Affected Lender”), then the Borrower Agent may, at its option, notify the Applicable Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower Agent, with the consent of the Administrative Agent, may obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be (i) an Eligible Assignee and (ii) satisfactory to the Administrative Agent. If the Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale; provided that the Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, the Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender (i) in the case of a notice under Section 3.5, rescinds its notice that it can no longer fund LIBOR Loans or Canadian BA Rate Loans or (ii) in the case of a demand under Section 3.6, rescinds its demand for increased costs or additional amounts, within ten (10) days following its receipt of the Borrower Agent’s notice of intention to replace such Affected Lender. Furthermore, if the Borrower Agent gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, the Borrowers’ rights under this paragraph as to such noticed replacement and in connection with such Affected Lender shall terminate.

3.12. Dodd-Frank Act. Notwithstanding anything herein to the contrary (including, without limitation, the provisions set forth in Sections 3.5, 3.6, 3.7 and 5.9), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all regulations, rules, guidelines and directives promulgated thereunder and (y) all rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been adopted after the date hereof, regardless of the date enacted, adopted or issued.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Loans.

4.1.1. Notice of Borrowing.

(a) Whenever the Borrowers desire funding of a Borrowing of Loans, the Borrower Agent shall give the Administrative Agent a Notice of Borrowing. Such notice must be received by the Administrative Agent no later than 1:00 p.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans or Canadian Prime Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans or Canadian BA Rate Loans. Notices received after 1:00 p.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a US Revolver Loan or Canadian Revolver Loan, (D) whether the Borrowing is to be made as a Base Rate Loan, LIBOR Loan, Canadian Prime Rate Loan or a Canadian BA Rate Loan and (E) in the case of LIBOR Loans or Canadian BA Rate Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified). Each borrowing shall be in an aggregate amount of not less than (i) in the case of Base Rate Loans or LIBOR Rate Loans, $500,000 or an integral multiple of $100,000 in excess thereof, and (ii) in the case of Canadian Prime Rate Loans or Canadian BA Rate Loans, Cdn. $500,000 or an integral multiple of Cdn. $100,000 in excess thereof.

(b) Unless payment is otherwise timely made by the Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, US LC Obligations, Canadian LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans or Canadian Prime Rate Loans, as applicable, on the due date, in the amount of such Obligations.

(c) If the Borrowers establish a controlled disbursement account with any Agent or any branch or Affiliate of such Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be, on the date of such presentation, in the amount of the check and items presented for payment, a request for (i) with respect to the US Borrower, Base Rate Loans and (ii) with respect to the Canadian Borrower, Canadian Prime Rate Loans. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by the Lenders. Each US Lender shall timely honor its US Revolver Commitment by funding its Pro Rata share of each Borrowing of US Revolver Loans that is properly requested hereunder. Each Canadian Lender shall timely honor its Canadian Revolver Commitment by funding its Pro Rata share of each Borrowing of Canadian Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, the Applicable Agent shall endeavor to notify the Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 2:00 p.m. on the proposed funding date for Base Rate Loans or Canadian Prime Rate Loans or by 3:00 p.m. at least three Business Days before any proposed funding of LIBOR Loans or Canadian BA Rate Loans. Each Lender shall fund to the Applicable Agent such Lender’s Pro Rata share of the Borrowing to the account specified by such Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless such Agent’s notice is received after the times provided above, in which event the Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Lenders, the Applicable Agent shall disburse the proceeds of the Loans as directed by the Borrowers. Unless the Applicable Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, such Agent may assume that such Lender has deposited or promptly will deposit its share with such Agent, and such Agent may disburse a corresponding amount to the Borrowers. If a Lender’s share of any Borrowing is not in fact received by the Applicable Agent, then such Lender and the Borrowers agree to repay to the Applicable Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing. If a Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Applicable Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

4.1.3. Swingline Loans; Settlement.

(a) In reliance upon the agreements of:

(i) the US Revolver Lenders set forth in this Section 4.1.3, the Administrative Agent may, in its sole discretion, but shall not be obligated to, advance Swingline Loans denominated in Dollars to the US Borrower out of the Administrative Agent’s own funds unless the funding is specifically required to be made by all US Lenders hereunder; so long as, after giving effect to such Swingline Loan, the Dollar Equivalent of all outstanding Swingline Loans does not exceed the Swingline Loan Subline. Each Swingline Loan for the account of the US Borrower shall constitute a Base Rate Loan for all purposes, except that payments thereon (including interest thereon) shall be made to the Administrative Agent for its own account. The obligation of the US Borrower to repay Swingline Loans shall be evidenced by the records of the Administrative Agent and need not be evidenced by any promissory note. Any notice from the US Borrower requesting a Swingline Loan must be received by the Administrative Agent no later than 1:00 p.m. on the Business Day of the requested funding date. Any Swingline Loan requested by the US Borrower shall be in a minimum amount of $25,000; and

(ii) the Canadian Revolver Lenders set forth in this Section 4.1.3, the Canadian Agent may, in its sole discretion, but shall not be obligated to, advance Swingline Loans denominated in Canadian Dollars or Dollars to the Canadian Borrower out of the Canadian Agent’s own funds unless the funding is specifically required to be made by all Canadian Lenders hereunder; so long as, after giving effect to such Swingline Loan, the Dollar Equivalent of all outstanding Swingline Loans does not exceed the Swingline Loan Subline. Each Swingline Loan for the account of the Canadian Borrower shall constitute a Base Rate Loan or a Canadian Prime Rate Loan for all purposes, except that payments thereon (including interest thereon) shall be made to the Canadian Agent for its own account. The obligation of the Canadian Borrower to repay Swingline Loans shall be evidenced by the records of Canadian Agent and need not be evidenced by any promissory note. Any notice from the Canadian Borrower requesting a Swingline Loan must be received by the Canadian Agent no later than 1:00 p.m. on the Business Day of the requested funding date. Any Swingline Loan requested by the Canadian Borrower shall be in a minimum amount of $25,000 in the case of a Base Rate Loan or Cdn. $25,000 in the case of a Canadian Prime Rate Loan.

(b) To facilitate administration of the Loans, the Revolver Lenders and Agents agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by the Applicable Agent, which shall occur at least on a weekly basis. On each settlement date, settlement shall be made with each Revolver Lender in accordance with the Settlement Report delivered by the Applicable Agent to the Revolver Lenders. Between settlement dates, the Administrative Agent may in its discretion apply payments on US Revolver Loans to Swingline Loans for the account of the US Borrower and the Canadian Agent may apply payments on Canadian Revolver Loans to Swingline Loans for the account of the Canadian Borrower, regardless of any designation by the Borrowers or any provision herein to the contrary. Each Revolver Lender’s obligation to make settlements with the Applicable Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the US Revolver Commitments or Canadian Revolver Commitments have terminated, a US Revolver Overadvance or a Canadian Revolver Overadvance exists, or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to the US Borrower or otherwise, any Swingline Loan for the account of the US Borrower may not be settled among the US Revolver Lenders hereunder, then each US Revolver Lender shall be deemed to have purchased from the Administrative Agent a Pro Rata participation in each such unpaid Swingline Loan and shall transfer the amount of such participation to the Administrative Agent, in immediately available funds, within one Business Day after the Administrative Agent’s request therefor. If, due to an Insolvency Proceeding with respect to the Canadian Borrower or otherwise, any Swingline Loan for the account of the Canadian Borrower may not be settled among the Canadian Revolver Lenders hereunder, then each Canadian Revolver Lender shall be deemed to have purchased from the Canadian Agent a Pro Rata participation in each such unpaid Swingline Loan and shall transfer the amount of such participation to the Canadian Agent, in immediately available funds, within one Business Day after the Administrative Agent’s request therefor.

4.1.4. Notices. Each Borrower authorizes the Applicable Agent and the Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of the Borrowers based on telephonic or other e-mailed, electronic or internet-based instructions in form, in each case, acceptable to the Administrative Agent and the Borrowers. The Borrowers shall confirm each such request by prompt delivery to the Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by the Applicable Agent or the applicable Lenders, the records of the Applicable Agent and such Lenders shall govern. Neither any Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of any Agent or any Lender acting upon its understanding of telephonic or other e-mailed, electronic or internet-based instructions in form, in each case, reasonably acceptable to the Applicable Agent and the Borrowers, from a person believed in good faith by any Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender.

4.2.1. If a Lender is a Defaulting Lender, the Applicable Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such Defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to the Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a US LC Obligation or Canadian LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. The Lenders and the Agents agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.2.2. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) that Defaulting Lender (i) shall not be entitled to receive any Unused Fee pursuant to Section 3.2.1 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.2.2.

(b) for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a US Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.3 or 4.1, the “Pro Rata” share or participation of each non-Defaulting Lender that is a US Lender shall be computed without giving effect to the US Revolver Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender that is a US Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the lesser of (A) the positive difference, if any, of (1) the US Revolver Commitment of that non-Defaulting Lender, minus (2) the amount of the Total US Revolver Outstandings of that non-Defaulting Lender and (B) the positive difference, if any, of, (1) the Total Affiliate Commitment of that non-Defaulting Lender, minus (2) the amount of the Total Revolver Outstandings of that non-Defaulting Lender and its Canadian Lender Affiliate and branch.

(c) for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a Canadian Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.3 or 4.1, the “Pro Rata” share or participation of each non-Defaulting Lender that is a Canadian Lender shall be computed without giving effect to the Canadian Revolver Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender that is a Canadian Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the lesser of (A) the positive difference, if any, of (1) the Canadian Revolver Commitment of that non-Defaulting Lender, minus (2) the amount of the Total Canadian Revolver Outstandings of that non-Defaulting Lender and (B) the positive difference, if any, of, (1) the Total Affiliate Commitment of that non-Defaulting Lender, minus (2) the amount of the Total Revolver Outstandings of that non-Defaulting Lender and its US Lender Affiliate and branch.

4.3. Number and Amount of LIBOR Loans and Canadian BA Rate Loans; Determination of Rate. For ease of administration, (a) all LIBOR Loans for the account of the US Borrower having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among the US Lenders on a Pro Rata basis, (b) all LIBOR Loans for the account of the Canadian Borrower having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among the Canadian Lenders on a Pro Rata basis; and (c) all Canadian BA Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among the

Canadian Lenders on a Pro Rata basis. No more than fifteen (15) LIBOR Loans and Canadian BA Rate Loans, in the aggregate, may be outstanding at any time, and (i) each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $500,000, or an increment of $100,000 in excess thereof and (ii) each aggregate Canadian BA Rate Loan when made, continued or converted shall be in a minimum amount of Cdn. $500,000, or an increment of Cdn. $100,000 in excess thereof. Upon determining Adjusted LIBOR or the Canadian BA Rate for any Interest Period requested by the Borrowers, the Applicable Agent shall promptly notify the Borrowers thereof by telephone or electronically and, if requested by the Borrowers, shall confirm any telephonic notice in writing.

4.4. The Borrower Agent. Each Borrower hereby designates the US Borrower (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with any Agent, any Issuing Bank or any Lender, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with any Agent, any Issuing Bank or any Lender. The Borrower Agent hereby accepts such appointment. The Agents, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Agent on behalf of any Borrower. The Agents, the Issuing Banks and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Agent on behalf of such Borrower. The Agents shall have the right, in their discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.

4.5. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ or branches’ Bank Products (including, with the consent of the Administrative Agent, any Cash Management Services). All undertakings of the Borrowers contained in the Loan Documents shall survive any termination, and the Applicable Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until the Full Payment of the Obligations (including all accrued and unpaid principal, interest and fees, and any other Obligations then due and owing, the payment of any appropriate collateral deposits in connection with other Obligations and the occurrence of the Commitment Termination Date). Notwithstanding such Full Payment of the Obligations (including all accrued and unpaid principal, interest and fees, and any other Obligations then due and owing), the payment of any appropriate collateral deposits in connection with other Obligations and the occurrence of the Commitment Termination Date, no Agent shall be required to terminate its Liens in any Collateral unless, with respect to any damages such Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, such Agent receives (a) a written agreement, executed by the Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Agents, the Issuing Banks and the Lenders from any such damages; or (b) such Cash Collateral as such Agent, in its discretion, deems necessary to protect against any such damages; or (c) such other protections as such Agent in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 4.5, 5.4, 5.8, 12, and 14.2, and the obligation of each Loan Party and the Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars (except as otherwise provided in Section 5.10), without condition, offset, counterclaim, recoupment or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. The Borrowers may, at the time of payment, specify to the Applicable Agent the Obligations to which such payment is to be applied, but the Applicable Agent shall in all events retain the right to apply such payment in such manner as the Applicable Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan or a Canadian BA Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of the US Revolver Loans or Canadian Revolver Loans denominated in Dollars shall be applied first to Base Rate Loans and then to LIBOR Loans. Any prepayment of the Canadian Revolver Loans denominated in Canadian Dollars shall be applied first to Canadian Prime Rate Loans and then to Canadian BA Rate Loans. Unless the Applicable Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Applicable Agent for the account of the Applicable Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Applicable Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Rate (or, with respect to Canadian Lenders, the Bank of Canada overnight rate) and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

5.2. Repayment of Loans. The Loans and all other Obligations shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder. The US Borrower promises to pay on the Termination Date, or on such earlier date as payment is required hereunder, and there shall become absolutely due and payable on such date, all of the US Revolver Loans and US LC Obligations outstanding on such date, together with any and all accrued and unpaid interest thereon and all other fees and other amounts then accrued and outstanding with respect thereto. The Canadian Borrower promises to pay on the Termination Date, or on such earlier date as payment is required hereunder, and there shall become absolutely due and payable on such date, all of the Canadian Revolver Loans and the Canadian LC Obligations outstanding on such date, together with any and all accrued and unpaid interest thereon and all other fees and other amounts then accrued and outstanding with respect thereto. The Loans may be prepaid in accordance with Section 5.1 and Section 5.5.

5.3. Payment of Other Obligations. Obligations other than Loans, including US LC Obligations, Canadian LC Obligations and Extraordinary Expenses, shall be paid by the Borrowers as provided in the Loan Documents or, if no payment date is specified, promptly upon receipt by the Borrowers of notice of the amounts due in connection therewith.

5.4. Marshaling; Payments Set Aside. None of the Agents or the Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any Loan Party makes a payment to the Agents or the Lenders, or if any Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

5.5. Allocation of Payments.

5.5.1. Pre-Default Allocation of Payments (US Concentration Account, etc.). Notwithstanding anything herein to the contrary, at all times when no Event of Default has occurred and is continuing, all funds transferred to the US Concentration Account and for which the US Borrower has received credits, together with all payments to be initially applied to the US Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be applied to the Obligations as follows:

(a) first, pro rata to all costs and expenses (including Extraordinary Expenses) constituting US Obligations, owing to the Administrative Agent and the Co-Collateral Agents;

(b) second, to all amounts owing to the Administrative Agent on Swingline Loans, US Revolver Overadvances and Protective Advances, in each case, advanced to the US Borrower;

(c) third, to all Obligations constituting fees owing to the US Lenders in their capacity as the US Lenders (excluding amounts relating to Bank Products);

(d) fourth, to all Obligations constituting interest on US Revolver Loans (excluding amounts relating to Bank Products);

(e) fifth, pro rata to all Obligations constituting principal of US Revolver Loans (excluding amounts relating to Bank Products) and to all amounts owing to any Issuing Bank on US LC Obligations;

(f) sixth, to all other Obligations owing to the US Lenders in their capacity as the US Lenders (excluding Bank Product Debt);

(g) seventh, to the Obligations pursuant to clauses (a) through (f) of Section 5.5.2 below;

(h) eighth, to all other Obligations owing to the Secured Parties (other than Bank Product Debt);

(i) ninth, to Bank Product Debt constituting Obligations owing to the Lenders and their Affiliates and branches for which a Bank Product Reserve has been established; and

(j) tenth, to Bank Product Debt constituting Obligations owing to the Lenders and their Affiliates and branches for which a Bank Product Reserve has not been established.

Amounts shall be applied to each category of Obligations set forth above until the payment in full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt, US LC Obligations or Canadian LC Obligations shall be the lesser of the applicable US LC Obligations, Canadian LC Obligations or Bank Product Amount last reported to the Agents or the actual US LC Obligations, Canadian LC Obligations or Bank Product Debt as calculated by the methodology reported to the Agents for determining the amount due. The Agents shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, the Agents may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of the Agents and the Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party.

5.5.2. Pre-Default Allocation of Payments (Canadian Concentration Accounts, etc.). Notwithstanding anything herein to the contrary, at all times when no Event of Default has occurred and is continuing, all funds transferred to the Canadian Concentration Accounts and for which the Canadian Borrower has received credits, together with all payments to be initially applied to the Canadian Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be applied to the Obligations as follows:

(a) first, pro rata to all costs and expenses (including Extraordinary Expenses) constituting Canadian Obligations, owing to the Canadian Agent and the Co-Collateral Agents;

(b) second, to all amounts owing to the Canadian Agent on Swingline Loans, Canadian Revolver Overadvances and Protective Advances, in each case advanced to the Canadian Borrower;

(c) third, to all Obligations constituting fees owing to the Canadian Lenders in their capacity as the Canadian Lenders (excluding amounts relating to Bank Products);

(d) fourth, to all Obligations constituting interest on the Canadian Revolver Loans (excluding amounts relating to Bank Products);

(e) fifth, pro rata to all Obligations constituting principal of the Canadian Revolver Loans (excluding amounts relating to Bank Products) and to all amounts owing to any Issuing Bank on Canadian LC Obligations;

(f) sixth, to all other Obligations owing to the Canadian Lenders in their capacity as the Canadian Lenders (excluding Bank Product Debt);

(g) seventh, to the Obligations pursuant to clauses (a) through (f) of Section 5.5.1 above;

(h) eighth, to all other Obligations owing to the Secured Parties (other than Bank Product Debt); and

(i) ninth, to the Obligations pursuant to clauses (i) through (j) of Section 5.5.1 above.

Amounts shall be applied to each category of Obligations set forth above until the payment in full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt, US LC Obligations or Canadian LC Obligations shall be the lesser of the applicable US LC Obligations, Canadian LC Obligations or Bank Product Amount last reported to the Agents or the actual US LC Obligations, Canadian LC Obligations or Bank Product Debt as calculated by the methodology reported to the Agents for determining the amount due. The Agents shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, the Agents may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section 5.5.2 are solely to determine the rights and priorities of the Agents and the Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party.

5.5.3. Post-Default Allocation of Payments. Notwithstanding anything herein to the contrary (but subject to the Intercreditor Agreement), during an Event of Default, all funds transferred to the Concentration Accounts and for which the applicable Borrower has received credits, together with all monies received by the Administrative Agent, the Canadian Agent or any Lender, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, pro rata to all costs and expenses (including Extraordinary Expenses) owing to the Agents and the Co-Collateral Agents;

(b) second, to all amounts owing to the Agents on Swingline Loans, US Revolver Overadvances, Canadian Revolver Overadvances and Protective Advances;

(c) third, to all Obligations constituting fees owing to the Lenders (excluding amounts relating to Bank Products);

(d) fourth, to all Obligations constituting interest on Revolver Loans (excluding amounts relating to Bank Products);

(e) fifth, pro rata to all Obligations constituting principal of Revolver Loans (excluding amounts relating to Bank Products), to all amounts owing to the Issuing Banks on US LC Obligations and Canadian LC Obligations and to provide Cash Collateral for outstanding Letters of Credit;

(f) sixth, to all other Obligations (other than Bank Product Debt);

(g) seventh, to Bank Product Debt constituting Obligations for which a Bank Product Reserve has been established; and

(h) eighth, to Bank Product Debt constituting Obligations for which a Bank Product Reserve has not been established.

Amounts shall be applied to each category of Obligations set forth above until the payment in full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt, US LC Obligations or Canadian LC Obligations shall be the lesser of the applicable US LC Obligations, Canadian LC Obligations or Bank Product Amount last reported to the Agents or the actual US LC Obligations, Canadian LC Obligations or Bank Product Debt as calculated by the methodology reported to the Agents for determining the amount due. The Agents shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, the Agents may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section 5.5.3 are solely to determine the rights and priorities of the Agents and the Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section 5.5.3 is not for the benefit of or enforceable by any Loan Party.

5.5.4. Erroneous Application. No Agent shall be liable for any application of amounts made by it in error (unless it has been determined in a final, non-appealable judgment by a court of competent jurisdiction that such error was a result of the gross negligence or willful misconduct of such Agent) and if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made (unless it has been determined in a final, non-appealable judgment by a court of competent jurisdiction that such error was a result of the gross negligence or willful misconduct of such Agent) shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6. Application of Payments. All funds and cash proceeds in the form of money, checks and like items received in the Concentration Accounts shall be credited, on the next Business Day on which the Agents determines that good collected funds have been received, and, prior to the receipt of good collected funds, on a provisional basis until final receipt of good collected funds, and applied as contemplated by Section 5.5. All funds and cash proceeds in the form of a wire transfer received in the Concentration Accounts shall be credited on the next Business Day following the Applicable Agent’s receipt of such amounts (or up to such later date as the Agents determine that good collected funds have been received), and applied as contemplated by Section 5.5. All funds and cash proceeds in the form of an automated clearing house transfer received in the Concentration Accounts shall be credited, on the next Business Day following the Applicable Agent’s receipt of such amounts (or up to such later date as the Administrative Agent determines that good collected funds have been received), and applied as contemplated by Section 5.5. For purposes of the foregoing provisions of this Section 5.6, the Applicable Agent shall not be deemed to have received any such funds or cash proceeds on any day unless received by the Applicable Agent before 2:00 p.m. (Boston time) on such day. The Borrowers further acknowledge and agree that any such provisional credits or credits in respect of wire or automatic clearing house funds transfers shall be subject to reversal if final collection in good funds of the related item is not received by, or final settlement of the funds transfer is not made in favor of, the Applicable Agent in accordance with the Applicable Agent’s customary procedures and practices for collecting provisional items or receiving settlement of funds transfers.

5.7. Loan Account; Account Stated.

5.7.1. Loan Account. The Applicable Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of the Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of any Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder. The Agents may maintain a single Loan Account in the name of the Borrower Agent.

5.7.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Applicable Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.8. Taxes.

5.8.1. Generally. If any Taxes (except Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, the Borrowers shall pay (and shall promptly reimburse the Agents and the Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith.

5.8.2. Withholding Taxes. All payments to the Agents or the Lenders (or any successor or assignee thereof) by a Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes (other than Excluded Taxes) unless required by Applicable Law. If any Loan Party shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) with respect to any sum payable under any Loan Documents, (a) the sum payable to such Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions (including withholding or deduction applicable to additional amounts paid under this Section 5.8.2), such Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) such Loan Party shall make such withholding or deductions; and (c) such Loan Party shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.

5.8.3. Indemnity. Each Loan Party shall indemnify and hold harmless each of the Lenders and each Agent for the full amount of Taxes (other than Excluded Taxes) imposed on or paid by such Lender or such Agent and any liability (including penalties, interest and expenses payable or incurred in connection therewith) arising from or with respect to such Taxes, whether or not they were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the relevant Agent or the relevant Lender, as the case may be, makes written demand for it. A certificate containing reasonable detail as to the amount of such Taxes submitted to the relevant Loan Party by the relevant Agent or the relevant Lender shall be conclusive evidence, absent manifest error, of the amount due from such Borrower to such Agent or such Lender, as the case may be.

5.8.4. [Reserved].

5.8.5. Survival. Notwithstanding anything contained herein to the contrary, the provisions of this Section 5.8 shall survive the expiration or termination of this Agreement and the other Loan Documents.

5.9. Withholding Tax Exemption. At least five Business Days prior to the first date for payment of interest or fees hereunder to a Foreign Lender, the Foreign Lender shall, if applicable, deliver to the Borrowers and the Agents two duly completed copies of IRS Form W-8BEN or W-8ECI (or any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes. Each Foreign Lender shall deliver to the Borrowers and the Agents two additional copies of such form before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agents, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes. During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, the Applicable Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and the Borrowers shall not be required to pay any additional amounts under Section 5.8 or this Section 5.9 as a result of such withholding. Each Lender or the Agent that is organized under the laws of the United States, or any state or district thereof shall provide to the US Borrower (and in the case of a Lender, to the Applicable Agent) two duly executed copies of IRS Form W-9. In the event that any Lender or any Agent does not comply with the requirements of this Section 5.9, the relevant Borrower may withhold taxes from payments to such Lender or such Agent as required by Applicable Law. In the event of the resignation of the Applicable

Agent pursuant to Section 12.8 hereunder, the successor Applicable Agent shall be subject to the provisions of this Section 5.9 in the same manner as a its predecessor Applicable Agent, and shall be required to provide the appropriate IRS Form W-8BEN or W-8ECI to the US Borrower as required in this Section 5.9. In the event that the successor Applicable Agent does not comply with the requirements of this Section 5.9, the Borrowers may withhold taxes from payments to such successor Applicable Agent as required by Applicable Law.

5.10. Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder; provided that:

(a) except as expressly provided in this Agreement, each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of that repayment;

(b) each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;

(c) each payment of any Letter of Credit Fees payable by the US Borrower (and any other fees payable by the US Borrower under Section 3.2.2), Unused Fees payable by the US Borrower and all other amounts due hereunder (unless the provisions of the Agreement require otherwise) shall be in Dollars;

(d) each (i) payment of any Letter of Credit Fees payable by the Canadian Borrower in respect of Letters of Credit denominated in Canadian Dollars (and any other fees payable by the Canadian Borrower under Section 3.2.2 in respect thereof) shall be in Canadian Dollars and (ii) payment of any Letter of Credit Fees payable by the Canadian Borrower in respect of Letters of Credit denominated in Dollars (and any other fees payable by the Canadian Borrower under Section 3.2.2 in respect thereof) shall be in Dollars;

(e) each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and

(f) any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to any Agent or any Lender (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until such Agent or such Lender shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, each Borrower agrees to indemnify and hold harmless such Agent or such Lender, as the case may be, with respect to the amount of the shortfall with respect to amounts payable by such Borrower hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Effectiveness of this Agreement. In addition to the conditions set forth in Section 6.2, this Agreement shall not be effective and the Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to the Borrowers hereunder until the date (“Closing Date”) that each of the following conditions has been satisfied (in each case, in form and substance satisfactory to the Agents and each of the Lenders), unless the Administrative Agent, in its sole discretion, determines that the satisfaction of one or more of the following conditions precedent may be satisfied on a post-closing basis pursuant to the Post-Closing Agreement:

(a) Notes shall have been executed by the Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to the Administrative Agent by each of the signatories thereto, and each Loan Party shall be in compliance with all terms thereof.

(b) The Agents shall be satisfied that the Security Documents shall be effective to create in favor of the Applicable Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral and shall have received (i) evidence that all filings, recordings, deliveries of instruments and other actions necessary or desirable in the commercially reasonable opinion of the Agents to protect and preserve such security interests shall have been duly effected, (ii) UCC, PPSA and Lien searches (and the equivalent thereof in all applicable foreign jurisdictions) and other evidence reasonably satisfactory to the Agents that such Liens are the only Liens upon the Collateral, except Permitted Liens, (iii) evidence that the payment (or evidence of provision for payment) of all filing and recording fees and taxes due and payable in respect thereof has been made in form and substance reasonably satisfactory to the Administrative Agent, (iv) all Lien Waivers and Lien Priority Agreements (to the extent not previously received) necessary or desirable in the reasonable opinion of the Administrative Agent, and (v) a completed and fully executed information certificate with respect to each Loan Party substantially in the form of Exhibit F hereto.

(c) The Administrative Agent shall have received executed copies of the Term Loan Agreement, the Quebec Subordinated Debt Documents, the Rolex Documents, the Management Agreement, the Damiani Debt Documents and the Montrovest Debt Documents certified by a Senior Officer of the Borrowers as complete and correct (with such certification to be in such Person’s capacity as a Senior Officer of the Borrowers and not in such Person’s individual capacity), which documents shall be in full force and effect and without amendment except attached thereto.

(d) the Canadian Agent shall have received duly executed estoppel letters with respect to consignment filings on record in any province in Canada (to the extent not previously received).

(e) The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from a Senior Officer of each Borrower (with such certification to be in such Person’s capacity as a Senior Officer of such Borrower and not in such Person’s individual capacity) certifying that:

(i) after giving effect to the Loans and transactions hereunder and under the Term Loan Documents, (A) each Loan Party is Solvent; (B) no Default or Event of Default exists; (C) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (D) each Loan Party has complied in all material respects with all agreements and conditions to be satisfied by it under the Loan Documents;

(ii) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(iii) all Loans made by the Lenders to the Borrowers hereunder are and shall remain in full compliance with the Federal Reserve’s margin regulations and other similar Applicable Laws;

(iv) no law or regulation to which any Loan Party is subject is applicable to the transactions contemplated hereby which could reasonably be expected to have a Material Adverse Effect on any Loan Party or a Material Adverse Effect on the transactions contemplated hereby;

(v) no Material Adverse Effect shall have occurred since March 27, 2010; and

(vi) contemporaneously with the effectiveness of this Agreement, the transactions contemplated by the Term Loan Documents shall have been consummated and the Borrowers shall have received not less than $5,500,000 additional gross cash proceeds therefrom (such that the aggregate principal amount of the Term Loan is $18,000,000 on the Closing Date).

(f) The Administrative Agent shall have received a certificate of a duly authorized officer of each Loan Party (with such certification to be in such Person’s capacity as an officer of such Loan Party and not in such Person’s individual capacity), certifying (i) that such Loan Party’s Organizational Documents have not been amended since December 17, 2008 or such later date that such Loan Party’s Organizational Documents were so certified and delivered to the Administrative Agent (or, to the extent that any such amendments have occurred since any such date, that attached copies of such Loan Party’s Organizational Documents are true and complete and in full force and effect, without amendment except as shown) and remain in full force and effect, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. The Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

(g) Each of the Lenders and the Agents shall have received favorable legal opinions addressed to the Lenders and the Agents, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lenders and the Agents, from (i) Holland & Knight LLP, US counsel to the Borrowers and their Subsidiaries; (ii) Stikeman Elliott LLP, Canadian counsel to the Borrowers and their Subsidiaries; and (iii) local Canadian counsel to the Borrowers and their Subsidiaries with respect to filing and perfection matters in the applicable provinces and territories of Canada.

(h) The Administrative Agent shall have received good standing or subsistence certificates, as applicable, for each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization dated as of a recent date.

(i) The Administrative Agent shall (i) be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and their Subsidiaries, and (ii) have received certificates of insurance identifying insurers, types of insurance, insurance limits and policy terms and with endorsements naming the Applicable Agent, for the benefit of the Lenders, as lender’s loss payee or additional insured, as applicable, with respect to each insurance policy required to be maintained with respect to the Collateral and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have completed its business, financial and legal due diligence of the Loan Parties, with results reasonably satisfactory to the Administrative Agent and the

Administrative Agent shall be satisfied that no Material Adverse Effect shall have occurred since March 27, 2010.

(k) The Borrowers shall have paid all fees and expenses to be paid to the Agents, the Co-Collateral Agents and the Lenders on the Closing Date (including, without limitation, all fees, charges and disbursements of counsel, including local counsel, to the Agents and the Co-Collateral Agents to the extent invoiced prior to or on the Closing Date).

(l) The Borrowers shall have consummated the transactions contemplated by the Term Loan Documents (including any amendments thereof) and such documents shall be in full force and effect.

(m) The Administrative Agent shall have received a duly executed copy of the Intercreditor Agreement, the Management Subordination Agreement and the Montrovest Subordination Agreement, each of which shall be in form and substance satisfactory to the Administrative Agent and which shall be in full force and effect.

(n) The Administrative Agent shall have received satisfactory evidence that, contemporaneously with the closing of the transactions contemplated hereby, the Tranche A-1 Loans (as defined in the Existing Credit Agreement) shall be repaid in full in cash.

(o) The Administrative Agent shall have received a flow of funds, in form and substance satisfactory to the Administrative Agent.

(p) [Reserved].

(q) The Administrative Agent shall have received a Borrowing Base Certificate indicating that Revolver Excess Availability as of the Closing Date, after giving effect to the transactions contemplated hereby (including all Loans and Letters of Credit to be issued on the Closing Date), and by the Term Loan Documents, is not less than $10,000,000.

(r) The Administrative Agent shall have received a certificate of a duly authorized officer of each Loan Party (with such certification to be in such Person’s capacity as an officer of such Loan Party and not in such Person’s individual capacity), either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(s) The Administrative Agent shall have received (i) the audited financial statements of the Borrowers for the Fiscal Year ended on March 27, 2010, (ii) the unaudited financial statements of the Borrowers for the Fiscal Year ended March 26, 2011 and (iii) forecasts prepared by management of the Borrowers of balance sheets, income statements and cash flow statements of the Borrowers on a monthly basis for the current Fiscal Year.

6.2. Conditions Precedent to All Credit Extensions. The Agents, the Issuing Bank and the Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of the Borrowers, unless the following conditions are satisfied:

(a) The Applicable Agent shall have received (i) with respect to any requested funding of any Loan, a Notice of Borrowing in accordance with Section 4.1.1 or (ii) with respect to any requested issuance of a Letter of Credit, an LC Application and such other related documents in accordance with Section 2.3;

(b) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(c) The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date and except for changes therein which do not cause a violation of this Agreement);

(d) All conditions precedent in any other Loan Document shall be satisfied;

(e) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(f) With respect to issuance of a Letter of Credit, the US LC Conditions or the Canadian LC Conditions, as applicable, shall be satisfied;

(g) No change shall have occurred in any law or regulations thereunder or interpretations thereof (including “currency exchange” laws, rules or regulations) that in the reasonable opinion of any Lender would make it illegal or impractical for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Applicable Agent would make it illegal or impractical for the applicable Issuing Bank to issue, extend or renew such Letter of Credit; and

(h) Solely with respect to a request of Canadian Revolver Loans or a request for a Letter of Credit to be issued for the account or benefit of the Canadian Borrower, no request by Canada Revenue Agency for payment pursuant to Section 224(1.1) or any successor section of the ITA or any comparable provision of any other taxing statute shall have been received by any Person in respect of the Borrowers.

Each request (or deemed request) by the Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by the Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

6.3. Limited Waiver of Conditions Precedent. If the Agents, the Issuing Banks or the Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of the Agents, the Issuing Banks and the Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL SECURITY AND GUARANTEES

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Loan Party hereby grants to the Applicable Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such Loan Party, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including, without limitation those Commercial Tort Claims identified on Schedule 7.1 (as such Schedule may be updated by the Administrative Agent from time to time);

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Payment Intangibles, Software and Intellectual Property;

(g) all Goods, including Inventory, Equipment and Fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of an Agent, a Lender, or a bailee or Affiliate of an Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2. Deposit Accounts; Cash Collateral; Credit Card Agreements.

7.2.1. Bank Accounts.

(a) To further secure the prompt payment and performance of all Obligations, each Loan Party hereby grants to the Applicable Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all of such Loan Party’s right, title and interest in and to each Deposit Account of such Loan Party and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Loan Party authorizes and directs each bank or other depository to deliver, on a daily basis and pursuant to the Applicable Agent’s instructions, all balances in each Deposit Account (other than an Exempt Deposit Account) maintained by such Loan Party with such depository for application to the Obligations in accordance with Section 5.5. Each Loan Party irrevocably appoints the Applicable Agent as such Loan Party’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

(b) The Borrowers shall (i) at all times maintain the Concentration Accounts and (ii) request in writing and otherwise take all reasonable steps to ensure that (A) all collections (including, without limitation, all Payment Items), together with any and all other proceeds received by any Loan Party (including, without limitation, proceeds received by any Loan Party in connection with an issuance of Debt or Capital Stock, insurance proceeds, proceeds of sales and tax refunds) are made directly to the applicable Concentration Account or a Dominion Account and (B) all balances in each Deposit Account (other than a Deposit Account constituting the Concentration Account) are transferred daily to the applicable Concentration Account. If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral or any other proceeds described in this paragraph, it shall hold same in trust for the Applicable Agent and promptly (not later than the next Business Day) deposit same into the applicable Concentration Account. All balances in the Concentration Accounts shall be applied to the Obligations pursuant to Section 5.5. Notwithstanding anything to the contrary contained herein, the parties acknowledge that, as of the Closing Date, the Deposit Accounts maintained at Royal Bank of Canada and Bank of Montreal are not subject to a Deposit Account Control Agreement; however, upon the request of the Administrative Agent, the Loan Parties shall use commercially reasonable efforts to enter into a Deposit Account Control Agreement over such Deposit Accounts or shall close such accounts.

(c) Schedule 7.2.1 sets forth the account numbers and locations of all Deposit Accounts (and related lockbox arrangements) of each Loan Party as of the Closing Date. Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Applicable Agent and, subject to the Intercreditor Agreement, the Term Loan Agent) to have control over a Deposit Account. Contemporaneously with the delivery of quarterly financial statements, each Loan Party shall notify the Administrative Agent of any opening or closing of a Deposit Account since the last such report (or, in the case of the first such report, since the Closing Date) and will provide an updated Schedule 7.2.1 to reflect the same.

(d) Each Concentration Account, each Dominion Account and each other Deposit Account into which Accounts from credit card processors are deposited and, following the occurrence and during the continuance of an Event of Default, at the request of the Applicable Agent, any other Deposit Account (other than Exempt Deposit Accounts) shall be subject to control arrangements or lockbox or other arrangements reasonably acceptable to the Agents. Neither the Agents nor the Lenders assume any responsibility to any Loan Party for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

(e) No Loan Party shall, or shall cause or permit any Subsidiary to, accumulate or maintain cash in a disbursement account or payroll account, as of any date of determination, in excess of checks outstanding against such account as of that date and amounts necessary to meet minimum balance requirements.

7.2.2. Cash Collateral. Any Cash Collateral may be invested, in each Applicable Agent’s discretion, in Cash Equivalents, but no Agent shall have any duty to do so, regardless of any agreement, understanding or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss. Each Loan Party hereby grants to the Applicable Agent, for the benefit of the Secured Parties, a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. The Applicable Agent may apply Cash Collateral to the payment of any Obligations in accordance with Section 5.5. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of the Applicable Agent. No Loan Party or other Person claiming through or on behalf of any Loan Party shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.2.3. Credit Card Arrangements. Schedule 7.2.3 sets forth all arrangements to which any Loan Party is a party as of the Closing Date with respect to the payment to any Loan Party of the proceeds of credit card charges for sales by such Loan Party. The Loan Parties shall deliver to the Applicable Agent Credit Card Agreements instructing each of their credit card processors to transfer all amounts owing by such processor to a Loan Party directly to the applicable Concentration Account or a Dominion Account, with such Credit Card Agreements to be executed by each relevant Loan Party and the applicable credit card processor. Contemporaneously with the delivery of quarterly financial statements, each Loan Party shall provide an updated Schedule 7.2.3 to reflect any additional credit card arrangements to which any Borrower or any Subsidiary is from time to time a party and shall deliver a Credit Card Agreement to the Applicable Agent upon entry into such additional credit card arrangements.

7.3. Lien on Real Estate.

7.3.1. Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by the Loan Parties (if any). The Mortgages shall be duly recorded, at the Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Loan Party acquires Real Estate hereafter, the Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of the Applicable Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2. Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Loan Party hereby collaterally transfers and assigns to the Applicable Agent, for the benefit of the Secured Parties, all of such Loan Party’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Loan Party is a party, whether as lessor or lessee, and all extensions, renewals and modifications thereof.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. The Borrowers shall promptly notify the Agents in writing if any Loan Party has a Commercial Tort Claim and, upon any Agent’s request, shall promptly execute such documents and take such actions as such Agent deems appropriate to confer upon such Agent (for the benefit of the Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2. Certain After-Acquired Collateral. The Borrowers shall promptly notify the Agents in writing if, after the Closing Date, any Loan Party obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, material Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon any Agent’s request, shall promptly execute such documents and take such actions as such Agent deems appropriate to effect such Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement, Lien Waiver or Lien Priority Agreement. If any Collateral is in the possession of a third party, at any Agent’s request, the applicable Loan Party shall obtain an acknowledgment that such third party holds the Collateral for the benefit of such Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject any Agent or any Secured Party to, or in any way modify, any obligation or liability of the Loan Parties relating to any Collateral.

7.6. Further Assurances. Promptly upon request, the Loan Parties shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as each Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Loan Party authorizes each Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Loan Party, or words to similar effect, and ratifies any action taken by any Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Guarantees by the Borrowers; Intercompany Debt Subordination Arrangements.

7.7.1. Guarantees.

(a) For value received and hereby acknowledged and as an inducement to the US Lenders and the Administrative Agent to make the Loans, and the Issuing Banks to issue, extend and renew Letters of Credit for the account of the US Borrower, the Canadian Borrower hereby unconditionally and irrevocably guarantees (i) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the US Borrower and each other Loan Party now or hereafter existing whether for principal, interest, fees, expenses or otherwise, and (ii) the strict performance and observance by the US Borrower and each other Loan Party of all agreements, warranties and covenants applicable to such Loan Party in this Agreement and the other Loan Documents and (iii) the obligations of the US Borrower and each other Loan Party under this Agreement and the other Loan Documents (such Obligations collectively being hereafter referred to as the “Guaranteed US Obligations”).

(b) For value received and hereby acknowledged and as an inducement to the Canadian Lenders and the Canadian Agent to make the Loans, and the Issuing Banks to issue, extend and renew Letters of Credit for the account of the Canadian Borrower, the US Borrower hereby unconditionally and irrevocably guarantees (i) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Canadian Borrower and each other Loan Party now or hereafter existing whether for principal, interest, fees, expenses or otherwise, and (ii) the strict performance and observance by the Canadian Borrower and each other Loan Party of all agreements, warranties and covenants applicable to such Loan Party in this Agreement and the other Loan Documents and (iii) the obligations of the Canadian Borrower and each other Loan Party under this Agreement and the other Loan Documents (such Obligations collectively being hereafter referred to as the “Guaranteed Canadian Obligations”).

7.7.2. Guarantees Absolute. The Canadian Borrower guarantees that the Guaranteed US Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the US Lenders with respect thereto. The US Borrower guarantees that the Guaranteed Canadian Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Canadian Lenders with respect thereto. The liability of the Canadian Borrower and the US Borrower under their guarantees of the Guaranteed US Obligations and the Guaranteed Canadian Obligations, respectively, shall be absolute and unconditional irrespective of:

(a) any Loan Party’s lack of authorization, execution, validity or enforceability of this Agreement or any other Loan Document and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto (it being agreed by each Borrower that its Guaranteed Obligations shall not be discharged prior to Full Payment of all of the Obligations) or any failure to obtain any necessary governmental consent or approvals or necessary third party consents or approvals;

(b) any Agent’s, any Issuing Bank’s or any Lender’s exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or the Guaranteed Obligations or any power, right or remedy with respect to any of the Obligations or the Guaranteed Obligations, including (i) any suspension of any Agent’s, any Issuing Bank’s or any Lender’s right to enforce any Borrower’s Guaranteed Obligations, or (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Agreement or the other Loan Documents (with regard to such Guaranteed Obligations) or any other agreement or instrument governing or evidencing any of the Guaranteed Obligations;

(c) any exchange, release, unenforceability, non-opposability or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change in ownership of any Loan Party;

(e) any acceptance of any partial payment(s) from any Loan Party;

(f) any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver, interim receiver, receiver and manager, monitor or trustee for all or any part of any Loan Party’s assets;

(g) any assignment, participation or other transfer or reallocation, in whole or in part (whether or not subject to a conversion of a Loan of one Type into a Loan of another Type or a conversion from one currency to another), of any Agent’s, any Issuing Bank’s or any Lender’s interest in and rights under this Agreement or any other Loan Document, or of any Agent’s, any Issuing Bank’s or any Lender’s interest in the Obligations or the Guaranteed Obligations;

(h) any cancellation, renunciation or surrender of any pledge, guaranty or any debt instrument evidencing the Obligations or the Guaranteed Obligations;

(i) any Agent’s, any Issuing Bank’s or any Lender’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Insolvency Proceeding related to the Obligations or the Guaranteed Obligations; or

(j) any other action or circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, any Borrower in respect of its Guaranteed Obligations (other than the defense of payment in full).

The guarantees contained in this Section 7.7 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by any Agent, any Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

7.7.3. Effectiveness; Enforcement. The guarantee of the Canadian Borrower hereunder shall be effective and shall be deemed to be made with respect to each Loan made to and each Letter of Credit issued for the account of the US Borrower as of the time it is made, issued or accepted, as applicable. The guarantee of the US Borrower hereunder shall be effective and shall be deemed to be made with respect to each Loan made to and each Letter of Credit issued for the account of the Canadian Borrower as of the time it is made, issued or accepted, as applicable. No invalidity, irregularity or unenforceability by reason of any Insolvency Proceeding, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of any Loan Party, and no defect in or insufficiency or want of powers of any Loan Party or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against either guarantee. Each guarantee hereunder is a continuing guarantee and shall (a) survive any termination of this Agreement, and (b) remain in full force and effect until Full Payment of the Obligations to which such guarantee relates. The guarantee of the Canadian Borrower under this Agreement is made for the benefit of the Agents, the Issuing Banks and the Lenders and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of any Agent, the Issuing Banks or the Lenders first to exercise any rights against the US Borrower, or to resort to any other source or means of obtaining payment of any of the Guaranteed US Obligations or to elect any other remedy. The guarantee of the US Borrower under this Agreement is made for the benefit of the Agents, the Issuing Banks and the Lenders and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of any Agent, the Issuing Banks or the Lenders first to exercise any rights against the Canadian Borrower, or to resort to any other source or means of obtaining payment of any of the Guaranteed Canadian Obligations or to elect any other remedy.

7.7.4. Waiver. Each Borrower hereby renounces to the benefits of division and discussion with respect to their respective guarantees. Each Borrower hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of its Guaranteed Obligations and its guarantee and any requirement that any Agent, any Issuing Bank or any Lender secure, render enforceable or opposable, perfect or protect any security interest or Lien on any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral. Each Borrower also irrevocably waives, to the fullest extent permitted by Applicable Law, all defenses which at any time may be available to it in respect of its Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or similar law now or hereinafter in effect.

7.7.5. Subordination; Subrogation. Until the Full Payment of the Obligations, each Borrower agrees not to exercise, and each Borrower hereby waives, any rights against any other Loan Party as a result of payment by such Borrower hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and such Borrower will not prove any claim in competition with any Agent, any Issuing Bank or any Lender in respect of any payment hereunder in any proceedings of any nature in any Insolvency Proceeding; no Borrower will claim any set-off, recoupment or counterclaim against any other Loan Party in respect of any liability of a Loan Party to any other Loan Party; and each Borrower waives any benefit of and any right to participate in any Collateral which may be held by any Secured Party or any Agent. Each Borrower agrees that, after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Debt of any other Loan Party to such Borrower until Full Payment of all of the Obligations. If, notwithstanding the foregoing sentence, any Borrower shall collect, enforce or receive any amounts in respect of the Debt of any other Loan Party in violation of the foregoing sentence while any Obligations of such other Loan Party are still outstanding or while any Commitments are outstanding, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lenders, the Issuing Banks and the Agents and be paid over to the Applicable Agent, for the benefit of the Lenders, the Issuing Banks and the Agents on account of the Obligations of such Borrower without affecting in any manner the liability of such Borrower under the other provisions hereof. The provisions of this section shall survive the expiration or termination of this Agreement and the other Loan Documents.

7.7.6. Payments. Each Borrower agrees to pay its Guaranteed Obligations in the currency in which such Obligation is payable by the other Loan Parties and all payments by such Borrower hereunder shall be made without setoff or counterclaim and shall be free and clear of and without deduction for any foreign or domestic Taxes, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Borrower is required by Applicable Law to make such deduction or withholding.

7.7.7. Receipt of Information. Each Borrower acknowledges and confirms that it itself has established its own adequate means of obtaining from the other Loan Parties on a continuing basis all information desired by such Borrower concerning the financial condition of the other Loan Parties and that such Borrower will look to the other Loan Parties and not to any Agent or any Lender in order to keep adequately informed of changes in the Loan Parties’ financial condition.

7.8. Guaranty of the Subsidiaries. The Obligations shall also be guaranteed pursuant to the terms of each other Guaranty. The obligations of the Guarantors under each Guaranty are in turn secured by a perfected first priority security interest in and Lien upon (subject only to Permitted Liens entitled to priority under Applicable Law) all of the assets of each such Guarantor, whether now owned or hereafter acquired, pursuant to the terms of this Agreement and the Security Documents to which such Guarantor is a party.

7.9. Intercompany Debt Subordination Arrangements. Each Loan Party agrees that, after the occurrence and during the continuance of any Default or Event of Default, such Loan Party will not demand, sue for or otherwise attempt to collect any Debt of the other Loan Party owing to such Loan Party until Full Payment of the Obligations. If, notwithstanding the foregoing sentence, any Loan Party shall collect, enforce or receive any amounts in respect of the Debt of the other Loan Party in violation of the foregoing sentence prior to the Full Payment of the Obligations, such amounts shall be collected, enforced and received by such Loan Party as trustee for the Lenders, the Issuing Banks and the Agents and be paid over to the Applicable Agent, for the benefit of the Lenders, the Issuing Banks and the Agents on account of the Obligations of the Loan Parties without affecting in any manner the liability of the Loan Parties under the other provisions hereof or any other Loan Documents. In addition, until the Full Payment of the Obligations, each Loan Party agrees not to exercise, and each Loan Party hereby waives, any rights against any other Loan Party as a result of payment by such Loan Party hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and such Loan Party will not prove any claim in competition with any Agent, any Issuing Bank or any Lender in respect of any payment hereunder in any proceedings of any nature in any Insolvency Proceeding; no Loan Party will claim any set-off, recoupment or counterclaim against the other Loan Party in respect of any liability of one Loan Party to the other Loan Party; and each Loan Party waives any benefit of and any right to participate in any Collateral which may be held by any Secured Party or any Agent. The provisions of this Section 7.9 shall survive the expiration or termination of this Agreement and the other Loan Documents.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. Each Borrower shall deliver to the Administrative Agent and each Co-Collateral Agent (and the Administrative Agent shall promptly deliver same to the Canadian Agent and the Lenders) on each Business Day, a Borrowing Base Certificate setting forth the US Borrowing Capacity, the Canadian Borrowing Capacity, the Aggregate Revolver Borrowing Capacity and the Term Loan Borrowing Capacity as at the immediately preceding Business Day; provided that the Borrowers shall only be required to report Eligible Inventory, Eligible Major Credit Card Receivables and Eligible Private Label and Corporate Accounts weekly as at the end of the week most recently ended, such reporting to be updated not later than Wednesday of each week. All calculations of US Revolver Excess Availability, Canadian Revolver Excess Availability, Revolver Excess Availability, Aggregate Revolver Excess Availability, the Term Loan Borrowing Capacity and Loan to Value Reserve shall originally be made by the Borrowers and certified by a Senior Officer (with such certification to be in such Person’s capacity as a Senior Officer of a Loan Party and not in such Person’s individual capacity); provided that the Administrative Agent and each Co-Collateral Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral included in any of the US Borrowing Capacity, the Canadian Borrowing Capacity and the Term Loan Borrowing Capacity, as the case may be, due to collections received in the Concentration Accounts or to reflect any events or circumstances affecting such Collateral; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral included in any of the US Borrowing Capacity, the Canadian Borrowing Capacity and the Term Loan Borrowing Capacity, as the case may be; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserves. Each Borrowing Base Certificate delivered by the Borrowers shall be accompanied by a certificate, in form and substance satisfactory to the Administrative Agent and the Co-Collateral Agents and certified by a Senior Officer, as to the balances of each Deposit Account.

8.2. Account Verification. Whether or not a Default or Event of Default exists, each Agent shall have the right at any time, in the name of the Applicable Agent, any designee of such Agent or any Loan Party to verify the validity, amount or any other matter relating to any Accounts of the Loan Parties by mail, telephone or otherwise. The Loan Parties shall cooperate fully with any Agent in an effort to facilitate and promptly conclude any such verification process.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Loan Party shall keep accurate and complete records of its Inventory and the Borrowers shall submit to the Administrative Agent inventory reports as provided in Section 10.1.1. Each Borrower, Henry U.S. and Mayor’s Florida shall conduct periodic cycle counts covering the entire Inventory at least once per calendar year (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) consistent with historical practices, and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may reasonably request. The Administrative Agent may participate in and observe each inventory or physical count.

8.3.2. Returns of Inventory. No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business or (b) no Event of Default, US Revolver Overadvance or Canadian Revolver Overadvance exists or would result therefrom.

8.3.3. Acquisition, Sale and Maintenance. No Loan Party shall acquire or accept any Inventory which is part of the US Borrowing Capacity, Canadian Borrowing Capacity or the Term Loan Borrowing Capacity on consignment or approval. Other than as set forth in Schedule 8.3.3, no Loan Party shall sell any Inventory on consignment or approval in which such Loan Party acts as consignor unless otherwise expressly permitted by the Administrative Agent in its sole discretion. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where Collateral is located, stored, used or held.

8.4. [Reserved].

8.5. General Provisions.

8.5.1. Location of Collateral. All tangible items of Collateral (other than Inventory in transit, Inventory located on the premises of a processor that has signed a Lien Waiver in favor of the Administrative Agent and certificated securities in the possession of the Applicable Agent), shall at all times be kept by the Loan Parties at the business locations set forth in Schedule 8.5.1, except that the Loan Parties may move Collateral to another location in the United States (or, with respect to Collateral owned by the Canadian Borrower, Canada), so long as, if such Collateral has an aggregate value of more than the Dollar Equivalent of $500,000, the Borrower Agent has (i) provided the Agents with 30 Business Days prior written notice thereof and (ii) other than with respect to Collateral in which the Lien in favor of the Administrative Agent may be perfected solely by filing with the Secretary of State (or similar Governmental Authority) of the applicable Loan Party’s jurisdiction of organization or other applicable jurisdiction as required by Applicable Law and has been so perfected, delivered to the Administrative Agent evidence that all filings, recordings and registrations that are necessary or desirable to perfect the Lien in favor of the Applicable Agent, for the benefit of the Secured Parties, have been made (it is acknowledged that so long as all filings, recordings and registrations made against the US Loan Parties that are necessary or desirable to perfect the security interest in favor of the Applicable Agent on record as of the Closing Date remain on record, no additional filings with the Secretary of State of the State of Incorporation of each such US Loan Party shall be required hereunder). Contemporaneously with the delivery of quarterly financial statements, each Loan Party shall provide the Administrative Agent with an updated Schedule 8.5.1 to reflect the locations of all tangible items of Collateral, other than Inventory in transit and certificated securities, which updated Schedule 8.5.1 shall clearly indicate which locations are new since the last delivery of an updated Schedule 8.5.1. The chief executive offices and other places of business of each Loan Party and Subsidiary as of the Closing Date are shown on Schedule 8.5.1. In the event of any change in the chief executive offices and other places of business of any Loan Party or any Subsidiary, the Borrowers shall deliver to the Administrative Agent an updated Schedule 8.5.1.

8.5.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Loan Party shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers (rated A or better by A.M. Best Rating Guide) as are reasonably satisfactory to the Administrative Agent. All proceeds of Collateral under each policy shall be payable to the Applicable Agent. From time to time upon request, the Loan Parties shall deliver to the Administrative Agent the originals or certified copies of their insurance policies and updated flood plain searches. As soon as practicable and in any event by the last day of each Fiscal Year, the Loan Parties shall deliver to the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties in the immediately succeeding Fiscal Year. Unless the Administrative Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing the Applicable Agent as loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to the Applicable Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Applicable Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Loan Party fails to provide and pay for such insurance, the Applicable Agent may, at its option, but shall not be required to, procure the insurance and charge the Loan Parties therefor. Each Loan Party agrees to deliver to the Applicable Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Applicable Agent. If an Event of Default exists, only the Applicable Agent shall be authorized to settle, adjust and compromise such claims. Without limiting the foregoing, the Loan Parties will (a) keep all of their physical property (and the property of their Subsidiaries) insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and, to the extent consistent with prudent business practice for the location in which such property is situated, earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (b) maintain all such workers’ compensation or similar insurance as may be required by Applicable Law and (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public or civil liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of the Loan Parties and their Subsidiaries; business interruption insurance; and product liability insurance.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation or expropriation of any Collateral shall be paid to the Applicable Agent.

8.5.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes (other than Excluded Taxes) payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Agents to any Person to realize upon any Collateral, shall be borne and paid by the Loan Parties. No Agent or Co-Collateral Agent shall be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in such Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Loan Parties’ sole risk.

8.5.4. Defense of Title to Collateral. Each Loan Party shall at all times defend its title to Collateral and the Applicable Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.6. Power of Attorney. Each Loan Party hereby irrevocably constitutes and appoints the Applicable Agent (and all Persons designated by any Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.6. The Applicable Agent, or such Agent’s designee, may, without notice and in either its or a Loan Party’s name, but at the cost and expense of the Loan Parties:

(a) Endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Applicable Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Applicable Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to change the address for delivery thereof to such address as the Applicable Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Loan Party is a beneficiary; and (xii) take all other actions as the Applicable Agent deems appropriate to fulfill any Loan Party’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce the Agents and the Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Loan Party represents and warrants that:

9.1.1. Organization and Qualification. Each Loan Party and Subsidiary is duly organized, validly existing and in good standing or subsisting, as applicable under the laws of the jurisdiction of its organization. Each Loan Party and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Loan Party is duly authorized to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents by each Loan Party have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Capital Stock of any Loan Party, other than those already obtained; (b) contravene the Organizational Documents of any Loan Party; (c) violate or cause a material default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens and Liens granted hereunder) on any Property of any Loan Party.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Loan Party and Subsidiary as of the Closing Date, its name, its jurisdiction of organization, its authorized and issued Capital Stock, the holders of its Capital Stock, whether such entity is a Loan Party and all agreements binding on such holders with respect to their Capital Stock. Each Loan Party has good title in its interest in the Capital Stock of its Subsidiaries, subject only to the Agents’ Liens and Liens in favor of the Term Loan Agent, and all such Capital Stock is duly issued, fully paid and non-assessable. Except as set forth in Schedule 9.1.4, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Capital Stock of any Loan Party or any Subsidiary. Each Subsidiary of a Borrower is a Guarantor.

9.1.5. Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Loan Party or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger, amalgamation or combination, or has acquired any substantial part of the assets of any Person.

9.1.6. Title to Properties; Priority of Liens; Investments. (a) Each Loan Party and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to the Agents or the Lenders, in each case free of Liens except Permitted Liens. Each Loan Party and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens and except for such claims as are being Properly Contested. All Liens of the Agents on the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Agent’s Liens. As of the Closing Date, Schedule 9.1.6(a) contains a true, accurate and complete list of each Loan Party’s Real Estate assets, including all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting such Real Estate assets. The Borrowers do not have knowledge of any default that has occurred and is continuing under any agreement listed on Schedule 9.1.6(a) (except where the consequences, direct or indirect, of such default, if any, could not reasonably be expected to have a Material Adverse Effect), and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(b) Schedule 9.1.6(b) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

9.1.7. Security Documents. The provisions of the Security Documents are effective to create in favor of the Applicable Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens entitled to priority under Applicable Law) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens.

9.1.8. Financial Statements. The consolidated and, if applicable, combined balance sheets, and related statements of income, cash flow and shareholder’s equity, of the Loan Parties and Subsidiaries that have been and are hereafter delivered to the Agents and the Lenders, pursuant to Sections 6.1 and 10.1.2 or otherwise, are prepared in accordance with GAAP and fairly present the financial positions and results of operations of the Loan Parties and Subsidiaries at the dates and for the periods indicated, subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes. All projections delivered from time to time to the Agents and the Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since March 27, 2010 there has been no change in the condition, financial or otherwise, of any Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. Each Loan Party and Subsidiary is Solvent. As of the Closing Date and except for obligations set forth on Schedule 9.1.8 or as otherwise disclosed to the Agents, neither the Loan Parties nor any of their respective Subsidiaries have any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in financial statements referred to in this Section 9.1.8 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole.

9.1.9. Surety Obligations. No Loan Party or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10. Taxes. Each Loan Party and Subsidiary has filed all federal, state, provincial, local and foreign tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Loan Party and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12. Intellectual Property. Each Loan Party and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Loan Party’s knowledge, threatened material Intellectual Property Claim with respect to any Loan Party, any Subsidiary or any of their Property (including any Intellectual Property). All Intellectual Property owned by any Loan Party or any Subsidiary and registered with the U.S. Patent and Trademark Office, the Canadian Intellectual Property Office or any other applicable Governmental Authority is identified on Schedule 9.1.12.

9.1.13. Governmental Approvals; Other Consents. Each Loan Party and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except to the extent compliance with such Governmental Approvals could not reasonably be expected to result in a Material Adverse Effect. All necessary material import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and the Loan Parties and Subsidiaries have complied with all applicable foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated hereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents, other than UCC and PPSA filings that will be made on or prior to the Closing Date or on such future date as may be necessary to maintain such perfection, or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents.

9.1.14. Compliance with Laws. Each Loan Party and Subsidiary has duly complied, and its Properties and business operations are in compliance with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Loan Party or any Subsidiary under any Applicable Law, the receipt of which could reasonably be expected to have a Material Adverse Effect.

9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15 and except to the extent any of the following could not reasonably be expected to result in a Material Adverse Effect, no Loan Party’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state, provincial or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Loan Party or Subsidiary has received any Environmental Notice the receipt of which could reasonably be expected to result in a Material Adverse Effect. No Loan Party or Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it in any case that could reasonably be expected to result in a Material Adverse Effect.

9.1.16. Burdensome Contracts. No Loan Party or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is party or subject to any contract, agreement or charter restriction which prohibits the execution or delivery of any Loan Documents by a Loan Party or the performance by a Loan Party of any obligations thereunder, except as identified on Schedule 9.1.16.

9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary, or any of their businesses, operations, Properties, or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.1.18. Insurance; No Casualty. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.1.19. No Defaults; Material Contracts. No event or circumstance has occurred or exists as of the date of this Agreement that constitutes a Default or Event of Default. Schedule 9.1.19 contains a true, correct and complete list of all Material Contracts, and except as described thereon, all such Material Contracts are in full force and effect. No Loan Party or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of borrowed money. There is no basis upon which any party (other than a Loan Party or the Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.20. Employee Benefit Plans; Canadian Plans.

(a) Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrowers have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b) No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrowers may terminate each such Employee Benefit Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers without liability to any Person other than for claims arising prior to termination.

(c) Each contribution required to be made to a Guaranteed Pension Plan under the Pension Funding Rules, has been timely made. No waiver of the minimum funding standards or extension of amortization periods under the Pension Funding Rules has been received with respect to any Guaranteed Pension Plan, and neither the Borrowers nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §436 of the Code or, prior to the effective date as to such Guaranteed Pension Plan of the Pension Protection Act of 2006, §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been timely paid) has been incurred by the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived under PBGC §4043), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $500,000.

(d) Neither the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrowers nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

(e) None of the Canadian Loan Parties or any of their Subsidiaries have any Canadian Plan other than those listed on Schedule 9.1.20, and all monthly and other payments in respect of such Canadian Plans which are pension plans (on account of contributions, special contributions or unfunded liability or solvency deficiencies) or otherwise are accurately set forth in Schedule 9.1.20. No Canadian Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate, in whole or in part, or reorganize any Canadian Plan.

(f) None of the Canadian Loan Parties or any of their Subsidiaries have ceased to participate (in whole or in part) as a participating employer in any Canadian Plan which is a pension plan or has withdrawn from any Canadian Plan which is a pension plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal.

(g) None of the Canadian Loan Parties or any of their Subsidiaries have any unfunded liability on windup or withdrawal liability, including contingent withdrawal or windup liability, to any Canadian Plan or any solvency deficiency in respect of any Canadian Plan.

(h) None of the Canadian Loan Parties or any of their Subsidiaries have any unfunded liability on windup or any liability in respect of any Canadian Plan (including to the FSCO) other than for required insurance premiums or contributions or remittances which have been paid, contributed and remitted when due.

(i) Each Canadian Loan Party and each Subsidiary of a Canadian Loan Party has made all contributions to its Canadian Plans required by law or the terms thereof to be made by it when due, and it is not in arrears in the payment of any contribution, payment, remittance or assessment or in default in filing any reports, returns, statements, and similar documents in respect of the Canadian Plans required to be made or paid by it pursuant to any Canadian Plan, any Applicable Law, act, regulation, directive or order or any employment, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement.

(j) None of the Canadian Loan Parties or any of their Subsidiaries are liable or, to the best of the Borrowers’ knowledge, alleged to be liable, to any employee or former employee, director or former director, officer or former officer or other Person resulting from any violation or alleged violation of any Canadian Plan, any fiduciary duty, any Applicable Law or agreement in relation to any Canadian Plan or has any unfunded pension or like obligations or solvency deficiency (including any past service or experience deficiency funding liabilities), other than accrued obligations not yet due, for which it has made full provision in its books and records.

(k) All vacation pay, bonuses, salaries and wages, to the extent accruing due, are properly reflected in the Canadian Loan Parties’ and their Subsidiaries’ books and records.

(l) Without limiting the foregoing, all of the Canadian Loan Parties’ and their Subsidiaries’ Canadian Plans are duly registered where required by, and are in compliance and good standing in all material respects under, all Applicable Laws, acts, statutes, regulations, orders, directives and agreements, including, without limitation, the ITA, the Supplemental Pension Plans Act (Quebec) and the Pension Benefits Act (Ontario), any successor legislation thereto, and other Applicable Pension Legislation of any jurisdiction.

(m) None of the Canadian Loan Parties or any of their Subsidiaries have made any application for a funding waiver or extension of any amortization period in respect of any Canadian Plan.

(n) There has been no prohibited transaction or violation of any fiduciary responsibilities with respect to any Canadian Plan.

(o) There are no outstanding or pending or threatened investigations, claims, suits or proceedings in respect of any Canadian Plans (including to assert rights or claims to benefits) that could give rise to a Material Adverse Effect.

(p) None of the Canadian Loan Parties or any of their Subsidiaries maintain any Canadian Plan that is a defined benefit pension plan.

9.1.21. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Loan Party or any Subsidiary and any customer or supplier, or any group of customers or suppliers, individually or in the aggregate the consequence of which could reasonably be expected to result in a Material Adverse Effect.

9.1.22. Labor Relations. Except as described on Schedule 9.1.22, no Loan Party or Subsidiary is party to or bound by any (a) management agreement, (b) consulting agreement where the aggregate obligations of such Loan Party or Subsidiary thereunder are in excess of the Dollar Equivalent of $100,000 or (c) collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Loan Party’s or Subsidiary’s employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining that, in any case, could reasonably be expected to result in a Material Adverse Effect.

9.1.23. Not a Regulated Entity. No Loan Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) a “holding company”, or a “subsidiary company”

of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24. Margin Stock. No Loan Party or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by the Loan Parties to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.25. Certain Transactions. Except as set forth on Schedule 9.1.25 and except with respect to employee discount and similar programs conducted in the ordinary course of business and consistent with past practices, none of the officers, directors, or employees of any Loan Party is presently a party to any transaction with any Loan Party (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or, to the knowledge of any Loan Party, any corporation, partnership, trust or other Person in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

9.1.26. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.1.27. Complete Disclosure. No (x) Loan Document or (y) information (except financial projections) provided by or on behalf of any Loan Party and delivered to the Lenders in connection with the transactions contemplated hereby, contains, as and when delivered, any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. All financial projections provided by or on behalf of any Loan Party and delivered to the Lenders in connection with the transactions contemplated hereby have been prepared in good faith based on reasonable assumptions.

9.1.28. Use of Proceeds. The proceeds of the Loans shall be used solely for working capital and general corporate purposes. The Borrowers will obtain Letters of Credit solely in accordance with their ordinary course of business. No proceeds of the Loans may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers’ business and consistent with the provisions of this Agreement.

9.1.29. [Reserved].

9.1.30. [Reserved].

9.1.31. Alloyco International. As of the Closing Date, no Loan Party utilizes Alloyco International Inc. as a processor.

9.1.32. Certain Consignment Arrangements. As of the Closing Date, no Loan Party holds any consigned inventory from any of Clover Corporation, M. Fabrikant & Sons, Inc. or S.H.R. Inc.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. For so long as any Commitments or Obligations are outstanding, each Loan Party shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Collateral Reports; Appraisals.

(a) Permit the Lenders, through the Administrative Agent, the Canadian Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Loan Parties or any of their Subsidiaries, to examine the books of account of the Loan Parties and their Subsidiaries (and, subject to the confidentiality provisions contained herein, to make copies thereof and extracts therefrom, duplicate, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Loan Parties, or any service bureau, contractor, accountant, or other person), and to discuss the affairs, finances and accounts of the Loan Parties and their Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the US Borrowing Capacity, the Canadian Borrowing Capacity and the Term Loan Borrowing Capacity, all, prior to the occurrence and during the continuance of an Event of Default, upon prior reasonable notice and at such reasonable times and intervals as the Administrative Agent, the Canadian Agent or any Lender may reasonably request. The Administrative Agent may, at the Borrowers’ expense, participate in or observe any physical count of inventory included in the Collateral.

(b) Upon the request of the Administrative Agent and at the Borrowers’ expense, but in any event not to exceed three (3) times during each calendar year in which no Event of Default has occurred or is continuing, the Borrowers will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which auditor shall not be affiliated with any existing Lender or any existing Term Loan Lender) with respect to the Accounts and Inventory components included in the US Borrowing Capacity, the Canadian Borrowing Capacity and the Term Loan Borrowing Capacity (each, a “Collateral Value Report”), which Collateral Value Report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective Account Debtors and the billing practices of the Borrowers or their applicable Subsidiary) and Inventory (including verification as to the ownership, value, location and respective types). Notwithstanding the foregoing, (i) if any Event of Default occurs or is continuing during any calendar year, the above limitation on the number of Collateral Value Reports at the Borrowers’ expense during such year shall be eliminated and (ii) absent such an Event of Default, the Administrative Agent may require the Borrowers to obtain and deliver to the Administrative Agent, or cooperate with the Administrative Agent in the Administrative Agent obtaining, such additional Collateral Value Reports in excess of the limitations on the number of appraisals set forth above as it deems necessary or desirable, at the expense of the Lenders.

(c) Upon the request of the Administrative Agent and at the Borrowers’ expense, but in any event not to exceed three (3) times during each calendar year in which no Event of Default has occurred or is continuing, the Borrowers will obtain and deliver to the Agents appraisal reports, or if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent obtaining appraisal reports, in each case in form and substance reasonably satisfactory to the Administrative Agent and from appraisers reasonably satisfactory to the Administrative Agent, stating the then current net orderly liquidation value or going out of business values of all or a portion of the Inventory and the then current forced liquidation value of all or any portion of the Private Label Accounts and all Accounts due from corporate sales accounts and wholesale accounts. Upon the request of any Agent and at the Borrowers’ expense, the Borrowers will obtain and deliver to the Agents appraisal reports in form and substance and from appraisers reasonably satisfactory to the Administrative Agent, stating (i) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the Inventory, Accounts, the Equipment or Real Estate owned by the Borrowers or any of their Subsidiaries and (ii) the then current liquidation value of each of the Borrowers and their Subsidiaries. Notwithstanding the foregoing, (i) if any Event of Default occurs or is continuing during any calendar year, the above limitation on the number of appraisal reports at the Borrowers’ expense during such year shall be eliminated and (ii) absent such an Event of Default, the Administrative Agent may require the Borrowers to obtain and deliver to the Administrative Agent, or cooperate with the Administrative Agent in the Administrative Agent obtaining, such additional appraisal reports in excess of the limitations on the number of appraisals set forth above as it deems necessary or desirable, at the expense of the Lenders.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to the Agents and the Lenders:

(a) as soon as available, but in any event not later than (i) 90 days after the close of each Fiscal Year, the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such Fiscal Year, and the related consolidated statement of income, shareholder’s equity, cash flows and same store sales performance metrics of the Borrowers and their Subsidiaries for such Fiscal Year, which statements shall be in reasonable detail and, other than with respect to such same store sales performance metrics, prepared in accordance with GAAP (except for the absence of footnotes, normal recording year-end adjustments, and consolidation and elimination entries and intercompany charges) and in each case shall set forth in comparative form corresponding figures for the preceding Fiscal Year, the most recent projections provided pursuant to Section 10.1.2(g) and other information acceptable to the Administrative Agent and (ii) the earlier of (x) 120 days after the close of each Fiscal Year and (y) the date on which the audited financial statements of the Borrowers and their Subsidiaries are provided to any other Person, consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such Fiscal Year, and the related consolidated statement of income, shareholder’s equity and cash flows of the Borrowers and their Subsidiaries for such Fiscal Year, which consolidated financial statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by the Borrowers and acceptable to the Administrative Agent (it being acknowledged that KPMG LLP shall be acceptable to the Administrative Agent), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and the most recent projections provided pursuant to Section 10.1.2(g) and other information acceptable to the Administrative Agent;

(b) as soon as available, but in any event not later than 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrowers (including, without limitation, the fourth Fiscal Quarter of each Fiscal Year of the Borrowers for which the deadline shall be 75 days), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flows and same store sales performance metrics for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Borrowers and their Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and the most recent projections provided pursuant to Section 10.1.2(g) and certified by a Senior Officer of the Borrowers as prepared in accordance with GAAP (other than with respect to such same store sales performance metrics) and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments;

(c) as soon as available, but in any event not later than 30 days after the end of each month (including, without limitation, the third month of each Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flows and same store sales performance metrics for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Borrowers and their Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and the most recent projections provided pursuant to Section 10.1.2(g) and certified by a Senior Officer of the Borrowers as prepared in accordance with GAAP (other than such same store sales performance metrics) and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments;

(d) concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by the Administrative Agent while an Event of Default exists, a Compliance Certificate executed by a Senior Officer of each Borrower (with such certification to be in such Person’s capacity as a Senior Officer of such Borrower and not in such Person’s individual capacity);

(e) concurrently with delivery of financial statements under clause (a) above, and otherwise promptly after the request by the Administrative Agent, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary, or any audit of any of them;

(f) concurrently with delivery of financial statements under clause (b) above, and otherwise promptly after the request by the Administrative Agent, a certificate of a duly authorized officer of each Borrower either confirming that there has been no change in such information since the date of the information certificates delivered on the Closing Date or the date of the most recent information certificate delivered pursuant to this Section and/or identifying such changes;

(g) from time to time upon request of the Agents, but in any event no later than 30 days prior to the beginning of each Fiscal Year of the Borrowers, draft projections of the Loan Parties’ consolidated balance sheets, results of operations, cash flow, budgets and availability under the credit facilities (including, without limitation, projections of US Revolver Excess Availability, Canadian Revolver Excess Availability, Revolver Excess Availability and Aggregate Revolver Excess Availability ) for the next three Fiscal Years, year by year, and for such Fiscal Year, on a month by month basis, such draft projections to be made in good faith based on reasonable assumptions of the Borrowers at the time made; and from time to time upon request of the Agents, but in any event no later than 45 days following the beginning of each Fiscal Year of the Borrowers, final projections of the Loan Parties for each of the types of statements identified herein;

(h) concurrently with delivery of financial statements under clause (b) above, a report setting forth a listing of any new stores, offices or places of business of the Loan Parties since the delivery of the last such report;

(i) at any Agent’s request, a listing of each Loan Party’s trade payables (including, without limitation, with respect to the Damiani Debt), specifying the trade creditor and balance due, and a detailed trade payable aging;

(j) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Loan Party has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Loan Party files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Loan Party to the public concerning material changes to or developments in the business of such Loan Party;

(k) compliance certificates (or such other evidence of compliance) with the terms of the Term Loan Documents (or any documents relating to renewals, refinancings and extensions of the Debt incurred thereunder), in each case, at the times and in the forms delivered to the agents and/or the lenders under the Term Loan Documents (or any documents relating to renewals, refinancings and extensions of the Debt incurred thereunder);

(l) within fifteen (15) days after the end of each calendar month in each Fiscal Year of the Borrowers, a certification by a Senior Officer of each Borrower, in form and substance reasonably satisfactory to the Administrative Agent (i) that all rent payments of the Borrowers and their Subsidiaries have been made, (ii) that no lease defaults exist for such period, (iii) as to the amount of outstanding consignment accounts payable for such calendar month and the book value determined in accordance with GAAP of Inventory held on a consignment basis and (iv) describing the long-term debt of the Borrowers and their Subsidiaries as of the end of such calendar month;

(m) (i) promptly upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA, other Applicable Pension Legislation and Annual Report, Form 5500 or other similar document with all required attachments, in respect of each Guaranteed Pension Plan and Canadian Plan, (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan under §4041A, 4202, 4219, 4242, or 4245 of ERISA or in respect of a Canadian Plan or other similar provisions of Applicable Pension Legislation, (iii) promptly deliver to the Administrative Agent all information required to be reported to the PBGC under Section 4010 of ERISA, (iv) promptly deliver to the Administrative Agent such other documents or governmental reports or filings relating to any Guaranteed Pension Plan, Multiemployer Plan or Canadian Plan as the Administrative Agent shall reasonably request and (v) promptly following any request therefor, on and after the effective date of the Pension Protection Act of 2006, the Borrowers shall deliver to the Administrative Agent copies of any documents or notices described in Sections 101(j), (k) or (l) of ERISA that the Borrowers or any ERISA Affiliate may request with respect to any Guaranteed Pension Plan or Multiemployer Plan, as applicable; provided, that if the Borrowers or any ERISA Affiliate have not requested such documents or notices from the administrator of sponsor of the applicable Guaranteed Pension Plan or Multiemployer Plan, the Borrowers or ERISA Affiliate shall, upon request from the Administrative Agent, promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(n) promptly upon delivery thereof, copies of all documents and materials of a material financial nature or otherwise provided to any other creditor of any Loan Party or any Subsidiary;

(o) promptly upon request therefor, all information pertaining to the Loan Parties and their Subsidiaries reasonably requested by any Lender in order for such Lender to comply with the provisions of the Patriot Act;

(p) at the request of the Administrative Agent, a thirteen (13) week cash flow report;

(q) such other reports and information (financial or otherwise) as any Agent may request from time to time in connection with any Collateral or any Loan Party’s or the Subsidiary’s financial condition or business; and

(r) promptly but in any event no later than ten (10) days after any Loan Party’s entry into any consignment arrangement (whether such consignment arrangement is documented or otherwise) in which such Loan Party acts as a consignee (including, without limitation, pursuant to Section 4.1 of the Damiani Distribution Agreement), notify the Agents in writing of such consignment arrangement, specifying the consignor, the consignee, the term of the consignment arrangement, the goods to be consigned and any other material terms of such arrangements and, at the request of the Administrative Agent, promptly deliver true, complete and accurate copies of such consignment agreement and related documents and any amendments, modifications, supplements, waivers or other modifications thereof.

Documents required to be delivered pursuant to Sections 10.1.2(a), (b) or (j) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address indicated in writing to the Agents and the Lenders by the Borrower Agent; or (ii) on which such documents are posted on such Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by any Agent); provided that: (i) such Borrower shall deliver paper copies of such documents to any Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by such Agent or such Lender and (ii) such Borrower shall notify each Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agents and the Lenders by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates to the Agents and the Lenders. Except for such Compliance Certificates, no Agent shall have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agents and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., the Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that (w) all Borrower Materials that are to be made available to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agents, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information in accordance with Section 14.11, they shall be treated as set forth in such Section); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agents and Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

10.1.3. Notices.

(a) Notify the Agents and the Lenders in writing, promptly after any Senior Officer of any Loan Party obtains knowledge thereof, of any of the following that affects a Loan Party: (i) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, reasonably likely to result in a Material Adverse Effect; (ii) any material pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (iii) any material default under or termination of a Material Contract; (iv) the existence of any Default or Event of Default; (v) any default under the Term Loan Documents, the Quebec Subordinated Debt Documents, the Rolex Documents, the Montrovest Debt Documents, the Damiani Debt Documents, the Additional Subordinated Debt Documents or any other document, instrument or agreement evidencing Debt in excess of the Dollar Equivalent of $500,000; (vi) any judgment in an amount exceeding the Dollar Equivalent of $750,000; (vii) the assertion of any Intellectual Property Claim, if an adverse resolution is reasonably likely to result in a Material Adverse Effect; (viii) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution is reasonably likely to result in a Material Adverse Effect; (ix) any material Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice; (x) any circumstance or occurrence reasonably likely to result in a Material Adverse Effect; (xi) any change in the board of directors (or similar governing body) of either Borrower; (xii) the discharge of or any withdrawal or resignation by the Loan Parties’ independent accountants; (xiii) any material change in any Loan Party’s accounting or financial reporting practices; (xiv) any incurrence of Debt, issuance of Capital Stock or dispositions of Property with a fair market value in excess of the Dollar Equivalent of $500,000, in each case, by any Loan Party or, if applicable, any change in any Debt rating of any Loan Party; (xv) any opening of a new store, office or place of business; (xvi) any damage to, or destruction of, any material portion of the Collateral; (xvii) a US Revolver Overadvance or a Canadian Overadvance as a result of a decrease in the US Borrowing Capacity or the Canadian Borrowing Capacity, as applicable, in which case such notice shall also include the amount of such Overadvance Loan; (xviii) any Loan Party’s adoption of a French form of name or any change in any Loan Party’s corporate name, identity, corporate structure, chief executive office, domicile or Federal Taxpayer Identification Number, and (xix) any notices, materials or other information provided outside the ordinary course of business to the agents and/or lenders under the Term Loan Documents, the Quebec Subordinated Debt Documents, the Rolex Documents, the Montrovest Debt Documents, the Damiani Debt Documents or the Additional Subordinated Debt Documents. The Loan Parties hereby agree not to effect or permit any change referred to in clause (xviii) above unless all filings have been made under the UCC, PPSA or otherwise that are required in order for the Applicable Agent to continue at all times following such change to have a valid, legal and perfected security interest in and Lien on all the Collateral as contemplated in the Security Documents.

(b) Notify the Agents in writing, promptly after any Senior Officer of any Loan Party obtains knowledge of (i) any determination by any Borrower or any Subsidiary that the Inventory levels of such Borrower or such Subsidiary are not adequate to meet the sales projections of such Borrower or such Subsidiary, and (ii) any failure of any Borrower or any Subsidiary to pay rent at any location, which failure continues for more than fifteen (15) days following the day on which such rent is due and payable by such Borrower or such Subsidiary.

10.1.4. Landlord and Storage Agreements. Upon request, provide the Administrative Agent and each Co-Collateral Agent with copies of all existing agreements, and promptly after execution thereof provide the Administrative Agent and each Co-Collateral Agent upon request with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral having an aggregate value of more than the Dollar Equivalent of $100,000 may be kept or that otherwise may possess or handle any Collateral.

10.1.5. Compliance with Laws; Organizational Documents; Material Contracts. Comply (a) with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding pension plans and the collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect, (b) with all Organizational Documents unless failure to comply therewith would not (x) be reasonably expected to have a Material Adverse Effect and (y) be reasonably expected to have a materially adverse effect on any Agent or any Lender and (c) with all of its Material Contracts except in each case where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Loan Party or any Subsidiary, it shall act promptly and diligently to investigate and report to the Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6. Taxes. Pay, remit and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (rated A or better by Best Rating Guide) reasonably satisfactory to the Administrative Agent, with respect to the Properties, business and business interruption of the Loan Parties and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in each case, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8. Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of the Loan Parties and Subsidiaries in full force and effect, if the failure to maintain such License is reasonably likely to result in a Material Adverse Effect, promptly notify the Administrative Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date and notify the Administrative Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9. Future Subsidiaries. Promptly notify the Administrative Agent upon any Person becoming a Subsidiary and cause such Person, within 45 days after such Person becomes a Subsidiary, to (i) join this Agreement and the other Loan Documents, in a manner reasonably satisfactory to the Administrative Agent, as a Borrower or Guarantor hereunder and thereunder (such determination to be made by the Administrative Agent in its sole discretion), and (ii) execute and deliver such documents, instruments and agreements and to take such other actions as the Administrative Agent shall require to evidence and perfect a first priority Lien in favor of the Applicable Agent (for the benefit of the Secured Parties) on all assets of such Person as security for the Obligations, including delivery of such legal opinions and such other information, in form and substance reasonably satisfactory to the Administrative Agent, as it shall deem reasonably appropriate.

10.1.10. Payment of Obligations. Pay and discharge as the same shall become due and payable all its obligations and liabilities, including (a) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and (b) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

10.1.11. Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization.

10.1.12. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.13. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Loan Parties or such Subsidiary, as the case may be.

10.1.14. Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

10.1.15. Use of Proceeds. Use the proceeds of Loans and the issuance of Letters of Credit solely for the purposes set forth in Section 2.1.3.

10.1.16. Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the UCC or the PPSA in any jurisdiction (or the equivalent in any foreign jurisdiction) by or on behalf of the Secured Parties, deliver to the Agents completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

10.1.17. Lien Waivers and Lien Priority Agreements. Use commercially reasonable efforts to deliver not later than 45 days after the opening of any new location, Lien Waivers for each distribution center, warehouse or storage facility at which Collateral is located; provided, that the Loan Parties shall use commercially reasonable efforts to deliver not later than 10 days after the opening of any new location in a province or territory of Canada in which there is no PPSA registration, Lien Waivers for each distribution center, warehouse or storage facility at which Collateral is located. Each Loan Party shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to deliver a Lien Priority Agreement for each of the Loan Party’s locations in the province of Québec, Canada with respect to which registered hypothecs have priority over the Lien of the Applicable Agent in any of the Collateral.

10.1.18. Sales Taxes. If requested by the Applicable Agent or any Co-Collateral Agent, all or any portion of any Loan will be set aside by the relevant Borrower to cover such Borrower’s obligations for overdue sales or goods and services Tax on account of sales since the then most recent Borrowing pursuant to the Notice of Borrowing delivered in connection therewith.

10.1.19. [Reserved].

10.1.20. Lenders Meetings. Upon the request of the Administrative Agent, any Co-Collateral Agent or the Required Lenders, participate in a meeting of the Agents, Co-Collateral Agents and the Lenders once during each Fiscal Year to be held at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Borrowers and the Administrative Agent) at such time as may be agreed to by the Borrowers, the Agents and the Co-Collateral Agents.

10.1.21. Communication with Accountants. Upon the Administrative Agent’s or any Co-Collateral Agent’s reasonable request, authorize and instruct that the Borrowers’ independent certified public accountants communicate with the Administrative Agent and the Co-Collateral Agents with respect to the financial condition of the Borrowers and their Subsidiaries and make available all documents and other information reasonably requested by any Agent or Co-Collateral Agent; provided that the Borrowers and the other Loan Parties may participate in all such communications.

10.1.22. Further Assurances. Promptly upon request by any Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

10.2. Negative Covenants. For so long as any Commitments or Obligations are outstanding, each Loan Party shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) the Term Loan Debt;

(c) the Quebec Subordinated Debt in an outstanding amount not to exceed Cdn. $12,000,000 at any time and solely to the extent that such Debt is subject to the Quebec Subordination Agreements; provided that (i) the Quebec Subordinated Debt Documents shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders and (ii) the Quebec Subordinated Debt shall be subject to the Quebec Subordination Agreements;

(d) Intercompany Debt;

(e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the Ordinary Course of Business;

(f) Debt described in Schedule 10.2.1, but not any extensions, renewals or replacements of such Debt except (i) renewals and extensions expressly provided for in the agreements evidencing any such Debt as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Debt if the terms and conditions thereof are not materially less favorable (taken as a whole) to the obligor thereon or to the Lenders than the Debt being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Debt being refinanced or extended; provided that such Debt permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Debt of an obligor that was not an obligor with respect to the Debt being extended, renewed or refinanced, (B) exceed in a principal amount the Debt being renewed, extended or refinanced, except by an amount equal to a premium on or other amount paid and fees and expenses reasonably incurred in connection with such renewal, extension or refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(g) Debt incurred in connection with the acquisition, lease or leasing after the Closing Date of any equipment or fixtures by a Loan Party or under any Capital Lease, provided that the aggregate principal amount of such Debt of the Loan Parties shall not exceed the Dollar Equivalent of $15,000,000 at any one time;

(h) [Reserved];

(i) [Reserved];

(j) such other unsecured Debt that is expressly subordinated to the Full Payment of the Obligations on terms and conditions and pursuant to a subordination agreement acceptable to the Agents and the Required Lenders; provided that the aggregate principal amount of such Debt of the Loan Parties shall not exceed the Dollar Equivalent of $15,000,000 at any one time;

(k) unsecured Debt constituting the Management Debt to the extent subject to the Management Subordination Agreement;

(l) such other Additional Subordinated Debt of the Loan Parties; provided that the aggregate principal amount of such Additional Subordinated Debt of the Loan Parties shall not exceed the Dollar Equivalent of $15,000,000 at any one time; and

(m) the Damiani Debt of the Loan Parties; provided that the aggregate amount of such Damiani Debt of the Loan Parties shall not exceed the Dollar Equivalent of $10,600,000 at any one time.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of the Agents (or any of them) for the benefit of the Secured Parties granted pursuant to any Loan Document;

(b) Liens securing the Term Loan Debt; provided that such Liens are expressly subordinate and junior in priority to the Liens securing the Obligations pursuant to the Intercreditor Agreement;

(c) Liens to secure Taxes in respect of obligations not overdue or being Properly Contested, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or Liens on Properties to secure claims for labor, material or supplies in respect of obligations not overdue or being Properly Contested, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security or like obligations;

(e) Liens on Properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which a Borrower or any such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on Properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or being Properly Contested, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(g) encumbrances on Real Estate consisting of easements, servitudes, rights of way, zoning restrictions, restrictions on the use of Real Estate and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the Property affected in the Ordinary Course of Business, and (B) individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect;

(h) Liens existing on the date hereof (other than Permitted Liens pursuant to clauses (a), (b), (j), (m), (q) and (r) of this Section 10.2.2) and listed on Schedule 10.2.2 hereto;

(i) purchase money security interests in or purchase money mortgages or vendors’ hypothecs on Property acquired after the date hereof to secure purchase money Debt of the type and amount permitted by Section 10.2.1(g), incurred in connection with the acquisition of such Property, which security interests, vendors’ hypothecs, mortgages, conditional sales agreements, installment sales agreements or other like title retention agreements with respect to Property acquired cover only the Property so acquired, together with the accessories thereto and proceeds thereof;

(j) the Rolex Liens and any Liens in favor of Rolex Canada Ltd. to the extent constituting valid and perfected purchase money security interests in accordance with Applicable Law;

(k) Liens of a bank or financial institution with respect to funds deposited with such institution, including in respect of contractual rights of set-off;

(l) Liens representing the replacement, extension or renewal of any Liens permitted in clauses (a) through (k) above, provided that (A) any such replacement, extension or renewal Liens shall encumber the same Property (and no additional Property of the Loan Parties) as covered by the Liens that are so replaced, extended or renewed, and (B) the aggregate amount of Debt secured by such Property has not increased as a result of or in connection with such replacement, extension or renewal;

(m) Liens securing the Quebec Subordinated Debt permitted pursuant to Section 10.2.1(c), provided that such Liens shall, at all times be, subordinate and junior in priority to the Liens securing the Obligations pursuant to the Quebec Subordination Agreements;

(n) [Reserved];

(o) Liens created in connection with any goods or merchandise on consignment in which any Loan Party acts as “consignor”, provided that the Borrowers shall have delivered written notice to the Administrative Agent of the applicable Loan Party’s intention to enter into such consignment arrangements at least ten (10) days prior to the entry thereof and shall have provided the Administrative Agent complete copies of the proposed consignment agreements (if any);

(p) [Reserved];

(q) Liens securing any Additional Subordinated Debt permitted under Section 10.2.1(l), provided that such Liens shall, at all times, be subordinate and junior in priority to the Liens securing the Obligations pursuant to a Subordination Agreement in form, scope and substance satisfactory to the Agents and the Required Lenders; and

(r) Liens securing the Damiani Debt permitted under Section 10.2.1(m) and Liens securing the obligations of the Loan Parties under the Damiani Debt Documents in respect of the consignment arrangements described therein, provided that, in each case, such Liens shall, at all times, be subordinate and junior in priority to the Liens securing the Obligations to the extent provided in the Damiani Subordination Agreement or another Subordination Agreement in form, scope and substance satisfactory to the Agents and the Required Lenders.

10.2.3. Equitable Lien. If any Loan Party shall create or assume any Lien upon any of its Properties, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Debt secured thereby as long as any such Debt shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby. No Loan Party shall grant any Lien on any Property to the Term Loan Lenders unless such Loan Party grants a Lien on such Property to the Applicable Agent on a first priority basis.

10.2.4. No Further Negative Pledges. Enter into any agreement prohibiting the creation or assumption of any Lien upon any of its Properties (other than the Loan Documents and the Term Loan Documents), whether now owned or hereafter acquired, except with respect to (a) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 10.2.2(i), and (b) customary anti-assignment provisions contained in leases and licensing and other agreements entered into by a Loan Party in the Ordinary Course of Business.

10.2.5. [Reserved].

10.2.6. Restricted Junior Payments. Through any manner or means or through any other Person, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except:

(a) the Borrowers shall be permitted to declare dividends or distributions on or in respect of any shares of any class of Capital Stock of the Borrowers on a quarterly basis but in any event not later than forty-five (45) days after each date on which the Borrowers deliver their financial statements to the Lenders in accordance with Section 10.1.2(b), in each case in an amount not to exceed 33% of Consolidated Net Income for the twelve month period ended as of each such Fiscal Quarter, provided that (i) Fixed Charge Coverage Ratio, measured on a pro forma basis after giving effect to any such payment, is greater than 1.30:1.00, (ii) the aggregate amount of such dividends and distributions actually paid by the Borrowers during the twelve month period ended as of any Fiscal Quarter end shall not exceed 33% of Consolidated Net Income for such twelve month period, (iii) no Default or Event of Default shall have occurred and be continuing at the time such dividends and distributions are made or would result therefrom and (iv) Revolver Excess Availability shall be greater than or equal to $30,000,000 (A) at all times during the thirty (30) day period preceding the date any such dividends and distributions are made, (B) immediately after giving effect to the making of any such dividends and distributions and (C) on a prospective basis (as demonstrated pursuant to projections of the Borrowers of the type described in Section 10.1.2(g), in form and substance reasonably satisfactory to the Agents, which shall have been delivered to the Agents prior to the date of any such dividends and distributions are made), at all times during the twelve month period commencing on the date any such dividends and distributions are made;

(b) the Borrowers and the Guarantors shall be permitted to make any payments of principal and interest on any Intercompany Debt to the extent permitted under Section 10.2.12;

(c) the Borrowers shall be permitted to make any payment of the Management Debt to the extent expressly permitted under the Management Subordination Agreement and no Default or Event of Default then exists or would (after taking into consideration the payment to be made) result therefrom;

(d) the Borrowers shall be permitted to pay Gestofi SA fees and expenses in an aggregate amount not greater than $250,000 in any Fiscal Year, payable monthly in arrears in equal monthly payments of up to $20,833.33, for services to be provided to the Borrowers by Mr. Niccolo Rossi, an employee of Gestofi SA, provided that no Default or Event of Default shall have occurred and be continuing at the time of such payment or would result therefrom;

(e) the Borrowers shall be permitted to (i) pay to any of Regaluxe S.r.L., Montrovest B.V. or Gestofi SA, an aggregate amount not to exceed $250,000 in any Fiscal Year (or such greater amount to the extent consented to in writing by the Administrative Agent in its sole discretion) for expenses incurred by any of Regaluxe S.r.L., Montrovest B.V. or Gestofi SA on behalf of the Chairman of the Canadian Borrower in connection with carrying out his duties as Chairman of the Canadian Borrower in the ordinary course of business and (ii) (x) pay Regaluxe S.r.L. a fee of not more than 3.5% of the total price of the goods sold to Regaluxe S.r.L. in the form of a discount (which fee shall be payable to cover import duties and the carrying costs of value-added taxes financing) and (y) reimburse Regaluxe S.r.L. for other reasonable costs and expenses incurred by Regaluxe S.r.L. in connection with the importation by Regaluxe S.r.L. of goods of the Canadian Borrower and the subsequent sale of such goods by Regaluxe S.r.L. to certain Italian jewellery stores (so long as, to the extent requested by the Administrative Agent, the Administrative Agent is provided with satisfactory documentation supporting such fees, costs and expenses); provided that in each case, no Default or Event of Default shall have occurred and be continuing at the time of such payment or would result therefrom; and

(f) the Borrowers shall be permitted to pay to Montrovest B.V. a one-time amendment fee of $75,000 pursuant to the Montrovest Debt Documents on or about the Closing Date.

10.2.7. Restrictions on Subsidiary Distributions. Except as provided herein and in the Term Loan Documents, the Borrowers shall not, and shall not permit any Subsidiary of the Borrowers to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrowers to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Borrower or any other Subsidiary of any Borrower, (b) repay or prepay any Debt owed by such Subsidiary to any Borrower or any other Subsidiary of such Borrower, (c) make loans or advances to the Borrowers or any other Subsidiary of the

Borrowers, or (d) transfer any of its property or assets to the Borrowers or any other Subsidiary of the Borrowers other than restrictions (i) in agreements evidencing Debt permitted by Sections 10.2.1(g) that impose restrictions on the property so acquired, (ii) in any Contractual Obligation listed in Schedule 10.2.7 in effect on the Closing Date and (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course of Business.

10.2.8. [Reserved].

10.2.9. Investments. Directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the date hereof and listed on Schedule 9.1.6(b) hereto;

(c) Investments consisting of Intercompany Debt to the extent permitted pursuant to Section 10.2.1(d);

(d) Investments consisting of promissory notes received as proceeds of asset dispositions permitted pursuant to Section 10.2.13(b);

(e) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the Ordinary Course of Business not to exceed the Dollar Equivalent of $250,000 in the aggregate at any time outstanding, other than any loans or advances that would be in violation of Section 402 of Sarbanes-Oxley;

(f) Investments by the Borrowers or any Guarantor in BME IPCO in an amount not to exceed, in the aggregate, the sum of (i) the royalty payments required to be paid by the Borrowers or any of their respective Subsidiaries under Section 7.2 of the BME IPCO Distribution Agreement, plus (ii) the Dollar Equivalent of $250,000 in the aggregate in any Fiscal Year, provided, that no Default or Event of Default shall then be continuing under this Agreement;

(g) a one-time Investment by the Borrowers in CGS Canada, in an amount not to exceed $50,000;

(h) Investments by the Borrowers in the Excluded Subsidiaries not to exceed $300,000 in the aggregate outstanding at any time unless approved by the Administrative Agent and the Required Lenders or to the extent that the Investment is made with the net cash proceeds contemporaneously received by the Canadian Borrower from equity issuances and equity contributions made for the sole purpose of such Investment; and

(i) the grant by the Canadian Borrower to the Excluded Subsidiaries of the exclusive right to use the trademarks identified on Schedule 10.2.9(i) hereto in Hong Kong, People’s Republic of China, Mongolia and/or Macau, and the making available by the Canadian Borrower to the Excluded Subsidiaries of the Canadian Borrower’s know-how, confidential or proprietary information and similar Intellectual Property related to the business of the Canadian Borrower solely for use in Hong Kong, People’s Republic of China, Macau and/or Mongolia;

provided, however, that, with the exception of Investments referred to in clauses (f), (h) and (i) of this Section 10.2.9, such Investments will be considered Investments permitted by this Section 10.2.9, only if all actions have been taken to the satisfaction of the Administrative Agent to provide to the Applicable Agent, for the benefit of the Lenders and the Agents, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens entitled to priority under Applicable Law.

10.2.10. Prepayment and Cancellation of Certain Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Debt (including, without limitation, (a) any Intercompany Debt or Management Debt, unless otherwise permitted pursuant to Section 10.2.6, or (b) the Term Loan Debt or the Quebec Subordinated Debt, in each case prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (in each case, or as amended thereafter in accordance with Section 10.2.11), unless otherwise permitted pursuant to Section 10.2.12, or (c) the Montrovest Debt, the Damiani Debt or the Additional Subordinated Debt, in each case, prior to its respective due date under the Montrovest Debt Documents, the Damiani Debt Documents or the Additional Subordinated Debt Documents, and as in effect on the date of entry thereof (in each case, or as amended thereafter in accordance with Section 10.2.11), unless otherwise permitted pursuant to Section 10.2.12.

10.2.11. Amendments or Waivers of Term Loan Documents, Management Agreement, Quebec Subordinated Debt Documents, Montrovest Debt Documents, Damiani Debt Documents, Additional Subordinated Debt Documents and Organizational Documents. (a) Agree to any amendment, restatement, supplement or other modification to, or waiver of any of its material rights under, the Term Loan Documents (except to the extent expressly permitted under the Intercreditor Agreement), the Management Agreement (except to the extent expressly permitted by the Management Subordination Agreement), the Quebec Subordinated Debt Documents, the Montrovest Debt Documents (except to the extent expressly permitted by the Montrovest Subordination Agreement), the Damiani Debt Documents (except to the extent expressly permitted by the Damiani Subordination Agreement) or any Additional Subordinated Debt Documents, without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver; or (b) amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation), other than any such amendments, modifications or changes which are not adverse in any material respect to the interests of the Lenders. Each Loan Party shall deliver to the Administrative Agent complete and correct copies of any amendment, restatement, supplement or other modification to or waiver of the Term Loan Documents, the Management Agreement, the Quebec Subordinated Debt Documents, the Montrovest Debt Documents, the Damiani Debt Documents, any Additional Subordinated Debt Documents or Organizational Documents.

10.2.12. Subordinated Debt; Term Loan Debt.

(a) [Reserved].

(b) Make any payments in respect of the Quebec Subordinated Debt; provided, that the Loan Parties may make (i) such regularly scheduled payments of principal and interest in respect of the Quebec Subordinated Debt so long as no Default or Event of Default then exists or would (after taking into consideration the payment to be made) result therefrom, and (ii) prepayments of principal in respect of the Quebec Subordinated Debt so long as (A) Fixed Charge Coverage Ratio, measured on a pro forma basis after giving effect to any such payment, is greater than 1.10:1.00, (B) Revolver Excess Availability as of such date (calculated on a pro forma basis after taking into consideration the payment to be made) shall be greater than an amount equal to the product of (x) thirty percent (30%) multiplied by (y) the Aggregate Revolver Borrowing Capacity (provided that, for purposes of this clause (b)(ii)(B)(y), the Aggregate Revolver Borrowing Capacity shall be calculated without deduction of the Availability Block, the Seasonal Availability Block, the Loan to Value Reserve and the Term Loan Discretionary Reserve), (C) such payment is made within fifteen (15) days after the Borrowers have delivered to the Agents the financial statements pursuant to Section 10.1.2(b), (D) no Default or Event of Default then exists or would (after taking into consideration the payment to be made) result therefrom and (E) not less than five (5) days prior to such payment, the Borrowers shall have delivered to the Administrative Agent a certificate certifying, and providing appropriate calculations, as to the matters set forth in clauses (A) through (D) of this clause (b)(ii).

(c) Make any principal payments in respect of the Term Loan Debt; provided, that the Loan Parties may make such principal payments so long as (i) Fixed Charge Coverage Ratio, measured on a pro forma basis after giving effect to any such payment, is greater than 1.10:1.00, (ii) Revolver Excess Availability (calculated on a pro forma basis after taking into consideration the payment to be made) on a prospective basis (as demonstrated pursuant to final projections of the Borrowers of the type described in Section 10.1.2(g), in form and substance reasonably satisfactory to the Agents, which shall have been delivered to the Agents prior to the date of any such principal payments are made), at all times during the twelve month period commencing on the date any such principal payments are made shall be greater than $17,000,000, (iii) such payment is made within fifteen (15) days after the Borrowers have delivered to the Agents the financial statements pursuant to Section 10.1.2(b), (iv) no Default or Event of Default then exists or would (after taking into consideration the payment to be made) result therefrom and (v) not less than five (5) days prior to such payment, the Borrowers shall have delivered to the Administrative Agent a certificate certifying, and providing appropriate calculations, as to the matters set forth in clauses (i) through (iv) of this clause (c).

(d) Make any payments in respect of any Intercompany Debt; provided, that the Loan Parties may make such principal and interest payments so long as no Default or Event of Default then exists or would (after taking into consideration the payment to be made) result therefrom.

(e) [Reserved].

(f) Make any payments in respect of the Montrovest Debt other than regularly scheduled payments of interest in respect of the Montrovest Debt so long as no Default or Event of Default then exists or would (after taking into consideration the payment to be made) result therefrom. No prepayment of, or payments of principal on, the Montrovest Debt may be made without the prior written consent of the Agents and the Required Lenders in their sole discretion.

(g) Make any payments in respect of any Additional Subordinated Debt other than to the extent permitted pursuant to the Subordination Agreement entered into in connection with such Additional Subordinated Debt.

(h) Make any payments in respect of the Damiani Debt other than to the extent permitted pursuant to the Damiani Subordination Agreement or another Subordination Agreement in form, scope and substance satisfactory to the Agents and the Required Lenders.

10.2.13. Fundamental Changes; Asset Acquisition; Disposition of Assets.

(a) Become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the Ordinary Course of Business consistent with past practices) except (i) the merger, amalgamation or consolidation of one or more of the Subsidiaries of the Borrowers (other than a Borrower) or the Guarantors (other than a Borrower) with and into one of the Borrowers or the Guarantors, provided that (A) in the event of any merger, amalgamation or consolidation of a Borrower and a Guarantor (other than a Borrower), such

Borrower shall be the continuing or surviving Person and (B) other than as described in clause (a)(i)(A) herein, in the event that any Borrower or any Guarantor (other than a Borrower) is a party to such merger, amalgamation or consolidation, such Borrower or such Guarantor shall be the continuing or surviving Person, (ii) the merger, amalgamation or consolidation of two or more Subsidiaries of the Borrowers (other than a Borrower) or the Guarantors (other than a Borrower), provided that in the event any Guarantor is a party to such merger, amalgamation, consolidation, asset acquisition or stock acquisition, such Guarantor shall be the continuing or surviving Person or (iii) any other mergers, amalgamations, consolidations, asset acquisitions or stock acquisitions not otherwise contemplated pursuant to this Section 10.2.13(a) in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000, provided that, in each case, (x) in the event any Borrower is a party to such merger, amalgamation, consolidation, asset acquisition or stock acquisition, such Borrower shall be the continuing or surviving Person; (y) the relevant Borrower or Guarantor takes all actions required by the Applicable Agent in order for the Applicable Agent to acquire a perfected, first priority security interest in such newly acquired assets or stock; and (z) in the case of an asset acquisition or a stock acquisition by any Loan Party, such Loan Party shall, at such Loan Party’s expense, cause any new Subsidiary formed or acquired thereby to (A) join this Agreement and the other Loan Documents as required pursuant to Section 10.1.9 and (B) if any shares of Capital Stock or Debt of such Subsidiary are owned by or on behalf of any Loan Party, such Loan Party shall cause such shares and promissory notes evidencing such Debt to be pledged to the Administrative Agent within 45 days after such Subsidiary is formed or acquired, provided that in no event shall compliance with this Section 10.2.13(a) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 10.2.13(a) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any such Subsidiary, an approval of such Person as a Borrower or Guarantor or permit the inclusion of any acquired assets in the computation of the Aggregate Revolver Borrowing Capacity or Term Loan Borrowing Capacity (in each case, or any component definition thereof); or

(b) Become a party to or agree to or effect any sale, lease, license, consignment, transfer or other disposition of assets, other than (i) the sale of Inventory, the licensing of Intellectual Property and the disposition of obsolete assets, in each case in the Ordinary Course of Business and to a Person other than an Excluded Subsidiary, (ii) the sale of Inventory and other assets to a Person other than an Excluded Subsidiary outside the Ordinary Course of Business in connection with Permitted Store Closings and (iii) the transactions described in Section 10.2.9(i).

10.2.14. Sales and Leasebacks. Except for sales of equipment in the Ordinary Course of Business to a Person other than an Excluded Subsidiary, enter into any arrangement, directly or indirectly, whereby any Loan Party shall sell or transfer any Property owned by it in order then or thereafter to lease such Property or lease other Property that such Loan Party intends to use for substantially the same purpose as the Property being sold or transferred.

10.2.15. Transactions with Affiliates. Directly or indirectly, engage in any transaction with any Affiliate (other than for services as employees, officers and directors, including employee discounts consistent with past practices), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other Person in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, except to the extent (i) the terms are more favorable to such Person than would have been obtainable on an arm’s-length basis with an unrelated party in the Ordinary Course of Business; or (ii) in accordance with Section 10.2.6(d), Section 10.2.6(e), Section 10.2.6(f) or Section 10.2.13(b)(iii).

10.2.16. Business Activities; Permitted Store Closings. (a) Engage directly or indirectly (whether through the Subsidiaries or otherwise) in any type of business other than the businesses conducted by the Loan Parties on the Closing Date and in related businesses, (b) execute, alter, modify, or amend any lease; provided, however, that the Loan Parties may (i) alter, modify or amend any lease in a manner beneficial to the Loan Parties so long as any such alteration, modification or amendment does not adversely affect any rights of the Agents or the Lenders hereunder and (ii) the Loan Parties may terminate the leases on the retail locations which constitute a Permitted Store Closing, or (c) except as provided in clause (b) hereof, commit to, or open or close any location at which a Loan Party maintains, offers for sales, or stores any of the Collateral.

10.2.17. Accounting Changes; Fiscal Year; Tax Consolidation. (a) Make or permit any material change, any change which would have a material impact on the results of operations or financial condition or financial statements or make any change which would be determinative as to whether or not the Borrowers and their Subsidiaries would be in compliance with any of the covenants set forth in Section 10.2 hereof, in accounting policies or reporting practices, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, except changes that are required by or permitted under GAAP or (b) change its Fiscal Year end from the last Saturday of March of each year.

10.2.18. Margin Regulations. Use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

10.2.19. Hedging Agreements. Enter into any Hedging Agreement.

10.2.20. No Speculative Transactions. Engage in any transaction involving commodity options, futures contracts or similar transactions.

10.2.21. Amendment of Rolex Documents. Amend any provision of any Rolex Document in a manner adverse to the Agents and the Secured Parties without the prior written consent of the Applicable Agent.

10.2.22. Canadian Subsidiaries. Permit the Canadian Borrower to have any Subsidiary other than the US Borrower, BME IPCO and CGS Canada.

10.2.23. Canadian Plans. Permit any Canadian Loan Party or any of its Subsidiaries to maintain any Canadian Plan that is a defined benefit pension plan.

10.2.24. Jose Hess Trademark. Permit any Loan Party or any Subsidiary of a Loan Party to use the “Jose Hess & Design” trademark with registration number 1,100,692 until such trademark has been assigned to a Loan Party and the security interest and Lien of the Administrative Agent is properly recorded against such trademark with the United States Patent and Trademark Office.

10.2.25. Certain Consignment Arrangements. Permit any Loan Party or any Subsidiary of a Loan Party to (a) hold any consigned inventory from any of Clover Corporation, M. Fabrikant & Sons, Inc. or S.H.R. Inc. unless and until the Administrative Agent and the Co-Collateral Agents shall have received evidence satisfactory to the Administrative Agent and the Co-Collateral Agents that any UCC filings on record or to be recorded in respect of any consignment arrangements made by such Persons are satisfactory to the Administrative Agent and the Co-Collateral Agents or (b) engage in any consignment arrangement with any Loan Party or any Subsidiary of a Loan Party.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default “ hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay any principal of the Loans, any US LC Obligation, any Canadian LC Obligation, any interest on the Loans, any fee or any other amount payable under this Agreement or any other Loan Document, when and as the same shall become due and payable (whether at stated maturity, on demand, upon acceleration or otherwise); or

(b) (i) Any information contained in any Compliance Certificate or Borrowing Base Certificate was untrue or incorrect in any material respect when made or (ii) any representation or warranty made or delivered to any Agent or any Lender by any Loan Party herein, in connection with any Loan Document or transaction contemplated thereby, or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or Compliance Certificate) is untrue, incorrect or misleading in any material respect when given or confirmed; or

(c) (i) Any Loan Party breaches or fails to perform any covenant contained in Section 7, 8, 10.1 (other than Section 10.1.2(a), (b), (c) or (g)) or 10.2; or (ii) any Loan Party breaches or fails to perform any covenant contained Section 10.1.2(a), (b), (c) or (g) for five (5) days after the date otherwise set forth in such section as a deadline for compliance thereof; or

(d) Any Loan Party breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Loan Party receives notice thereof from any Agent; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period; or

(e) Any Guarantor repudiates, revokes or attempts to revoke its Guaranty; any Loan Party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to any Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Agents and the Lenders) or any Loan Party shall so state in writing; or

(f) Any judgment or order for the payment of money is entered against a Loan Party or any of its Subsidiaries in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all the Loan Parties and their Subsidiaries, the Dollar Equivalent of $1,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of 30 days; or

(g) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any of its Subsidiaries and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h) Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Dollar Equivalent of $1,000,000; or

(i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by any Governmental Authority from conducting (i) any material part of its business or (ii) business at more than 10 retail locations, and such order shall continue in effect for more than 5 days; any Loan Party or any of its Subsidiaries suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business and such loss, revocation or termination shall continue unremedied for 5 days; there is a cessation of any material part of a Loan Party’s or any of its Subsidiaries’ business for a material period of time; any Collateral or Property of a Loan Party or any of its Subsidiaries is taken or impaired through condemnation and such loss, revocation or termination is reasonably likely to result in a Material Adverse Effect; any Loan Party or any of its Subsidiaries agrees to or commences any liquidation, dissolution or winding up of its affairs; or any Loan Party or any of its Subsidiaries ceases to be Solvent; or

(j) Any Insolvency Proceeding is commenced by any Loan Party or any of its Subsidiaries; an Insolvency Proceeding is commenced against any Loan Party or any of its Subsidiaries and such Loan Party or such Subsidiary consents to the institution of the proceeding against it, the petition, filing or other proceeding commencing the proceeding is not timely controverted by such Loan Party or such Subsidiary, such petition, filing or other proceeding is not dismissed or stayed within 45 days after its filing or institution, or an order for relief is entered in the proceeding; a trustee (including an interim trustee), receiver (including an interim receiver or receiver-manager), monitor, agent, custodian, sequestrator, administrator, liquidator or like official is appointed to take possession of any substantial Property of or to operate any of the business of any Loan Party or any of its Subsidiaries; or any Loan Party or any of its Subsidiaries makes a proposal or offer (or files a notice of intention to make a proposal or offer) of settlement, extension, arrangements or composition to its unsecured creditors generally; or

(k) The Borrowers or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding the Dollar Equivalent of $100,000, or the Borrowers or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding the Dollar Equivalent of $100,000, the receipt by the Borrowers or any ERISA Affiliate of notice from any Multiemployer Plan that it is in critical or endangered status, pursuant to Section 432 of the Code and Section 305 of ERISA, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to satisfy the minimum funding standards under the Pension Funding Rules, provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in a liability of the Borrowers or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding the Dollar Equivalent of $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a Lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan; or (iv) any event or condition shall occur or exist with respect to a Canadian Plan that could, in the Administrative Agent’s good faith judgment, subject any Canadian Loan Party or any of its Subsidiaries to any tax, penalty or other liabilities under the Supplemental Pension Plans Act (Québec) or the Pension Benefits Act (Ontario) or any other Applicable Pension Legislation and which could reasonably be expected to give rise to a Material Adverse Effect, or if any Canadian Loan Party or any of its Subsidiaries is in default with respect to required payments to a Canadian Plan or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Plan; or

(l) Any Loan Party or any of its Subsidiaries is criminally indicted or convicted for (i) a felony committed in the conduct of such Person’s business, or (ii) any state, federal or foreign Applicable Law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and

Illegal Exportation of War Materials Act) that could lead to forfeiture of any assets of such Person included in the US Borrowing Capacity, the Canadian Borrowing Capacity or the Term Loan Borrowing Capacity or any assets of such Person not included in the US Borrowing Capacity, the Canadian Borrowing Capacity or the Term Loan Borrowing Capacity but having a fair market value in excess of the Dollar Equivalent of $1,000,000; or

(m) (i) any breach or default of a Loan Party or any of its Subsidiaries occurs under any of the Term Loan Documents (or any documents relating to renewals, refinancings and extensions of the Debt incurred thereunder) or (ii) any such Debt shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled or required prepayment), prior to the stated maturity thereof; provided that such breach or default shall be deemed continuing hereunder until the Required Lenders have expressly waived such breach or default in writing, notwithstanding the fact that such breach or default may have been waived under the terms of the Term Loan Documents; or

(n) (i) the earlier of (A) receipt by a Loan Party or any of its Subsidiaries of notice from any applicable party under any of the Quebec Subordinated Debt Documents, the Rolex Documents, the Montrovest Debt Documents, the Damiani Debt Documents or the Additional Subordinated Debt Documents of the occurrence and continuance of a payment default or the occurrence of a payment default under any of such agreements which has continued for fifteen (15) days or (B) any other material breach or default of a Loan Party or any of its Subsidiaries occurs under any of the Quebec Subordinated Debt Documents, the Rolex Documents, the Montrovest Debt Documents, the Damiani Debt Documents or the Additional Subordinated Debt Documents (or any documents relating to renewals, refinancings and extensions of the Debt incurred thereunder) or (ii) any such Debt shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled or required prepayment), prior to the stated maturity thereof; or

(o) Subject to Section 11.1(n), (i) any breach or default of a Loan Party or any of its Subsidiaries occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of the Dollar Equivalent of $1,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach or default or (ii) any such Debt shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled or required prepayment), prior to the stated maturity thereof; or

(p) There shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than 5 consecutive days, the cessation or substantial curtailment of revenue producing activities at more than 5 retail locations not covered by business interruption insurance; or

(q) (i) Any Security Document shall for any reason fail or cease to create valid, perfected and enforceable Liens on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Liens shall fail or cease to be a perfected with the priorities contemplated by the Intercreditor Agreement, the Quebec Subordination Agreements, the Rolex Subordination Agreements, the other Subordination Agreements and the other Security Documents, or any Loan Party shall so state in writing; or (ii) any breach or default by any Person (other than any Agent party thereto) occurs under any Subordination Agreement or the Intercreditor Agreement; or (iii) any Person (other than any Agent party thereto) shall repudiate, revoke or attempt to revoke any Subordination Agreement or the Intercreditor Agreement; or (iv) any of the terms of any Subordination Agreement or the Intercreditor Agreement shall be invalidated or cease to be in full force and effect; or

(r) A Change of Control occurs.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by any Agent or notice of any kind. In addition, or if any other Event of Default exists, each Agent may in its discretion (and shall upon written direction of the Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by the Loan Parties to the fullest extent permitted by law;

(b) terminate, reduce or condition any of the Commitments, or make any adjustment to the US Borrowing Capacity, the Canadian Borrowing Capacity, the Term Loan Borrowing Capacity or any component definition contained in any of the foregoing;

(c) require the Loan Parties to Cash Collateralize US LC Obligations, the Canadian LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Applicable Agent may (and shall upon the direction of the Required Lenders) advance the required Cash Collateral as US Revolver Loans or, as applicable, Canadian Revolver Loans (whether or not a US Revolver Overadvance or Canadian Revolver Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied);

(d) with respect to any Collateral consisting of Inventory, conduct one or more going out of business sales, in the Administrative Agent’s own right or by one or more agents, representatives, receivers and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Loan Party, and in conjunction with any such sale, (i) the Administrative Agent and any such agent, representative, receiver or contractor may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Administrative Agent or such agent or contractor), (ii) any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Administrative Agent or such agent or contractor and no Loan Party nor any Person claiming under or in right of such Loan Party shall have any interest therein, (iii) each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Loan Party, and, to the extent permitted by Applicable Law, each Loan Party hereby waives all rights of redemption, stay, valuation and appraisal which such Loan Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted; and

(e) exercise any other rights or remedies afforded under any agreement (including, without limitation, this Agreement and the other Loan Documents), by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC, the PPSA, the Civil Code of Québec or Applicable Law. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require the Loan Parties to assemble Collateral, at the Borrowers’ expense, and make it available to the Applicable Agent at a place designated by such Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, the Loan Parties agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Applicable Agent, in its discretion, deems advisable. Each Loan Party agrees that 5 days notice of any proposed sale or other disposition of Collateral by the Applicable Agent shall be reasonable. The

Applicable Agent shall have the right to conduct such sales on any Loan Party’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. The Applicable Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Applicable Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3. License. Each Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral in each case after the occurrence, and during the continuance, of an Event of Default.

11.4. Setoff. The Agents, the Lenders and their Affiliates and branches are each authorized by the Loan Parties at any time that an Event of Default has occurred and is continuing, without notice to the Loan Parties or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by any Agent, any Lender or any such Affiliate or branch to or for the account of any Loan Party against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Loan Parties contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of the Agents and the Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that the Agents and the Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2. Waivers. The failure or delay of any party hereto to require strict performance by any other party thereto with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until the Full Payment of the Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to the Borrowers and executed by the Borrowers and the Applicable Agent(s) or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If any Agent or any Lender accepts performance by any Loan Party under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if any Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.

11.6. Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the conversion shall be made at the Applicable Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Applicable Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to any Agent or any Lender pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of the Borrowers to pay to the Agents and the Lenders any amount originally due to the Agents and the Lenders in the first currency under this Agreement only to the extent of the amount of the first currency which each Agent and each of the Lenders is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Agent’s and such Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the Agents and the Lenders in the first currency under this Agreement, each of the Borrowers, with respect to itself and its Subsidiaries, agrees that it will indemnify each Agent and each of the Lenders against and save each Agent and each of the Lenders harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Borrower separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Agent or any Lender under this Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by each Agent and each such Lender, as the case may be, and the Borrowers shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this Section 11.6 shall survive the Full Payment of the Obligations.

SECTION 12. THE ADMINISTRATIVE AGENT, THE CANADIAN AGENT AND THE CO-COLLATERAL AGENTS

12.1. Appointment, Authority and Duties of the Administrative Agent, the Canadian Agent and the Co-Collateral Agents

12.1.1. Appointment and Authority of the Administrative Agent, the Canadian Agent and the Co-Collateral Agents.

(a) Each Lender appoints and designates Bank of America as the Administrative Agent hereunder. The Administrative Agent may, and each Lender authorizes the Administrative Agent to, enter into all Loan Documents (including, without limitation, the Intercreditor Agreement) to which the Administrative Agent is intended to be a party and accept all Security Documents, for the Administrative Agent’s benefit and the benefit of the Secured Parties. Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders, in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or the Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority (subject to the authority of the Canadian Agent set forth in clause (b) below) to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as the Administrative Agent each Loan Document to which it is intended to be a party, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens under the Loan Documents and all other matters concerning Collateral of the US Loan Parties and the Non-Canadian Loan Parties and Collateral of the Canadian Loan Parties situated in the United States, and for all other purposes stated therein; and (d) exercise all rights and remedies given to the Administrative Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Administrative Agent alone shall be authorized to determine whether any Account or Inventory constitutes Eligible Inventory, Eligible Major Credit Card Receivables or Eligible Private Label and Corporate Accounts, as the case may be, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other Person for any error in judgment.

(b) Each Lender appoints and designates Bank of America-Canada Branch as the Canadian Agent hereunder. The Canadian Agent may, and each Lender authorizes the Canadian Agent to, enter into all Loan Documents (including, without limitation, the Intercreditor Agreement) to which the Canadian Agent is intended to be a party and accept all Security Documents, for the Canadian Agent’s benefit and the benefit of the Secured Parties. Each Lender agrees that any action taken by the Canadian Agent or the Required Lenders, in accordance with the provisions of the Loan Documents, and the exercise by the Canadian Agent or the Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, the Canadian Agent shall have the sole and exclusive authority (subject to the authority of the Administrative Agent set forth in clause (a) above) to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents concerning the Canadian Loan Parties; (b) execute and deliver as the Canadian Agent each Loan Document to which it is intended to be a party, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens under the Loan Documents and all other matters concerning Collateral of the Canadian Loan Parties and Collateral of the other Loan Parties situated in Canada, and for all other purposes stated therein; and (d) exercise all rights and remedies given to the Canadian Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Canadian Agent shall be ministerial and administrative in nature, and the Canadian Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.

(c) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between each Secured Party, taken individually, on the one hand, and the Canadian Agent, on the other hand, each Loan Party and each such Secured Party acknowledges and agrees with the Canadian Agent that such Secured Party and the Canadian Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to the Canadian Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Loan Party is irrevocably bound towards the Canadian Agent and each Secured Party in respect of the entire Solidary Claim of the Canadian Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Canadian Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Canadian Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Canadian Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Loan Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to the Canadian Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

(d) Each Lender appoints and designates each of Bank of America, N.A. and Wells Fargo Bank, National Association as a Co-Collateral Agent hereunder. The rights of the Co-Collateral Agents are set forth in the Co-Collateral Agent Rights Agreement.

(e) The relationship between each Agent and each of the Secured Parties is that of an independent contractor. The use of the terms “Administrative Agent” or “Canadian Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent or the Canadian Agent, as applicable and each of the Secured Parties. Nothing contained in this Agreement or the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent or the Canadian Agent, as applicable, and any of the Secured Parties.

(f) As an independent contractor empowered by the Secured Parties to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Applicable Agent is nevertheless a “representative” of the Secured Parties, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agents with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Applicable Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded, filed, registered or otherwise, relating to the attachment, perfection, enforceability, priority or enforcement of any security interests, mortgages, hypothecs or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Secured Parties and the Agents.

12.1.2. Duties. No Agent shall have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by the Required Lenders while an Event of Default exists. The conferral upon any Agent of any right shall not imply a duty on such Agent’s part to exercise such right, unless instructed to do so by the Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Each Agent may perform its duties through agents and employees. Each Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. No Agent shall be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of the Required Lenders. The rights and remedies conferred upon each Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Any Agent may request instructions from the Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by such Agent in connection with any act. Each Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and such Agent shall not incur liability to any Person by reason of so refraining. Instructions of the Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting in accordance with the instructions of the Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall, and in no event shall the Required Lenders, without the prior written consent of each Lender, direct any Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate any Commitments of one Lender without terminating such

Commitment of all Lenders. In no event shall the Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. The Lenders authorize each Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of a disposition which the Borrower Agent certifies in writing to the Administrative Agent is permitted under this Agreement (including under Section 10.2.13) or a Lien which the Borrowers certify is a Permitted Lien entitled to priority over the Applicable Agent’s Liens (and the Applicable Agent may rely conclusively on any such certificate without further inquiry), (c) that is non-material and not of the type included in the US Borrowing Capacity or the Canadian Borrowing Capacity, or (d) with the written consent of all Lenders. No Agent shall have any obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected, insured or encumbered, nor to assure that the Applicable Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. The Agents and the Lenders appoint each other Agent and each other Lender as agent for the purpose of perfecting Liens (for the benefit of the Secured Parties) in any Collateral that, under the UCC, PPSA or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Applicable Agent or otherwise deal with such Collateral in accordance with the Applicable Agent’s instructions or as required by the Intercreditor Agreement.

12.2.3. Reports. The Administrative Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of any Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor any Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that any Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the Loan Parties’ books and records as well as upon representations of the Loan Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless each Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender, provided that no Lender shall have any obligation to indemnify and hold harmless such other Person preparing a Report for any claims arising that are determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such other Person preparing such Report.

12.3. Reliance by the Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, electronic transmission or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of the Agent Professionals.

12.4. Action Upon Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or the Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agents and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Applicable Agent and the Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5, as applicable, such Lender shall forthwith purchase from the Applicable Agent, the Issuing Banks and the other applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.6. Indemnification of the Agent Indemnitees.

12.6.1. INDEMNIFICATION. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE; PROVIDED THAT NO LENDER SHALL HAVE ANY OBLIGATION TO INDEMNIFY OR HOLD HARMLESS THE AGENT INDEMNITEES FOR ANY CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY AGENT INDEMNITEE. If any Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from a Loan Party or fraudulent transfer, then any monies paid by such Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to such Agent by the Lenders to the extent of each Lender’s Pro Rata share.

12.6.2. Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by a Loan Party, or any Person claiming through a Loan Party, to recover damages for any act taken or omitted by any Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless the Agent Indemnitees with respect thereto and to pay to the Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same; provided that no Lender shall be liable for payment of any such amount to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from any Agent Indemnitees’ gross negligence or willful misconduct. In the Applicable Agent’s discretion, such Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to the Lenders; provided that it has not been determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from any Agent Indemnitees’ gross negligence or willful misconduct.

12.7. Limitation on Responsibilities of the Administrative Agent and the Canadian Agent. No Agent shall be liable to the Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by such Agent’s gross negligence or willful misconduct. No Agent assumes any responsibility for any failure or delay in performance or any breach by any Loan Party or Lender of any obligations under the Loan Documents. No Agent makes to the Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to the Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent or Canadian Agent as provided below, any Agent may resign at any time by giving at least 30 days written notice thereof to the Lenders and the Borrowers. Upon receipt of such notice from the Administrative Agent or the Canadian Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent or Canadian Agent, as applicable, which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank with an office in the United States or Canada, as applicable, that, unless a Default or Event of Default exists, is reasonably acceptable to the Borrower Agent. If no successor Administrative Agent or Canadian Agent is appointed prior to the effective date of the resignation of the Administrative Agent or Canadian Agent, then the Administrative Agent or the Canadian Agent, as the case may be, may appoint a successor agent from among the Lenders. Upon acceptance by a successor Administrative Agent or Canadian Agent, as the case may be, of an appointment to serve as such Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent or Canadian Agent, as applicable, without further act, and the retiring Administrative Agent or Canadian Agent, as applicable, shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it in such capacity. Any successor by merger or acquisition of the stock or assets of Bank of America or Bank of America-Canada Branch shall continue to be the Administrative Agent and the Canadian Agent hereunder (respectively) without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If any Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, such Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If any Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to such Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as such Agent. The Lenders shall execute and deliver such documents as each Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Applicable Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon any Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in US LC Obligations and/or Canadian LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Loan Party as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and the Agents have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or the Agents, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in US LC Obligations and/or Canadian LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, no Agent shall have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to any Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of the Applicable Agent or any of such Agent’s Affiliates or branches.

12.10. Replacement of Certain Lenders. In the event that any Lender (a) is a Defaulting Lender or (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and the Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, the Administrative Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by the Administrative Agent, pursuant to appropriate Assignment and Assumption Agreement(s) and within 20 days after the Administrative Agent’s notice. The Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption Agreement if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to the Applicable Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Applicable Agent and request for payment is made by the Applicable Agent by 11:00 a.m. on a Business Day, payment shall be made by the Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by the Applicable Agent to any Lender shall be made by wire transfer, in the type of funds received by the Applicable Agent. Any such payment shall be subject to the Applicable Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to the Applicable Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Applicable Agent as customary in the banking industry for interbank compensation. In no event shall the Borrowers be entitled to receive credit for any interest paid by a Lender to the Applicable Agent.

12.11.3. Recovery of Payments. If the Applicable Agent pays any amount to a Lender in the expectation that a related payment will be received by the Applicable Agent from a Loan Party and such related payment is not received, then the Applicable Agent may recover such amount from each Lender that received it. If the Applicable Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Applicable Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Applicable Agent to any Obligations are later required to be returned by the Applicable Agent pursuant to the Applicable Law, the Lenders shall pay to the Applicable Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12. The Agents in their Individual Capacity. As a Lender, each of Bank of America and Bank of America-Canada Branch shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” “Required US Lenders,” and “Required Canadian Lenders,” or any similar term shall include each of Bank of America and Bank of America-Canada Branch, respectively, in its capacity as a Lender. Each of Bank of America, Bank of America-Canada Branch and their respective Affiliates and branches may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America and Bank of America-Canada Branch were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In its individual capacity, each of Bank of America, Bank of America-Canada Branch and its Affiliates and branches may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that each of Bank of America, Bank of America-Canada Branch and its Affiliates and branches shall be under no obligation to provide such information to the Lenders, if acquired in such individual capacity and not as an Agent hereunder.

12.13. Agent Titles. Each Lender (if any), other than Bank of America and Bank of America-Canada Branch, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders (or, with respect to the Co-Collateral Agents, the rights set forth in the Co-Collateral Agent Rights Agreement), and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and the Agents, and does not confer any rights or benefits upon the Loan Parties or any other Person. As between the Loan Parties and the Agents, any action that any Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by the Lenders as herein provided.

12.15. Loan Documents; Intercreditor Agreement. Each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Without limiting the generality of the foregoing, the Lenders hereby irrevocably authorize the Agents (or any of them) to enter into the Intercreditor Agreement and agree to be bound by the provisions thereof.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 13.2, (b) by way of participation in accordance with the provisions of Sections 13.5 and 13.6, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Sections 13.5 and 13.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.2. Assignments by Lenders. Subject to Section 13.3, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.2 participations in US LC Obligations, Canadian LC Obligations and in Swingline Loans) at the time owing to it); provided that

(a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date set forth in the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agents or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than the Dollar Equivalent of $10,000,000 unless each of the Agents and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned (it being understood that non-pro rata assignments of or among any of the Commitments, the Loans, the US LC Obligations or the Canadian LC Obligations are not permitted), except that this clause (b) shall not apply to rights in respect of Swingline Loans;

(c) any assignment of a Commitment must be approved by the Agents and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(d) the parties to each assignment shall execute and deliver to the Agents an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Applicable Agent an administrative questionnaire in the Applicable Agent’s customary form.

From and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a US Lender and Canadian Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 3.6, 3.7, 3.9, 5.8, 5.9 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Sections 13.5 and 13.6.

13.3. Proportionate Assignments; Proportionate Holdings. Notwithstanding anything to the contrary contained herein, including without limitation, Sections 2.5, 3.11 and 12.10, at all times, each Lender shall (either directly or indirectly through an Affiliate or branch) hold a portion (in proportionate amounts) of each of the US Revolver Commitments (or the US Revolver Loans if such Commitments have been terminated) and the Canadian Revolver Commitments (or the Canadian Revolver Loans if such Commitments have been terminated).

13.4. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Lenders’ Commitments of, and principal amounts of the Loans, US LC Obligations and Canadian LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the Issuing Banks at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

13.5. Participations.

(a) Any Lender may at any time, without the consent of, or notice to, the Borrowers or any Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of a Lender’s Commitment and/or the Loans (including such Lender’s participations in US LC Obligations, Canadian LC Obligations and/or Swing Line Loans) owing to it); provided that (i) each such participation shall be in an amount of not less than the Dollar Equivalent of $10,000,000, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrowers, the Agents, the Lenders and the Issuing Banks

shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(b) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Unused Fees or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest or release Collateral which would cause an Overadvance Loan that affects such Participation. Subject to Section 13.6, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 5.8 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.2. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 12.5 as though it were a Lender.

13.6. Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.6, 5.8 or 5.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.9 as though it were a Lender.

13.7. Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.8. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.9. Tax Treatment. If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.9.

13.10. Representation of the Lenders. Each Lender represents and warrants to each Borrower, each Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

13.11. Assignment by the Loan Parties. The Loan Parties shall not assign or transfer any of their rights or obligations under any of the Loan Documents without the prior written consent of each of the Agents and each of the Lenders.

SECTION 14. MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Administrative Agent, with the consent of the Required Lenders, and each Loan Party party to such Loan Document; provided, however, that (subject to Section 4.2):

(a) without the prior written consent of (i) the Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Administrative Agent, (ii) the Canadian Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Canadian Agent, or (iii) each Co-Collateral Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Co-Collateral Agents;

(b) without the prior written consent of each affected Issuing Bank, no modification shall be effective with respect to any US LC Obligations, Canadian LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive, postpone or delay payment of, any principal, interest, fees or other amounts payable to such Lender (it being understood that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or waive any obligation of the Borrowers to pay interest at the Default Rate); (iii) amend the definitions of US Borrowing Capacity, Canadian Borrowing Capacity or Term Loan Borrowing Capacity (and the defined terms used, directly or indirectly, in such definitions) or Pro Rata; or (iv) increase any advance rate (it being understood, however, that clauses (iii) and (iv) above shall not (x) limit the adjustment by the Agents of the Availability Reserve in the Agents’ administration of the Loans as otherwise permitted by this Agreement or (y) prevent the Agents, in their administration of the Loans, from restoring any component of the US Borrowing Capacity, Canadian Borrowing Capacity or Term Loan Borrowing Capacity which had been lowered by the Agents back to the value of such component, as stated in this Agreement or to an intermediate value);

(d) no modification shall be effective that would change (i) any provision of this Section 14.1 or the definition of “Required Lenders” without the written consent of each Lender, (ii) the definition of “Required US Lenders” without the written consent of each US Lender; or (iii) the definition of “Required Canadian Lenders” without the written consent of each Canadian Lender; and

(e) without the prior written consent of all Lenders, no modification shall be effective that would (i) extend the Termination Date; (ii) alter Section 5.5, Section 7 or Section 12.5; (iii) release all or substantially all of the Collateral (excluding, if any Loan Party or any Subsidiary of any Loan Party becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders); or (iv) release all or substantially all of the value of the Guaranties.

14.1.2. Limitations. The agreement of the Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of the Lenders, the Agents, the Co-Collateral Agents and/or the Issuing Banks as among themselves. Only the consent of the parties to the applicable Fee Letter, the Co-Collateral Agent Rights Agreement or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate or branch of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans or the issuance of Letters of Credit during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by the Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3. Payment for Consents. No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2. Indemnity. EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, PROCEEDINGS, COSTS AND EXPENSES OF ANY KIND (INCLUDING REMEDIAL RESPONSE COSTS, REASONABLE ATTORNEYS’ FEES AND EXTRAORDINARY EXPENSES) AT ANY TIME (INCLUDING AFTER FULL PAYMENT OF THE OBLIGATIONS, RESIGNATION OR REPLACEMENT OF ANY AGENT, OR REPLACEMENT OF ANY LENDER) INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATING TO (A) ANY LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO, (B) ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY INDEMNITEE IN CONNECTION WITH ANY LOAN DOCUMENTS, (C) THE EXISTENCE OR PERFECTION OF ANY LIENS, OR REALIZATION UPON ANY COLLATERAL, (D) EXERCISE OF ANY RIGHTS OR REMEDIES UNDER ANY LOAN DOCUMENTS OR APPLICABLE LAW, (E) FAILURE BY ANY LOAN PARTY TO PERFORM OR OBSERVE ANY TERMS OF ANY LOAN DOCUMENT, IN EACH CASE INCLUDING ALL COSTS AND EXPENSES RELATING TO ANY INVESTIGATION, LITIGATION, ARBITRATION OR OTHER PROCEEDING (INCLUDING AN INSOLVENCY PROCEEDING OR APPELLATE PROCEEDINGS), WHETHER OR NOT THE APPLICABLE INDEMNITEE IS A PARTY THERETO, (F) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (G) ANY ACTUAL OR ALLEGED ENVIRONMENTAL RELEASE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITY IN CONNECTION WITH ANY ACTUAL OR ALLEGED VIOLATION OF ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY OF ITS SUBSIDIARIES, OR (H) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY A BORROWER OR ANY OTHER LOAN PARTY (HEREINAFTER, “CLAIMS”) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at the Borrower Agent’s mailing address identified on Schedule 14.3.1, and to any Agent or Lender at its address identified on Schedule 14.3.1 (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Assumption Agreement), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to any Agent pursuant to Section 2.2, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at such Agent such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Borrower Agent shall be deemed received by all Borrowers and Loan Parties.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. The Agents and the Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3. Non-Conforming Communications. The Agents and the Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4. Performance of the Borrowers’ Obligations. Any Agent may, in its discretion at any time and from time to time after the occurrence, and during the continuance, of an Event of Default, at the Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by such Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of such Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of each Agent under this Section 14.4 shall be reimbursed to such Agent by the Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by any Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Each Loan Party hereby authorizes the Agents and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or any Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts; Facsimile and Electronic Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile or electronic communication, and they shall have the same force and effect as manually signed originals. Any Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any such facsimile signature or signature received by electronic communications.

14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

14.10. Obligations of the Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of any Agent or any Lender pursuant to the Loan Documents shall be deemed to constitute the Agents and the Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party.

14.11. Confidentiality. The Lenders agree to maintain the confidentiality of any information that the Loan Parties deliver to the Agents and the Lenders, except that any Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates, branches and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over such Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of any Agent or any Lender, or which becomes available to any Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section 14.11; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); or (k) with the consent of the Borrower Agent. Notwithstanding the foregoing, the Agents and the Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of the Loan Parties and a general description of the Loan Parties’ businesses, and may (so long as the Borrower Agent has previously reviewed and approved the form of such advertisement or promotional materials) use the Loan Parties’ names in advertising and other promotional materials.

14.12. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.13. Consent to Forum.

EACH LOAN PARTY PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT SITTING IN OR WITH JURISDICTION OVER THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF MANHATTAN, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH LOAN PARTY PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of any Agent or any Lender to bring proceedings against any Loan Party in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by any Agent of any judgment or order obtained in any forum or jurisdiction.

14.14. Waivers by the Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party party hereto waives (a) the right to trial by jury (which each Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by any Agent or any other Secured Party on which a Borrower or such Loan Party may in any way be liable, and hereby ratifies anything such Agent or such other Secured Party may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing any Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Loan Party hereto acknowledges that the foregoing waivers are a material inducement to the Agents and the Lenders entering into this

Agreement and that the Agents and the Lenders are relying upon the foregoing in their dealings with the Borrowers and the other the Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.15. Patriot Act Notice. The Agents and the Lenders hereby notify the Borrowers and the other Loan Parties that pursuant to the requirements of the Patriot Act, the Agents and the Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Agents and the Lenders to identify it in accordance with the Patriot Act. The Agents and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

14.16. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any credit extension, and shall continue in full force and effect until the Full Payment of the Obligations.

14.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agents nor the Arrangers has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates and branches may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agents nor the Arrangers has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, except in connection with the gross negligence and willful misconduct of the Agents, the Arrangers or their Affiliates or branches, each of the Loan Parties hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each Loan Party acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, the Loan Parties, the Agents, the Issuing Banks, the Arrangers and the Lenders have an arms-length business relationship that creates no fiduciary duty on the part of any Agent, any Issuing Bank, any Arranger or any Lender, and each Loan Party, Agent, Issuing Bank, Arranger and Lender expressly disclaims any fiduciary relationship.

14.18. Resignation as Issuing Bank or Provider of Swingline Loans after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America resigns as the Administrative Agent or assigns all of its US Revolver Commitment and US Revolver Loans, Bank of America may, (i) upon 30 days’ notice to the US Borrower and the US Lenders, resign as Issuing Bank of Letters of Credit issued for the account or benefit of the US Borrower and/or (ii) upon 30 days’ notice to the US Borrower, resign as provider of Swingline Loans to the US Borrower. Notwithstanding anything to the contrary contained herein, if at any time Bank of America-Canada Branch or any Affiliate or branch resigns as the Canadian Agent or assigns all of its Canadian Revolver Commitment and Canadian Revolver Loans, Bank of America-Canada Branch or such Affiliate or branch may, (i) upon 30 days’ notice to the Canadian Borrower and the Canadian Lenders, resign as Issuing Bank of Letters of Credit issued for the account or benefit of the Canadian Borrower and/or (ii) upon 30 days’ notice to the Canadian Borrower, resign as provider of Swingline Loans to the Canadian Borrower. In the event of any such resignation as Issuing Bank or provider of Swingline Loans, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank or provider of Swingline Loans; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America or Bank of America-Canada Branch (or any Affiliate or branch) as Issuing Bank or provider of Swingline Loans, as the case may be. If Bank of America or Bank of America-Canada Branch (or any Affiliate or branch) resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all US LC Obligations or Canadian LC Obligations, as the case may be, with respect thereto (including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in unreimbursed drawings of Letters of Credit). If Bank of America or Bank of America-Canada Branch resigns as provider of Swingline Loans, it shall retain all the rights of provider of Swingline Loans provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment of a successor Issuing Bank and/or provider of Swingline Loans, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or provider of Swingline Loans, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America or Bank of America-Canada Branch (or any Affiliate or branch) with respect to such Letters of Credit.

14.19. Language. The parties have requested that this Agreement and the other documents contemplated hereby or relating hereto be drawn up in the English language. Les parties ont requis que cette convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.

14.20. Existing Credit Agreement and Loan Documents. Each of the Loan Parties hereby ratifies and confirms all of its Obligations to the Administrative Agent, the Canadian Agent, the Lenders and the other Secured Parties under the Existing Credit Agreement, as amended hereby, and the other Loan Documents (as defined in the Existing Credit Agreement), as amended hereby, including, without limitation, the Loans, and each of the Loan Parties hereby affirms its absolute and unconditional promise to pay to the Lenders, the Administrative Agent, the Canadian Agent and the other Secured Parties, as applicable, the Loans, reimbursement obligations and all other amounts due or to become due and payable to the Lenders, the Administrative Agent, the Canadian Agent and the other Secured Parties, as applicable, under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), as amended hereby, and it is the intent of the parties hereto that nothing contained herein shall constitute a novation or accord and satisfaction. The parties hereto acknowledge and agree that (i) each reference to the Existing Credit Agreement, however so defined, in the Loan

Documents (as defined in the Existing Credit Agreement) from and after the date hereof shall mean the Existing Credit Agreement as amended and restated pursuant to this Agreement, and (ii) each of the Loan Documents (as defined in the Existing Credit Agreement) is hereby amended by (a) substituting a reference to this Agreement as herein defined in place of each reference to the Existing Credit Agreement (whether referred to by the full name of the Existing Credit Agreement or by any other name which refers thereto by definition), and (b) substituting for the definition of each capitalized term defined by reference to the Existing Credit Agreement the definition of such capitalized term set forth in this Agreement, including without limitation the definition of the term “Obligations”. Each of the parties hereto agrees that each Loan Document (as defined in the Existing Credit Agreement), as amended hereby, to which such party is a party shall remain in full force and effect. Each of the parties listed as signatories hereto ratifies and reaffirms the continued validity of, and all of the terms and conditions of, and all of the warranties and representations set forth in, each such Loan Document (as defined in the Existing Credit Agreement), as amended hereby, to which it is a party and agrees and confirms that the Obligations are secured under and in accordance with the Loan Documents (as defined in the Existing Credit Agreement), as amended hereby, to which such party is a party. Each of the Loan Parties hereby acknowledges, confirms and agrees that the Liens, hypothecs, pledges and security interests granted pursuant to the Loan Documents (as defined in the Existing Credit Agreement), as amended hereby, are and continue to be valid, perfected and enforceable first priority liens, hypothecs, pledges and security interests (subject only to Permitted Liens entitled to priority under Applicable Law) that secure all of the Obligations on and after the date hereof. All references in each of the Loan Documents (as defined in the Existing Credit Agreement) or any related agreement or instrument, as amended hereby, to the Loan Documents (as defined in the Existing Credit Agreement) hereafter refer to each of the Loan Documents (as defined in the Existing Credit Agreement), as amended hereby.

14.21. Transitional Arrangements. Upon the effectiveness of this Agreement, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as otherwise provided in this Section 14.21. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders, the Issuing Banks, the Agents or the other Secured Parties under the Existing Credit Agreement or evidence repayment of any such indebtedness or other obligations. It is the intent of the parties hereto that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Loan Parties outstanding thereunder, secured by the Security Documents and guaranteed by the Guaranty. As of the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” (as defined in the Existing Credit Agreement) shall be subsumed within and be governed by this Agreement and the Notes. Each of the “Loans” (as defined in the Existing Credit Agreement) advanced by the Existing Lenders and outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (other than the “Tranche A-1 Loans” under and as defined in the Existing Credit Agreement, which shall be re-paid in full in cash contemporaneously with the closing of the transactions contemplated hereby) shall continue to be Loans hereunder, provided that all interest, fees and expenses owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid at the times set forth herein. As of the Closing Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to Section 2.3 and subject to the conditions of Section 2.3, Section 3.2.2, and each other provision relating to Letters of Credit hereunder, and the Borrowers hereby affirm their respective obligations thereunder.

14.22. Termination of Tranche A-1 Commitments. The parties hereto acknowledge and agree that, as of the Closing Date, the Tranche A-1 Commitments (as defined in the Existing Credit Agreement) is terminated in full.

14.23. Waiver of Early Termination Fees. Each of the Lenders hereby waives any (a) early termination fees that would otherwise be due and payable under Section 2.2.1(e) of the Existing Credit Agreement as a result of the partial termination of the US Revolver Commitments (as defined in the Existing Credit Agreement) from $124,000,000 to $115,000,000 on the date hereof (for the avoidance of doubt, this waiver shall not apply or extend to any early termination fees due and payable under Section 2.2.1(e) of this Agreement as a result of the partial or full termination of the US Revolver Commitments made on or after the Closing Date, which shall be due and payable in accordance with the provisions of Section 2.2.1(e) of this Agreement and any such fees due under this Agreement shall not be deemed waived by virtue of the provisions of this Section) and (b) early termination fees that would otherwise be due and payable under Section 2.2.2(d) of the Existing Credit Agreement as a result of the termination of the Tranche A-1 Commitments (as defined in the Existing Credit Agreement) on the date hereof.

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[Signature Pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

US BORROWER:

MAYOR’S JEWELERS, INC.

By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Marco Pasteris
	Name:	Marco Pasteris
	Title:	Group Vice President, Finance and Treasurer

CANADIAN BORROWER:

BIRKS & MAYORS INC.

By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Marco Pasteris
	Name:	Marco Pasteris
	Title:	Group Vice President, Finance and Treasurer

GUARANTORS:

CASH, GOLD & SILVER USA, INC. (formerly known as Henry Birks & Sons U.S., Inc.)
MAYOR’S JEWELERS OF FLORIDA, INC. JBM RETAIL COMPANY, INC. JBM VENTURE CO., INC.
MAYOR’S JEWELERS INTELLECTUAL PROPERTY HOLDING COMPANY

By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Marco Pasteris
	Name:	Marco Pasteris
	Title:	Group Vice President, Finance and Treasure

CASH, GOLD & SILVER INC. – OR ET ARGENT, COMPTANT INC.

By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Vice President

By:	/s/ Marco Pasteris
	Name:	Marco Pasteris
	Title:	Vice President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Mark D. Twomey
	Name:	Mark D. Twomey
	Title:	SVP

CANADIAN AGENT:

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

CO-COLLATERAL AGENTS:

BANK OF AMERICA, N.A.

By:	/s/ Mark D. Twomey
Name:	Mark D. Twomey
Title:	SVP

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Connie Liu
Name:	Connie Liu
Title:	Vice President

US LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Mark D. Twomey
	Name:	Mark D. Twomey
	Title:	SVP

US LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Connie Liu
	Name:	Connie Liu
	Title:	Vice President

US LENDERS:

BANK OF MONTREAL CHICAGO BRANCH

By:	/s/ Larry Allan Swiniarski
Name:	Larry Allan Swiniarski
Title:	Director

CANADIAN LENDERS:

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

CANADIAN LENDERS:

WELLS FARGO FOOTHILL CANADA ULC

By:	/s/ Paul Young
	Name:	Paul Young
	Title:	Vice President

CANADIAN LENDERS:

BANK OF MONTREAL

By:	/s/ Isaura Branco
	Name:	Isaura Branco
	Title:	Senior Account Manager

By:	/s/ Gary Karges
	Name:	Gary Karges
	Title:	Managing Director